UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934

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CEPHALON, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 14, 2011

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders of Cephalon, Inc. (“Cephalon”) to be held on July 14, 2011 at our corporate headquarters located at 41 Moores Road, Frazer, PA 19355 at 8:30 a.m., Eastern Daylight Time.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 1, 2011, by and among Cephalon, Inc., Teva Pharmaceutical Industries Ltd. (“Teva”) and Teva’s indirect, wholly-owned subsidiary, Copper Acquisition Corp. Under the terms of the merger agreement, Copper Acquisition Corp. will merge with and into Cephalon, with Cephalon continuing as the surviving corporation following the merger. If the merger agreement is adopted and the merger is completed, you will be entitled to receive $81.50 in cash, without interest and less any applicable withholding tax, for each share of Cephalon common stock that you own as of the effective time of the merger.

After careful consideration, our board of directors has unanimously determined that the merger agreement, the performance by Cephalon of its obligations thereunder and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of, Cephalon and its stockholders. Therefore, our board of directors has unanimously approved the merger agreement and unanimously recommends that you vote “FOR” the adoption of the merger agreement. Our board of directors also unanimously recommends that you vote “FOR” the proposal regarding certain merger-related executive compensation arrangements.

Your vote is very important, regardless of the number of shares you own. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Our board of directors considered a number of factors in evaluating the transaction and also consulted with our financial advisors and outside legal counsel. The attached proxy statement contains a detailed discussion of the background of, and reasons for, the merger, as well as the terms of the merger agreement. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement carefully and in its entirety. You may also obtain more information about Cephalon from documents we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

J. Kevin Buchi	William P. Egan
Chief Executive Officer	Chairman of the Board

The proxy statement is dated June 14, 2011, and is first being mailed to stockholders on or about June 14, 2011.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On July 14, 2011

To the Stockholders of Cephalon, Inc.:

A special meeting of stockholders of Cephalon, Inc., a Delaware corporation (“Cephalon”), will be held on July 14, 2011, at our corporate headquarters located at 41 Moores Road, Frazer, PA 19355 at 8:30 a.m., Eastern Daylight Time for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 1, 2011 (the “Merger Agreement”), by and among Cephalon, Teva Pharmaceutical Industries Ltd., an Israeli corporation (“Teva”), and Copper Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Teva (“Merger Sub”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms and subject to the conditions of the Merger Agreement, among other things, (a) Merger Sub will merge with and into Cephalon, with Cephalon being the surviving corporation (the “Merger”), and (b) each outstanding share of Cephalon’s common stock, par value $0.01 per share (other than shares owned by Teva, Merger Sub and shares held by stockholders who have perfected and not withdrawn a demand for statutory appraisal rights, if any), will be converted into the right to receive $81.50 in cash, without interest and less any applicable withholding tax, as more fully described in the accompanying proxy statement.

2. To consider and vote on any proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting.

3. To approve, by non-binding, advisory vote, certain compensation arrangements for Cephalon’s named executive officers in connection with the Merger.

4. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Our board of directors has specified June 10, 2011, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting.

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Cephalon’s common stock, and the approval of each of the proposal to adjourn the special meeting and the proposal regarding certain merger-related executive compensation arrangements requires the affirmative vote of the holders of a majority of the votes present that are entitled to vote at the special meeting, assuming a quorum is present. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you have Internet access, we encourage you to vote via the Internet. If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting. If you fail to return your proxy card or do not submit your proxy by phone or the Internet and you fail to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the meeting. The failure of any stockholder to vote in person or by proxy on the proposal to adopt the Merger Agreement will have the same effect as a vote against the adoption of the Merger Agreement, but will not affect the outcome of any vote regarding the adjournment proposal or the non-binding proposal regarding certain merger-related executive compensation arrangements. If you return a proxy card or attend the special meeting in person but abstain from voting, this will have the effect of a vote against each of the proposals.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of common stock. All stockholders should also bring photo identification.

After careful consideration, our board of directors has unanimously determined that the Merger Agreement, the performance by Cephalon of its obligations thereunder and the consummation of the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of Cephalon and Cephalon’s stockholders. Our board of directors has unanimously approved the Merger, the performance by Cephalon of its obligations thereunder and the consummation of the transactions contemplated thereby.

The board of directors unanimously recommends that you vote “FOR” adoption of the Merger Agreement, “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement and “FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements.

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope, or you may submit your proxy by telephone or the Internet by following the instructions printed on your proxy card. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the Merger Agreement, “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting and “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements.

Stockholders of Cephalon who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they submit a written demand for appraisal to Cephalon before the vote is taken on the Merger Agreement and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement beginning on page 81 and which are set forth as Annex D to the proxy statement.

By Order of the Board of Directors,

Gerald J. Pappert

Secretary

Frazer, Pennsylvania

June 14, 2011

i

ii

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 85. References to “Cephalon,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Cephalon, Inc. and its subsidiaries, and references to “the board,” “the board of directors” or “our board of directors” refer to the board of directors of Cephalon, Inc., unless, in each case, otherwise indicated or the context otherwise requires.

The Parties to the Merger (Page 19)

Cephalon, Inc.

Cephalon, a Delaware corporation, is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world. Since its inception in 1987, Cephalon’s strategy is to bring first-in-class and best-in-class medicines to patients in several therapeutic areas, with a particular focus on central nervous system disorders, pain, oncology, inflammatory disease and regenerative medicine. In addition to conducting an active research and development program, Cephalon markets numerous branded and generic products around the world. In total, Cephalon sells more than 180 products in more than 100 countries. Consistent with its core therapeutic areas, Cephalon has aligned its approximately 745 person U.S. field sales and sales management teams by area. It has a sales and marketing organization numbering approximately 640 persons that supports its presence throughout Europe, the Middle East and Africa. Cephalon’s common stock is listed on the NASDAQ Global Select Market under the symbol “CEPH.”

Teva Pharmaceutical Industries Ltd.

Teva Pharmaceutical Industries Ltd. (NASDAQ:TEVA), an Israeli corporation, is a leading global pharmaceutical company that develops, produces and markets affordable generic drugs as well as innovative and specialty pharmaceuticals and active pharmaceutical ingredients. Teva is the world’s largest generic drug maker, with a global product portfolio of more than 1,450 molecules and a direct presence in about 60 countries. Teva’s branded businesses focus on neurological, respiratory and women’s health therapeutic areas as well as biologics. Teva’s leading innovative product, Copaxone®, is the number one prescribed treatment for multiple sclerosis. Teva employs approximately 40,000 people around the world and reached $16.1 billion in net sales in 2010.

Copper Acquisition Corp.

Copper Acquisition Corp., a Delaware corporation, which we refer to as Merger Sub, is an indirect wholly owned subsidiary of Teva. Merger Sub was formed exclusively for the purpose of effecting the transactions described in this proxy statement.

The Merger (Page 23)

The Agreement and Plan of Merger, dated as of May 1, 2011, which we refer to as the merger agreement, provides that, upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into Cephalon, which we refer to as the merger. Cephalon will be the surviving corporation in the merger and will continue to do business as “Cephalon, Inc.” following the merger. In the merger, each outstanding share of Cephalon common stock (other than shares owned by Teva or Merger Sub, shares owned by Cephalon and shares held by stockholders who have properly demanded statutory appraisal rights, if any, which we refer to as dissenting shares) will be converted into the right to receive $81.50 in cash, without interest and less any applicable withholding tax. We sometimes refer to such per share cash amount in this proxy statement as the merger consideration.

Effects of the Merger (Page 12)

If the merger is completed, you will be entitled to receive $81.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock owned by you, unless you have perfected your statutory dissenter’s rights of appraisal under Delaware law with respect to the merger. As a result of the merger, Cephalon will cease to be an independent, publicly traded company and will become an indirect wholly owned subsidiary of Teva. You will not own any shares of the surviving corporation following the merger.

Treatment of Options and Other Awards (Page 51)

Cephalon Options. At the effective time of the merger, each option representing the right to acquire shares of our common stock granted under our employee benefit plans outstanding immediately prior to the effective time (whether then vested or unvested) will be cancelled in exchange for the right to receive a cash amount equal to the product of the total number of shares of common stock subject to such option multiplied by an amount equal to the excess, if any, of (a) $81.50 over (b) the exercise price per share under such option, in each case without interest and less any applicable withholding taxes. Options where the exercise price per share is equal to or greater than the $81.50 merger consideration will be cancelled for no value.

Cephalon Restricted Stock. Immediately prior to the effective time of the merger, each share of our common stock subject to a vesting criteria issued pursuant to any of our equity compensation plans will become fully vested and entitled to receive the merger consideration, without interest and less any applicable withholding taxes.

The Special Meeting (Page 20)

Date, Time and Place. The special meeting will be held on July 14, 2011 at our corporate headquarters located at 41 Moores Road, Frazer, PA 19355 at 8:30 a.m., Eastern Daylight Time.

Purpose. You will be asked to consider and vote upon (1) the adoption of the merger agreement, pursuant to which Merger Sub will merge with and into Cephalon, (2) the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the meeting, (3) a non-binding proposal regarding certain merger-related executive compensation arrangements and (4) the transaction of such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on June 10, 2011, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were          shares of our common stock issued and outstanding and entitled to vote. A majority of the shares of our common stock issued, outstanding and entitled to vote at the special meeting present in person or by proxy constitutes a quorum for the purpose of considering the proposals.

Vote Required. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of any proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies and the non-binding proposal regarding certain merger-related executive compensation arrangements each require the affirmative vote of the holders of a majority of the votes present that are entitled to vote at the special meeting, assuming a quorum is present.

Common Stock Ownership of Directors and Executive Officers. As of June 10, 2011, the directors and executive officers of Cephalon held in the aggregate approximately 2.55% of the shares of our common stock entitled to vote at the special meeting. Cephalon expects that its directors and executive officers will vote their shares of common stock “FOR” the adoption of the merger agreement and the other proposals to be considered at the special meeting.

Voting and Proxies. Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, the Internet, by returning the enclosed proxy card by mail, or by voting in person by appearing at the special meeting. If your shares of our common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote such shares of common stock using the instructions provided by your broker. If you do not provide your broker, bank or other nominee with instructions, your shares of our common stock will not be voted, which will have the same effect as a vote “AGAINST” the adoption of the merger agreement, but will not impact the vote on the other proposals. The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting.

Revocability of Proxy. Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•	if you hold your shares in your name as a stockholder of record, by written notice to our Secretary, at 41 Moores Road, Frazer, PA 19355;

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting);

•	by submitting a later-dated proxy card;

•	by re-voting by telephone or the Internet (only your latest telephone or Internet vote will be counted); or

•

if you have instructed a broker, bank or other nominee to vote your shares of our common stock, by following the directions received from your broker, bank or other nominee to change those instructions.

Recommendation of Our Board of Directors (Pages 30, 75 and 76)

The board of directors unanimously (i) determined that the merger agreement, the performance by Cephalon of its obligations thereunder and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Cephalon and its stockholders, (ii) approved the merger agreement, the performance by Cephalon of its obligations thereunder and the consummation of the transactions contemplated thereby, and (iii) resolved to recommend that the stockholders adopt the merger agreement, and directed that such matter be submitted for consideration of the stockholders of Cephalon at the special meeting. The board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements.

Interests of Cephalon’s Directors and Executive Officers in the Merger (Page 51)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest. Such interests include (i) severance payments under executive severance agreements entered into between Cephalon and its executive officers and (ii) accelerated vesting of stock options and restricted stock held by Cephalon’s executive officers and stock options held by Cephalon’s directors.

Opinions of Cephalon’s Financial Advisors (Page 34)

Each of Deutsche Bank Securities Inc., which we refer to as Deutsche Bank, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as BofA Merrill Lynch, rendered its opinion to the board of directors of Cephalon that, as of May 1, 2011 and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in their respective written opinions, the merger consideration of $81.50 in cash per share to be received by the holders of shares of Cephalon common stock in the merger was fair from a financial point of view to such holders.

The full text of the written opinions of Deutsche Bank and BofA Merrill Lynch, both dated May 1, 2011, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with each opinion, are included in this proxy statement as Annex B and Annex C, respectively, and are incorporated herein by reference. The summary of the opinions of Deutsche Bank and BofA Merrill Lynch set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinions. The opinions of Deutsche Bank and BofA Merrill Lynch were addressed to, and for the benefit and use of, the board of directors of Cephalon in connection with its consideration of the merger. Neither Deutsche Bank’s opinion nor BofA Merrill Lynch’s opinion constitutes a recommendation as to how any holder of Cephalon common stock should vote with respect to the merger. Neither Deutsche Bank nor BofA Merrill Lynch expressed any opinion as to the underlying business decision of Cephalon to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies that might have been available to Cephalon.

Cephalon has agreed to pay Deutsche Bank fees, which are currently estimated to be approximately $28 million, for its services as financial advisor to Cephalon, of which $3 million became payable upon the delivery of Deutsche Bank’s opinion (or would have become payable upon Deutsche Bank advising Cephalon that it was unable to render an opinion) and has been paid, $9 million became payable upon the withdrawal by Valeant Pharmaceuticals International, Inc., which we refer to as Valeant, of its proposal to acquire Cephalon and the remainder of which is contingent upon consummation of the merger. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, we refer to as the DB Group.

In addition, a member of the DB Group and Cephalon are parties to (a) certain convertible note hedge transactions issued by the DB Group and purchased by Cephalon as hedges to the conversion features of the convertible senior subordinated notes issued by Cephalon in 2005 and 2009 and (b) certain warrants issued by Cephalon and purchased by the DB Group. We refer to the convertible note hedge transactions as the hedge transactions, and to the convertible senior subordinated notes as the convertible notes. The hedge transactions and the warrants are call options on Cephalon common stock. The warrants have higher strike prices than the effective strike prices of the hedge transactions. Cephalon expects that the hedge transactions will be exercised, and the warrants will be settled in connection with the merger, in each case in accordance with their terms. Exercise of the hedge transactions will involve payments by the DB Group to Cephalon and settlement of the warrants will involve payments by Cephalon to the DB Group in amounts that are currently undetermined. An example of such payments is provided below.

The DB Group has advised Cephalon that, since the entry into the hedge transactions and the warrants, the DB Group has hedged, and will continue to hedge until their exercise or settlement, respectively, certain risks and exposures (including, among others, equity price risk) under the hedge transactions and the warrants through market transactions (including by purchasing or selling the convertible notes or Cephalon common stock, or entering into or unwinding derivative transactions) and that certain of such hedging activity is designed to make the DB Group indifferent to the exercise value of the warrants and its payment obligations under the hedge transactions.

The terms of the hedge transactions contain contractual limitations on payments related to the time value of the hedge transactions to Cephalon in the case of conversions of the convertible notes prior to their maturity in connection with certain merger events, such as the merger. Because of these contractual limitations, which were designed so Cephalon could achieve certain tax and commercial objectives, the possibility existed that the DB Group could recognize a significant contractual benefit under the terms of the hedge transactions in the event of early conversions of convertible notes and corresponding exercises of the hedge transactions, such as in connection with the merger. The contractual benefit to the DB Group would be the time value of the hedge transactions not fully paid to Cephalon as a result of the contractual limitations described above.

Assuming market conditions, including stock prices prevailing during the period of Deutsche Bank’s engagement as financial advisor, prior to the execution of the April 15, 2011 letter agreement among Cephalon, Deutsche Bank AG and Deutsche Bank described below, the value of the contractual benefit to the DB Group generally would have decreased as the cash acquisition price for the shares of Cephalon common stock increased (and vice versa). Other market conditions, such as interest rates and volatilities, as well as the time remaining to expiration of the hedge transactions, will also affect the value of the contractual benefit to the DB Group.

To address the matters described in the prior paragraph and in connection with the retention of Deutsche Bank as a financial advisor to Cephalon, Deutsche Bank and Cephalon entered into a letter agreement dated November 4, 2009. This letter agreement provided, among other things, that before Cephalon entered into any definitive agreement providing for a business combination transaction, Cephalon and Deutsche Bank would enter into a mutually acceptable agreement designed to fix the DB Group’s contractual benefit with respect to the exercise of the hedge transactions, such that the DB Group would be indifferent under the hedge transactions to the price paid for the Cephalon common stock in a cash acquisition of Cephalon, such as the merger. In connection with the merger, Deutsche Bank, Deutsche Bank AG and Cephalon entered into a letter agreement dated April 15, 2011 that provided that, in connection with the exercise of the hedge transactions, the DB Group would fix the value of the contractual benefit at $151,800,000. The fixing methodology does not mean that the DB Group will receive $151,800,000 in cash upon exercise of the hedge transactions. Rather, the $151,800,000 value of the contractual benefit will be settled through a cash payment of an amount equal to the difference between $151,800,000 and the actual contractual benefit calculated by the DB Group in connection with the exercise of the hedge transactions in accordance with their terms. Such amount will be payable at the time of exercise of the hedge transactions by Cephalon to the DB Group if the actual contractual benefit calculated by the DB Group is less than $151,800,000 or by the DB Group to Cephalon if the actual contractual benefit calculated by the DB Group exceeds $151,800,000.

Concurrently with the exercise of the hedge transactions, the DB Group will engage in hedging and other market transactions (including purchasing the notes or Cephalon common stock or entering into or unwinding derivative transactions) intended to actually realize these contractual benefits, as well as to manage the hedges of the warrants. However, that hedging activity is at the DB Group’s own risk, and may result in a loss or profit to the DB Group in an amount that may be less than or greater than the expected contractual benefit fixed with Cephalon. This amount will not be known until all of the hedge transactions have been exercised and all of the warrants have been settled in accordance with their terms and the DB Group has completed all of its related hedge unwind activities after closing of the merger.

Separate from the hedge transactions, the terms of the warrants provide for certain cash payments to the DB Group to compensate the DB Group for its losses arising from the cancellation of the warrants in connection with the merger.

To illustrate how the cash payments under these transactions would relate to each other, assuming market conditions as of June 13, 2011, merger consideration of $81.50 per share in cash, closing of the merger on August 31, 2011 and conversion of all of Cephalon’s outstanding convertible notes on August 31, 2011, it is expected that (i) exercises by Cephalon of all outstanding hedge transactions would result in a payment by the DB Group to Cephalon of approximately $738.8 million, (ii) settlement of all outstanding warrants would result in a payment by Cephalon to the DB Group of approximately $596.5 million and (iii) a payment under the April 15, 2011 letter agreement relating to the fixing methodology described above of approximately $19.9 million would be made by Cephalon to the DB Group. Although the foregoing three transactions will be settled separately, these transactions would result in a net payment by the DB Group to Cephalon of approximately $122.4 million. Each of the foregoing amounts will vary depending on the actual closing date of the merger, actual conversion date(s) for the convertible notes and market conditions (including interest rates) at the time of the exercises and settlements and may be significantly different from the amounts described above.

Cephalon has agreed to pay BofA Merrill Lynch fees of approximately $21 million for its services as financial advisor to Cephalon, of which of $3 million became payable upon the delivery by BofA Merrill Lynch of its opinion to the board of directors of Cephalon and has been paid, $4.5 million became payable upon the withdrawal by Valeant of its proposal to acquire Cephalon, and the remainder is contingent upon consummation of the merger.

For a more complete description, see “The Merger — Opinions of Cephalon’s Financial Advisors”. Also see Annexes B and C to this proxy statement.

Regulatory Approvals (Page 58)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, which we refer to as the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the applicable waiting period has expired or been terminated. Each of Teva and Cephalon filed on May 13, 2011 notification and report forms under the HSR Act with the FTC and the DOJ. On June 13, 2011, Cephalon and Teva received requests for additional information and documentary material from the FTC, regarding the merger. The information requests, also known as a “second requests,” were issued under the HSR Act and will extend the waiting period imposed by the HSR Act until 11:59 p.m. on the 30th calendar day following the date that the parties certify substantial compliance with such request.

Under the Council Regulation 139/2004 of the European Community, as amended, which we refer to as EC Merger Regulation or ECMR, the merger may not be completed until a notification has been filed with and approval has been granted by the European Commission. Teva will file shortly the Form CO notification with the European Commission. The initial review period under the ECMR will expire on the 25th business day following filing with the European Commission, unless Teva needs to offer remedies to address serious doubts raised by the European Commission as a condition for the approval of the merger. If the European Commission expresses such serious doubts and Teva decides to make such an offer during the initial period, the initial review period will expire on the 35th business day following the filing.

In addition, under the merger control rules of jurisdictions outside the United States and the European Union, filings will be required in certain other jurisdictions where the parties conduct their business. We cannot assure you that an antitrust or other regulatory challenge to the merger will not be made. If a challenge is made, we cannot predict the result. The parties are currently in the process of reviewing where merger control filings or approvals may be required or advisable in other foreign jurisdictions. For a more detailed discussion of the requirements regarding regulatory matters under the merger agreement, please see “The Merger — Regulatory Approvals” beginning on page 58 of this proxy statement and “The Merger Agreement — Agreements to Use Reasonable Best Efforts” beginning on page 69 of this proxy statement.

Material United States Federal Income Tax Consequences (Page 56)

The exchange of shares of our common stock for cash pursuant to the merger agreement generally will be a taxable transaction to U.S. holders (as defined below in “The Merger – Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders”) for U.S. federal income tax purposes. U.S. holders who exchange their shares of our common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the merger and their adjusted tax basis in their shares of our common stock. You should consult your own tax advisor for a complete analysis of the federal, state, local and/or foreign tax consequences of the merger to you. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to our Stock holders” beginning on page 56.

Conditions to the Merger (Page 71)

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction (or waiver if permissible under applicable law) of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•

all waiting periods (and all extensions thereof) applicable to the merger under the HSR Act must have been terminated or have expired and any required approval of the merger by the European Commission shall have been obtained pursuant to the EC Merger Regulations;

•	no law or order issued by a governmental authority shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal.

Conditions to Teva’s and Merger Sub’s Obligations. The obligations of Teva and Merger Sub to complete the merger are subject to the satisfaction (or waiver if permissible under applicable law) of the following conditions:

•

representations and warranties made by Cephalon regarding certain matters relating to Cephalon’s organization, capitalization, corporate authority to enter into the merger agreement, certain board approvals relating to the merger and the required vote of the Company’s stockholders being true and correct in all material respects as though made on and as of the effective time of the merger (except to the extent made as of a specific date);

•

each of the representations and warranties made by Cephalon set forth in the merger agreement, other than those listed above, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or “Company Material Adverse Effect” being true and correct as of the date of the merger agreement and as of the effective time of the merger (except to the extent made as of a specific date), except where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a “Company Material Adverse Effect” (as defined in the merger agreement, as described in “The Merger Agreement — Representations and Warranties” beginning on page 62 of this proxy statement).

•	Cephalon must have performed or complied with in all material respects all of its covenants required to be performed by it under the merger agreement at or prior to the closing date;

•

since the date of the merger agreement, there must not have been any change, event, occurrence, circumstance or effect which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

•

Cephalon must deliver to Teva at closing a certificate with respect to the satisfaction of the foregoing conditions relating to its representations, warranties and covenants and the absence of any Company Material Adverse Effect.

The merger is not conditioned upon the receipt by Teva of financing.

Conditions to Cephalon’s Obligations. The obligation of Cephalon to complete the merger is subject to the satisfaction (or waiver if permissible under applicable law) of the following additional conditions:

•

all the representations and warranties of Teva and Merger Sub set forth in the merger agreement, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or any change, event, occurrence or effect which, individually or in the aggregate, would reasonably be expected to prevent or materially impede or materially delay the consummation by Teva or Merger Sub of the transactions contemplated in the merger agreement being true and correct as of the date of the merger agreement and as of the effective time of the merger agreement with the same effect as though made on and as of the effective time of the merger agreement (except to the extent made as of a specific date), except where such failures to be so true and correct would not have or reasonably be expected not to, individually or in the aggregate, prevent or materially impede or materially delay the consummation by Teva or Merger Sub of the transactions contemplated by the merger agreement;

•	Teva and Merger Sub must have performed in all material respects all of their covenants required to be performed by them under the merger agreement at or prior to the closing date; and

•	Teva must deliver to Cephalon at closing a certificate with respect to the satisfaction of the foregoing conditions relating to its and Merger Sub’s representations, warranties and covenants.

No Solicitation of Other Offers (Page 66)

Subject to certain exceptions, the merger agreement provides that Cephalon and its subsidiaries and their respective directors, officers and employees shall not, and Cephalon shall use its reasonable best efforts to direct and cause its and its subsidiaries’ advisors, attorneys, accountants, consultants, financing sources and other representatives not to, directly or indirectly, solicit, initiate or knowingly encourage or knowingly facilitate any “takeover proposal” (as defined in the merger agreement; see “The Merger Agreement – No Solicitation of Other Offers” on page 66 of this proxy statement ), enter into, or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any takeover proposal, or otherwise propose or publicly announce an intention to take any such action or any other action which would reasonably be expected to lead to, encourage or facilitate a takeover proposal.

Ability to Change Board Recommendation (Page 68)

The merger agreement generally restricts the ability of our board of directors to withhold, withdraw, qualify or modify its recommendation that Cephalon stockholders adopt the merger agreement. However, Cephalon’s board of directors may withdraw, modify or qualify its approval of the merger agreement in a manner adverse to Teva or approve or recommend a takeover proposal made by a third party (or publicly propose to do any of the foregoing), which such actions we refer to as an adverse recommendation change, if it determines in good faith, following consultation with outside counsel, that failure to do so would reasonably be expected to be a violation of its fiduciary duties under applicable law and:

•

our board of directors receives a written takeover proposal that is not withdrawn and our board of directors determines in good faith, after consultation with our independent financial advisors and outside legal counsel, that such takeover proposal constitutes a “superior proposal” (as defined in the merger agreement, see “The Merger Agreement – No Solicitation of Other Offers” on page 68 of this proxy statement); or

•

a material development or change in circumstance (other than (A) in respect of a takeover proposal or (B) relating to Teva and not also to Cephalon), which we refer to as an intervening event, arises after May 1, 2011 that was not known by our board of directors as of such date.

If Cephalon’s board of directors intends to effect an adverse recommendation change following receipt of a superior proposal, it must provide Teva with four business days’ notice of our board of directors’ intent to change its recommendation, negotiate in good faith with Teva during such four business day period and, after taking into account any revised offer by Teva, Cephalon’s board of directors must continue to believe that the takeover proposal constitutes a superior proposal.

Termination of the Merger Agreement (Page 72)

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Cephalon and Teva;

•	by either Cephalon or Teva if:

•

the merger is not completed on or before December 2, 2011, which we refer to as the walk-away date, subject to an automatic extension to March 2, 2012 if all the conditions to consummate the merger have been satisfied, waived or remain capable of satisfaction except those relating to regulatory approvals and the party seeking to terminate the merger agreement has not failed to perform its obligations under the merger agreement in a manner that is the primary cause of the failure of the merger to be consummated on or before the walk-away date;

•

any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the merger shall become final and non-appealable; provided, that the party seeking to terminate the merger agreement has not breached in any material respect its obligations to use reasonable best efforts to cause the merger to be consummated as described in further detail in “The Merger Agreement — Agreements to Use Reasonable Best Efforts” beginning on page 69;

•	the Cephalon stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof;

•	by Teva, if:

•

Cephalon has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement, such breach or condition is not curable by the walk-away date, or if curable, is not cured within the earlier of 30 days after written notice of such breach from Teva stating Teva’s intention to terminate the merger agreement and Teva is not otherwise in material breach of any of its representations, warranties, covenants or agreements;

•	Cephalon’s board of directors effects an adverse recommendation change or fails to include its recommendation in the proxy statement that our stockholders adopt the merger agreement;

•	following the receipt of a takeover proposal, Cephalon fails to reject or publicly recommend against such takeover proposal within 10 business days after such takeover proposal becomes public;

•

following the commencement of a tender offer or exchange offer for outstanding shares of Cephalon’s common stock (other than by Teva or its affiliates), Cephalon fails to recommend against such tender or exchange offer within 10 business days; or

•	Cephalon’s board of directors fails to reaffirm publicly its recommendation of the merger within 10 business days of Teva’s written request for such reaffirmation.

•	by Cephalon, if:

•

Teva or Merger Sub have breached or fail to perform any of its representations, warranties, covenants or agreements under the merger agreement by the walk-away date such that certain conditions to closing would not be satisfied and such breach or condition is not curable, or if curable, is not cured, within 30 days after written notice of such breach from Cephalon’s stating Cephalon’s intention to terminate the merger agreement and Cephalon is not otherwise in material breach of any of its representations, warranties, covenants or agreements; or

•

prior to obtaining stockholder approval, Cephalon terminates the merger agreement in order to enter into an agreement with respect to takeover proposal from a third party that is a superior proposal, provided that prior to termination, Cephalon provides Teva with four business days’ notice of our board of directors’ intent to terminate, negotiates in good faith with Teva during such four business day period, after taking into account any revised offer by Teva, Cephalon’s board of directors continues to believe that the takeover proposal constitutes a superior proposal and Cephalon pays a termination fee to Teva concurrently with termination.

Termination Fee (Page 73)

If the merger agreement is terminated by Cephalon or by Teva or Merger Sub under the conditions described in further detail below, a termination fee in the amount of $275,000,000, which we refer to as the termination fee, may be payable by Cephalon to Teva.

Cephalon must pay the termination fee to Teva if:

•

Cephalon or Teva terminate the merger agreement because the Cephalon’s stockholders fail to adopt the merger agreement and a bona fide takeover proposal is publicly disclosed and not clearly withdrawn in good faith prior to the special meeting and, within 12 months after the termination of the merger agreement, Cephalon enters into an agreement and consummates a transaction involving: (A) any assets or businesses of Cephalon and its subsidiaries representing 50% or more of Cephalon’s consolidated assets or to which 50% or more of Cephalon’s revenues, net income or earnings before interest expense, taxes depreciation and amortization on a consolidated basis are attributable; or (B) acquisition of beneficial ownership of 50% or more of any class of equity securities of Cephalon pursuant to a merger, consolidation, business combination, sale of shares of capital stock, tender offer, exchange offer, license agreement or similar transaction, which we refer to as a tail period transaction;

•

Cephalon or Teva terminate the merger agreement following the walk-away date, and prior to termination Cephalon failed to hold the special meeting to approve the merger (as described in further detail in “The Merger Agreement — Agreements to Use Reasonable Best Efforts” beginning on page 69) and a bona fide takeover proposal has been publicly disclosed and not clearly withdrawn in good faith prior to the termination date and within 12 months after the termination of the merger agreement, Cephalon enters into a tail period transaction;

•

Teva terminates the merger agreement because Cephalon materially breached the merger agreement and a bona fide takeover proposal has been publicly disclosed and not clearly withdrawn in good faith prior to such breach, and, within 12 months after the termination of the merger agreement, Cephalon enters into a tail period transaction;

•	Teva terminates the merger agreement because:

•	our board of directors effects an adverse recommendation change or fails to include its recommendation in the proxy statement that our stockholders adopt the merger agreement;

•	following the receipt of a takeover proposal, Cephalon fails to reject or publicly recommend against such takeover proposal within 10 business days after such takeover proposal becomes public;

•

following the commencement of a tender offer or exchange offer for outstanding shares of our common stock (other than by Teva or its affiliates), Cephalon fails to recommend against such tender offer or exchange offer within 10 business days; or

•	Cephalon’s board of directors fails to reaffirm publicly its recommendation of the merger within 10 business days of Teva’s written request for such reaffirmation; or

•	Cephalon terminates the merger agreement in order to enter into an agreement with respect to a superior proposal.

The merger agreement provides that in no event will we be required to pay the termination fee on more than one occasion. If we pay a termination fee to Teva, such termination fee shall be Teva’s and Merger Sub’s sole and exclusive remedy in circumstances where the termination fee is payable, except where Cephalon has willfully and materially breached its covenants with respect to its obligations regarding the proxy, the stockholder’s meeting or non-solicitation of other transactions, in which case Teva may seek to recover additional damages net of any termination fee payable by Cephalon to Teva.

Appraisal Rights (Page 81)

Under Delaware law, holders of our common stock who follow certain specified procedures and who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law (including Section 262 of the DGCL, the text of which can be found in Annex D of this proxy statement), which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of our common stock intending to exercise appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your ability to seek and obtain appraisal rights.

Market Price of Common Stock (Page 77)

The closing sale price of our common stock on the NASDAQ Global Select Market (“NASDAQ”) on March 29, 2011, the last trading day before Valeant publicly announced its proposal to acquire Cephalon for $73.00 per share in cash, was $58.75. The closing sale price of our common stock on NASDAQ on April 29, 2011, the last trading day prior to the announcement of the merger, was $77.02. On June 13, 2011, the last trading day before the date of this proxy statement, our common stock closed at $79.71 per share.

Treatment of Outstanding Debt (Page 51)

As of May 25, 2011, Cephalon had outstanding $500 million aggregate principal amount of 2.50% Convertible Senior Subordinated Notes due 2014, which we refer to as the 2.50% Convertible Notes, and $820 million aggregate principal amount of 2.00% Convertible Senior Subordinated Notes due June 1, 2015, which we refer to as the 2.00% Convertible Notes, and which we collectively refer to as the convertible notes. Commencing upon the closing of the merger, holders of the convertible notes will have the option to require us to purchase for cash all or any part of the convertible notes, in accordance with the terms of the convertible notes, at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, payable in cash.

Additionally, in connection with the merger, the convertible notes will be convertible pursuant to their terms, at the option of the holder, into the right to receive an amount in cash and shares of common stock (which share consideration will be settled following consummation of the merger through the receipt of the applicable cash merger consideration) determined pursuant to the terms of the applicable indenture. In addition, as a result of the merger, (i) the conversion rate of the 2.50% Convertible Notes (currently 14.4928 shares per $1,000 principal amount) will be increased during the applicable conversion period specified in the indenture by a “make whole” premium, calculated in accordance with the indenture governing the 2.50% Convertible Notes, and (ii) a “make whole” premium will be determined for the 2.0% Convertible Notes in accordance with the terms of the applicable indenture as a percentage of their principal amount (resulting in an effective increase in the conversion rate of the 2.0% Convertible Notes (currently 21.4133 shares per $1,000 principal amount)). For illustrative purposes only, if the merger were to be consummated and all Convertible Notes converted on August 31, 2011 following such consummation during the applicable conversion periods, an aggregate of $2.08 billion in cash will be payable to holders of the Convertible Notes.

Fees and Expenses (Page 70)

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Cephalon stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page 85.

Q:	What am I being asked to vote on?

A:	You are being asked to adopt a merger agreement that provides for the acquisition of Cephalon by Teva. Once the merger agreement has been adopted by our stockholders and other closing conditions under the merger agreement have been satisfied or waived, Merger Sub, an indirect wholly-owned subsidiary of Teva, will merge with and into Cephalon. Cephalon will be the surviving corporation in the merger and will become an indirect wholly-owned subsidiary of Teva. You are also being asked to vote to adjourn the special meeting to a later date if necessary or appropriate to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting and a non-binding proposal regarding certain merger-related executive compensation arrangements. This proxy statement contains important information about the proposed acquisition and the special meeting of stockholders and you should read this proxy statement carefully and in its entirety.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive $81.50 in cash, without interest and less any applicable withholding tax, for each share of our common stock that you own at the effective time of the merger, unless you have perfected your appraisal rights with respect to the merger. For example, if you own 100 shares of our common stock at the effective time of the merger, you will receive $8,150 in cash in exchange for your shares of our common stock, less any applicable withholding tax. You will not own any shares in Cephalon or the surviving corporation following the merger.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders of Cephalon will be held on July 14, 2011, at our corporate headquarters located at 41 Moores Road, Frazer, PA 19355 at 8:30 a.m., Eastern Daylight Time.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of Cephalon as of the close of business on June 10, 2011, the record date for the special meeting, are entitled to receive notice of the special meeting and to vote the shares of Cephalon common stock that they held at that time at the special meeting, or at any adjournment or postponement of the special meeting.

Q:	Who is entitled to attend the special meeting?

A:	Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of common stock. All stockholders should also bring photo identification.

Q:	What vote is required for Cephalon’s stockholders to adopt the merger agreement?

A:	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. As of the close of business on June 10, 2011, the record date for the special meeting, there were 77,333,871 shares of Cephalon common stock issued and outstanding.

Q:	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and the non-binding proposal regarding certain merger-related executive compensation arrangements?

A:	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and the non-binding proposal regarding certain merger-related executive compensation arrangements each require the affirmative vote of the holders of a majority of the votes present that are entitled to vote at the special meeting, assuming a quorum is present.

Q:	How does Cephalon’s board of directors recommend that I vote?

A:	The board of directors, after careful consideration of a variety of factors described in this proxy statement, unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements. You should read “The Merger — Reasons for the Merger; Recommendation of our Board of Directors” beginning on page 30 of this proxy statement for a discussion of the factors that the board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not adopted by our stockholders, or if the merger is not consummated for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Cephalon will remain an independent public company and our common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, Cephalon may be required to pay Teva the termination fee described under the caption “The Merger Agreement — Termination Fee” beginning on page 73 of this proxy statement.

Q:	What is the status of Valeant’s proposal to acquire Cephalon and its consent solicitation to remove and replace Cephalon’s board of directors?

A:	On May 2, 2010, Valeant announced in a press release that it had withdrawn its consent solicitation to remove and replace the Board and that Valeant would seek strategies other than an acquisition of the Company. Cephalon stockholders do not need to take any action in respect of Valeant, its proposal to acquire Cephalon for $73.00 in cash or Valeant’s consent solicitation to remove and replace Cephalon’s board of directors.

Q:	What do I need to do now?

A:	We urge you to carefully read this proxy statement, including its annexes, and to consider how the merger affects you. Even if you plan to attend the special meeting, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to vote via the Internet. You can also attend the special meeting and vote in person. If you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. YOU WILL RECEIVE DETAILED INSTRUCTIONS CONCERNING EXCHANGE OF YOUR STOCK CERTIFICATES IF THE MERGER IS CONSUMMATED.

Q:	How do I vote?

A:	You may vote by:

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card;

•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	attending the special meeting and voting in person; or

•	if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

If you return your signed and dated proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the adjournment proposal and “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements. If you do not return your signed and dated proxy card, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement, but will not have an effect on the other proposals at the special meeting, so long as a quorum is otherwise present.

Q:	How can I change or revoke my vote?

A:	You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by written notice to our Secretary, at 41 Moores Road, Frazer, PA 19355;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	by re-voting by telephone or the Internet (only your latest telephone or Internet vote will be counted); or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement, but will not have an effect on the proposal to adjourn the special meeting and the non-binding proposal regarding certain merger-related compensation arrangements.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:	If you also hold shares directly as a record holder, in “street name,” or otherwise through a nominee, you may receive more than one proxy and/or set of voting instructions relating to the special meeting.

These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q:	How does a participant in Cephalon’s 401(k) plan vote his or her shares of common stock held in such plans?

A:	If you participate in the Cephalon, Inc. 401(k) Profit Sharing Plan, which we refer to as the 401(k) plan, the trustee of the 401(k) plan will vote shares of common stock equal to the number of shares of Cephalon common stock equivalent to the interest in Cephalon common stock credited to your account as of the record date according to your instructions. A participant’s allocated 401(k) shares of common stock will not be voted by the trustee if no instructions are received from such participant. Participants in the 401(k) plan have received separate instructions from The Vanguard Group in connection with this proxy statement that provide information on how to vote the participant’s shares of common stock in the 401(k) plan.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $81.50 per share in cash to be received by our stockholders in the merger. In order to receive the $81.50 per share, you must hold your shares through completion of the merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions. In order to perfect appraisal rights, you must follow exactly the procedures specified under Delaware law. See “Dissenters’ Rights of Appraisal” beginning on page 81 and Annex D to this proxy statement.

Q:	Will the merger be taxable to me?

A:	The receipt of cash in exchange for your shares of common stock pursuant to the merger will generally be a taxable transaction to U.S. holders (as defined below in “The Merger – Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 56) for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local and/or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between the amount of cash received by that stockholder in the merger and that holder’s adjusted tax basis in the shares of common stock exchanged for cash in the merger. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax consequences of the merger to you. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 56.

Q:	When is the merger expected to be completed?

A:

We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the third quarter of 2011, subject to the satisfaction or waiver of all closing conditions.

However, the exact timing of the completion of the merger cannot be predicted. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement — Effective Time” and “The Merger Agreement — Conditions to the Merger” beginning on pages 60 and 71 of this proxy statement, respectively.

Q:	Will a proxy solicitor be used?

A:	Yes. Cephalon has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting and Cephalon estimates it will pay Innisfree M&A Incorporated a fee of approximately $40,000. Cephalon has also agreed to reimburse Innisfree M&A Incorporated for reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify Innisfree M&A Incorporated against certain losses, costs and expenses.

Q:	Who can help answer any other questions that I have?

A:	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Innisfree M&A Incorporated, our proxy solicitor, toll-free at (877)-800-5186 (banks and brokers call collect at (212) 750-5833).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 which may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “intends,” “projects,” “estimates” or other words of similar meaning including, without limitation, under the headings “Summary Term Sheet,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “Reasons for the Merger; Recommendation of Our Board of Directors,” “Opinion of Deutsche Bank Securities Inc.,” “Opinion of Merrill Lynch Pierce Fenner & Smith Incorporated,” “Prospective Financial Information,” “Regulatory Approvals,” and “Litigation Related to the Merger.”

Forward-looking statements are based on certain assumptions and expectations of future events. Cephalon cannot guarantee that these assumptions and expectations are accurate or will be realized. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully in documents filed with the Securities and Exchange Commission, which we refer to as the SEC, by Cephalon, particularly under the heading “Risk Factors” in Part 1, Item 1A of Cephalon’s Annual Report on Form 10-K, for the year ended December 31, 2010, Form 10-Q for the quarterly period ended March 31, 2011 and subsequent filings with the SEC, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to:

•	the acceptance of our products by physicians and patients in the marketplace, particularly with respect to our recently launched products;

•

our ability to obtain regulatory approvals to sell our product candidates, including any additional future indications for TREANDA, FENTORA and NUVIGIL, and to launch such products or indications successfully;

•	scientific or regulatory setbacks with respect to research programs, clinical trials, manufacturing activities and/or our existing products;

•	the timing and unpredictability of regulatory approvals;

•	unanticipated cash requirements to support current operations, expand our business or incur capital expenditures;

•	a finding that our patents are invalid or unenforceable or that generic versions of our marketed products do not infringe our patents or the “at risk” launch of generic versions of our products;

•

our agreement with certain parties to grant a non-exclusive royalty-bearing license to market and sell a generic version of PROVIGIL in the United States, effective in April 2012, subject to applicable regulatory considerations and our agreement with Teva to generally allow for entry in October 2012 outside of the United States; we expect that PROVIGIL sales will erode beginning in April 2012 and beyond, and it is possible that NUVIGIL sales will also be affected by PROVIGIL generic competition;

•	the loss of key management or scientific personnel;

•	the activities of our competitors in the industry;

•

regulatory, legal or other setbacks or delays with respect to the settlement agreements with the U.S. Attorney’s Office, the U.S. Department of Justice, the U.S. Office of Inspector General and other federal entities, the state settlement agreements and Corporate Integrity Agreement related thereto, the settlement agreements with the Offices of the Attorneys General of Connecticut and Massachusetts, our settlements of the PROVIGIL patent litigation and the ongoing litigation related to such settlements, and certain other patent infringement lawsuits and proceedings;

•

our ability to integrate successfully technologies, products and businesses we acquire (or have a right to acquire) and realize the expected benefits from those acquisitions, including our recent acquisitions of Mepha GmbH, Ception Therapeutics, Inc., BioAssets Development Corporation, Inc. and Gemin X Pharmaceuticals, Inc., our option to acquire Alba Therapeutics Corporation, our equity position in, and possible acquisition by takeover bid of, ChemGenex Pharmaceuticals Limited and our strategic alliance with Mesoblast Ltd.;

•	adverse decisions of government entities and third-party payers regarding reimbursement for our products;

•	market conditions generally or in the biopharmaceutical industry that make raising capital or consummating acquisitions difficult, expensive or both;

•	the effect of volatility of currency exchange rates;

•	enactment of new government laws, regulations, court decisions, regulatory interpretations or other initiatives that are adverse to us or our interests;

•	pending, threatened or future legal proceedings, including legal proceedings that have been or may be instituted against Cephalon and others relating to the merger agreement;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the effect of the announcement of the merger on our business relationships (including with employees, customers and suppliers), operating results and business generally;

•	the failure of stockholders of Cephalon to approve the merger;

•

the timing (including possible delays) and receipt of regulatory approvals from various governmental authorities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental authorities may deny approvals of the merger;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	risks that the proposed transactions disrupt current business plans and operations and the potential difficulties in attracting and retaining employees as a result of the merger; and

•	the timing of the completion of the merger and the impact of the merger on our indebtedness, capital resources, cash requirements, profitability, management resources and liquidity.

Any forward-looking statement made by us in this proxy statement speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Except as required by applicable law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

THE PARTIES TO THE MERGER

Cephalon

Cephalon, Inc.

41 Moores Road

P.O. Box 4011

Frazer, Pennsylvania 19355

(610) 344–0200

Cephalon, a Delaware corporation, is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world. Since its inception in 1987, Cephalon’s strategy is to bring first-in-class and best-in-class medicines to patients in several therapeutic areas, with a particular focus on central nervous system disorders, pain, oncology, inflammatory disease and regenerative medicine. In addition to conducting an active research and development program, Cephalon markets numerous branded and generic products around the world. In total, Cephalon sells more than 180 products in more than 100 countries. Consistent with its core therapeutic areas, Cephalon has aligned its approximately 745 person U.S. field sales and sales management teams by area. It has a sales and marketing organization numbering approximately 640 persons that supports its presence throughout Europe, the Middle East and Africa. Cephalon’s common stock is listed on the NASDAQ Global Select Market under the symbol “CEPH.”

Teva

Teva Pharmaceutical Industries Ltd.

5 Basel Street, P.O. Box 3190

Petach Tikva 49131 Israel

+972-3-914-8171

Teva Pharmaceutical Industries Ltd. (NASDAQ:TEVA), an Israeli corporation, is a leading global pharmaceutical company that develops, produces and markets affordable generic drugs as well as innovative and specialty pharmaceuticals and active pharmaceutical ingredients. Teva is the world’s largest generic drug maker, with a global product portfolio of more than 1,450 molecules and a direct presence in about 60 countries. Teva’s branded businesses focus on neurological, respiratory and women’s health therapeutic areas as well as biologics. Teva’s leading innovative product, Copaxone®, is the number one prescribed treatment for multiple sclerosis. Teva employs approximately 40,000 people around the world and reached $16.1 billion in net sales in 2010.

Merger Sub

Copper Acquisition Corp.

c/o Teva Pharmaceutical Industries Ltd.

5 Basel Street, P.O. Box 3190

Petach Tikva 49131 Israel

+972-3-914-8171

Copper Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Teva, was formed exclusively for the purpose of effecting the merger.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on July 14, 2011 at Cephalon’s corporate headquarters located at 41 Moores Road, Frazer, PA 19355 at 8:30 a.m., Eastern Daylight Time or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon adoption of the merger agreement, to consider and vote on any proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting, to consider and vote upon a non-binding proposal regarding certain merger-related executive compensation arrangements and to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof. Our stockholders must adopt the merger agreement in order for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about June 14, 2011.

Record Date and Quorum

Cephalon’s board of directors has specified June 10, 2011, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were 77,333,871 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Securities Held by Directors and Executive Officers

As of June 10, 2011, the directors and executive officers of Cephalon held and were entitled to vote, in the aggregate, 1,970,458 shares of our common stock, representing approximately 2.55% of the outstanding common stock. Cephalon expects that its directors and executive officers will vote all of their shares of common stock “FOR” the adoption of the merger agreement and the other proposals to be considered at the special meeting.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements and in accordance with the best judgment of the individuals named in the enclosed proxy card on any other matters properly brought before the special meeting for a vote.

Banks or brokerage firms who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the adoption of the merger agreement.

Therefore, absent specific instructions from the beneficial owner of the shares, banks or brokerage firms are not empowered to vote the shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”). If your shares of Cephalon common stock are held in street name by a bank or brokerage firm, you must obtain a legal proxy from such bank or brokerage firm in order to vote in person at the special meeting. Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions.

If you participate in the 401(k) plan, the trustee of the 401(k) plan will vote shares of common stock equal to the number of shares of Cephalon common stock equivalent to the interest in Cephalon common stock credited to your account as of the record date according to your instructions. A participant’s allocated 401(k) shares of common stock will not be voted by the trustee if no instructions are received from such participant. Participants in the 401(k) plan have received separate instructions from The Vanguard Group in connection with this proxy statement that provide information on how to vote the participant’s shares of common stock in the 401(k) plan.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by written notice to our Vice President and Secretary, at 41 Moores Road, P.O. Box 4011, Frazer, Pennsylvania 19355;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	by re-voting by telephone or the Internet (only your latest telephone or Internet vote will be counted); or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes to adopt the merger agreement at the time of such adjournment. Our Fourth Amended and Restated Bylaws provide that any adjournment may be made without prior notice if announced at the meeting at which the adjournment is taken and if the adjournment is to a date that is not greater than 30 days after the original date fixed for the special meeting and no new record date is fixed for the adjourned meeting. Any signed proxies received by us prior to 8:30 a.m., Eastern Daylight Time, on the date of the special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes to adopt the merger agreement at the time of such adjournment. Whether or not a quorum exists, holders of a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the special meeting may adjourn the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Cephalon on behalf of its board of directors. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation. We will pay Innisfree M&A Incorporated approximately a fee of $40,000 plus a fee per phone call and reasonable out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Innisfree M&A Incorporated against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Innisfree M&A Incorporated, our proxy solicitor, toll-free at (877) 800-5186 (banks and brokers call collect at (212) 750-5833).

THE MERGER

The Proposal to Adopt the Merger Agreement

On May 1, 2010, Cephalon, Teva and Merger Sub entered into the merger agreement. Cephalon’s board of directors has unanimously determined that the merger agreement, the performance by Cephalon of its obligations thereunder and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of, Cephalon and its stockholders.

Cephalon stockholders will be asked to consider and vote on a proposal at the special meeting to adopt the merger agreement pursuant to the requirements of Delaware law.

Vote Required for Adoption of the Merger Agreement

Adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote as of the record date. For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and properly executed broker non-votes, if any, will be counted as present for the purpose of determining whether a quorum is present at the special meeting. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote against the proposal to adopt the merger agreement and the adjournment proposal but will not have any effect on the non-binding proposal regarding certain merger-related executive compensation arrangements. For the reasons described below, our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Cephalon before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 81 of this proxy statement and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D.

Background of the Merger

In pursuing its objective of enhancing stockholder value, our board of directors has from time to time considered opportunities for a variety of transactions, including potential acquisitions, sales, business combinations and other strategic alliances, including potential transactions with strategic parties, including Teva, and financial sponsors.

On March 3, 2011, Cephalon’s Chief Executive Officer, J. Kevin Buchi, met with Valeant’s Chief Executive Officer, J. Michael Pearson. Mr. Buchi and Mr. Pearson had not met prior to this date. During this meeting Mr. Pearson expressed an interest in a consensual transaction involving Valeant and Cephalon.

On March 18, 2011, Mr. Pearson met with Mr. Buchi. During this meeting, Mr. Pearson delivered to Mr. Buchi a letter addressed to our board of directors that set forth a non-binding proposal, later identified by Valeant on March 25, 2011 as Alternative 1, to acquire Cephalon for $73.00 per share in cash. The letter stated that the proposal was conditioned on confirmatory due diligence and the negotiation of definitive transaction agreements and requested a response by April 1, 2011. Later that day, Mr. Buchi communicated to William P. Egan, the Chairman of our board of directors, that he had received the proposal letter from Valeant and discussed the content of the letter with Mr. Egan.

On March 19, 2011, representatives from Deutsche Bank and Valeant’s financial advisor, Goldman Sachs & Co., which we refer to as Goldman Sachs, participated in a call to discuss the non-binding proposal for Alternative 1.

On March 21, 2011, our board of directors was provided an update regarding Valeant’s non-binding proposal for Alternative 1 and Valeant’s letter was distributed to the members of our board of directors. Also on this day, members of Cephalon’s management met with representatives of Deutsche Bank and Cephalon’s outside legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, Arps, to discuss the terms of the non-binding proposal for Alternative 1.

On March 24, 2011, Mr. Buchi attended a dinner with William S. Marth, the President and Chief Executive Officer of Teva Pharmaceuticals USA, Inc. to discuss developments in the industry. The dinner had been suggested by a mutual colleague of Mr. Buchi and Mr. Marth, who also attended the dinner. No discussion of a potential transaction involving Cephalon and Teva occurred during this dinner.

On March 25, 2011, our board of directors received a second letter from Valeant confirming its non-binding proposal regarding Alternative 1 and alternatively including a proposal identified as Alternative 2 to acquire certain non-oncology related assets of Cephalon for a total consideration of $2.8 billion in cash. The letter did not specify in detail the specific assets contemplated to be acquired in connection with, or details of the transaction structure contemplated by, Alternative 2. In addition, the letter stated that each of Valeant’s non-binding proposals was conditioned on confirmatory due diligence and the negotiation of definitive transaction agreements. The letter also shortened Valeant’s deadline for Cephalon’s response from April 1, 2011 to March 29, 2011.

On March 26, 2011, a member of Valeant’s board of directors contacted a member of our board of directors to discuss Valeant’s non-binding proposals.

On March 27, 2011, representatives from Deutsche Bank and Goldman Sachs participated in a call to discuss the timeline presented by Valeant in Valeant’s March 25th letter. During this call, pursuant to instructions from Cephalon’s management, representatives from Deutsche Bank stated that our board of directors would be in a position to respond to Valeant by the middle of the week of April 4th.

On March 28, 2011, Cephalon sent a letter to Valeant stating that our board of directors would carefully consider each of Valeant’s non-binding proposals with its financial advisor. The letter noted Valeant’s shortened timeline from April 1st to March 29th and stated that Cephalon would provide Valeant with our board of directors’ response expeditiously following a thorough review of each non-binding proposal.

Also on March 28, 2011, Mr. Buchi called Mr. Pearson to discuss our board of directors’ proposed timeline for reviewing Valeant’s non-binding proposals and representatives of Deutsche Bank called representatives of Goldman Sachs to engage in similar discussions.

On March 29, 2011, members of Cephalon’s management met with representatives of Deutsche Bank and Skadden, Arps to review Valeant’s non-binding proposals.

Also on March 29, 2011, representatives of Deutsche Bank called representatives of Goldman Sachs to discuss certain questions regarding the details of Valeant’s non-binding proposal for Alternative 2. During that call, the representatives of Goldman Sachs stated that Valeant was sending an additional letter to our board of directors. Later that day, our board of directors received a third letter from Valeant in which Valeant declined to extend its March 29th response deadline. Also in this letter, Valeant informed our board of directors that it was considering reducing its original $73.00 per share proposal.

Later that day, Mr. Buchi sent a letter to Mr. Pearson and the Valeant board of directors confirming that our board of directors was reviewing Valeant’s non-binding proposals with its legal and financial advisors and that our board of directors would be in a position to respond to Valeant by the middle of the week of April 4th. After sending this letter, Mr. Buchi called Mr. Pearson to clarify our board of directors’ timeline and process. Later that afternoon, Mr. Pearson called Mr. Buchi and informed him that Valeant intended to publicly announce the Valeant takeover proposal later that afternoon.

Following the close of trading on March 29, 2011, Valeant publicly announced in a press release that it had made a proposal to acquire Cephalon for $73.00 per share in cash, which we refer to as the Valeant takeover proposal, and that it intended to commence a consent solicitation to replace our board of directors.

During the evening of March 29, 2011, our board of directors conducted a telephonic meeting to discuss the announcement of the Valeant takeover proposal and Valeant’s proposed consent solicitation. During this meeting, Cephalon’s management and representatives of Deutsche Bank and Skadden, Arps responded to questions regarding the Valeant proposal and Valeant’s proposed consent solicitation. Also during the evening of March 29, 2011, Cephalon issued a press release in which Cephalon confirmed receipt of Valeant’s non-binding proposals and Valeant’s announcement of the Valeant takeover proposal.

On March 30, 2011, during a conference call with Valeant’s investors, Mr. Pearson commented that if Valeant were to perform due diligence on Cephalon, there might be a “little bit more room” for Valeant to increase the price of the Valeant takeover proposal; however, Mr. Pearson also noted that Valeant intended to remain disciplined on price, and did not intend to pursue a transaction with Cephalon at all cost.

Also on March 30, 2011, Mr. Buchi had a telephone conversation with Mr. Marth during which Mr. Buchi agreed to meet with Mr. Marth and Shlomo Yanai, the Chief Executive Officer of Teva, the following week.

On April 1, 2011, our board of directors conducted a telephonic meeting during which our board of directors discussed and approved the retention by Cephalon of BofA Merrill Lynch as an additional financial advisor.

On April 4, 2011, our board of directors met to consider the Valeant takeover proposal. At this meeting, Cephalon’s management and legal and financial advisors reviewed their views of the Valeant takeover proposal with our board of directors. Representatives from Skadden, Arps reviewed with our board of directors the fiduciary duties of our board of directors. Mr. Buchi also updated our board of directors on his meeting with representatives of Teva. Additionally, Cephalon’s management and legal and financial advisors responded to questions relating to the Valeant takeover proposal and Valeant’s proposed consent solicitation. Also at this meeting, our board of directors directed Cephalon’s financial advisors to contact a specified group of strategic parties and financial sponsors to gauge their potential interest in a transaction involving Cephalon.

Following this meeting, on April 4, 2011 and April 5, 2011, Cephalon’s financial advisors contacted 26 strategic parties and five financial sponsors.

During the afternoon of April 5, 2011, our board of directors held a telephonic meeting to continue its consideration of the Valeant takeover proposal. At this meeting, Cephalon’s management and legal and financial advisors responded to questions relating to the Valeant takeover proposal and Valeant’s proposed consent solicitation. Cephalon’s financial advisors also updated our board of directors on the feedback they had received based on their initial calls to strategic parties and financial sponsors and noted that some of the parties that had been approached expressed an interest in exploring an acquisition of the entire company but a larger number of parties had indicated an interest in only acquiring specified assets of Cephalon, rather than the entire Company. Cephalon’s financial advisors also reviewed and confirmed certain financial considerations that had been discussed at the board’s April 4, 2011 meeting. Also at this meeting, Cephalon’s board of directors set April 8, 2011 as the record date for Valeant’s proposed consent solicitation. At the conclusion of this meeting, our board of directors unanimously concluded, after discussion with its financial and legal advisors, that the Valeant takeover proposal was inadequate and not in the best interests of Cephalon’s stockholders.

Following this meeting, on April 5, 2011, Cephalon sent a letter to Valeant and issued a press release setting forth our board of directors’ conclusion. The letter also noted that Cephalon’s board of directors and management would continue to review, develop and adapt Cephalon’s plan to maximize value for Cephalon’s stockholders.

On April 7, 2011, Mr. Buchi met with Mr. Marth and Mr. Yanai. During this meeting, Mr. Marth and Mr. Yanai expressed an interest in Cephalon’s business and pipeline and requested the opportunity to meet with Cephalon’s management on a prompt basis to discuss a potential transaction.

Additionally, on April 7, 2011, Mr. Buchi met with representatives of Party A, a pharmaceutical company, regarding its interest in a potential transaction with Cephalon. At this meeting, Mr. Buchi and representatives of Party A agreed to continue to explore the possibility of a transaction between Party A and Cephalon.

Also on April 7, 2011, Mr. Buchi had exploratory discussions with representatives of Party B, a pharmaceutical company. Such discussions did not progress beyond the exploratory stage.

On April 9, 2011, our board of directors held a telephonic meeting to continue its consideration of the Valeant takeover proposal during which it received an update from its advisors on the status of Valeant’s consent solicitation and Cephalon’s financial advisors’ discussions with strategic parties and financial sponsors. Mr. Buchi also updated our board of directors on his initial discussions with representatives of Teva and Party A. At this meeting, our board of directors authorized Cephalon and its legal and financial advisors to continue to engage in discussions with strategic parties and financial sponsors and to, if appropriate, enter into confidentiality agreements and provide due diligence information regarding Cephalon to such persons.

On April 11, 2011, Valeant announced that it had set a May 12, 2011 deadline for the delivery of consents in connection with its proposed consent solicitation to remove and replace Cephalon’s board of directors.

Also on April 11, 2011, Cephalon entered into a confidentiality and standstill agreement with Teva. Cephalon subsequently provided Teva and its representatives with access to an electronic data room, containing due diligence information relating to Cephalon.

Also on April 11, 2011, Cephalon entered into a confidentiality and standstill agreement with Party C, a financial sponsor, and subsequently provided Party C and its representatives with access to the electronic data room.

On April 12, 2011, Cephalon’s management and representatives of Deutsche Bank and BofA Merrill Lynch met via videoconference with representatives of Party C.

On April 13, 2011 and April 14, 2011, Cephalon’s management and representatives of Deutsche Bank and BofA Merrill Lynch met with representatives of Teva and its financial advisor, Credit Suisse Securities (USA) LLC. Also for the remainder of that week and during the following week, representatives of Cephalon and Teva engaged in additional diligence discussion and conference calls.

Also on April 14, 2011, Cephalon entered into confidentiality and standstill agreements with each of Party D, a pharmaceutical company, and Party E, a financial sponsor. Cephalon subsequently provided Party D and its representatives with access to the electronic data room.

During the late afternoon on April 14, 2011, our board of directors held a telephonic meeting during which our board of directors received an update from Cephalon’s management and financial advisors on management’s discussions to date with interested parties, including Teva. Cephalon’s financial advisors reported to our board of directors that Teva’s financial advisor had indicated on behalf of Teva that Teva intended to deliver an indication of interest regarding a potential transaction to Cephalon by April 25, 2011. Following discussion among our board of directors, Cephalon’s management and its legal and financial advisors, our board of directors authorized Cephalon’s management and financial advisors to continue to explore the availability of transactions with third parties, including those involving a sale of Cephalon. Our board of directors also engaged in discussions with its advisors as to whether Valeant should be included as a participant, and the potential impact of any such participation, in the discussions being undertaken by Cephalon’s management and financial advisors with third parties regarding a potential transaction. Also during this meeting, representatives of Skadden, Arps provided our board of directors with an update on the status of Valeant’s proposed consent solicitation.

On April 15, 2011, Cephalon’s management and representatives of Deutsche Bank and BofA Merrill Lynch met with representatives of Party E.

On April 17, 2011, Cephalon entered into a confidentiality and standstill agreement with Party A and subsequently provided Party A and its representatives with access to the electronic data room.

On April 18, 2011, Cephalon’s management and representatives of Deutsche Bank and BofA Merrill Lynch met with representatives of Party A.

Also on April 18, 2011, April 19, 2011 and April 20, 2011, Cephalon’s management and financial advisors engaged in separate follow-up discussions with representatives of each of Party C and Party E to discuss potential transaction structures, including each of Party C’s and Party E’s willingness to provide financing to Cephalon in lieu of a transaction involving the acquisition of the entire Company.

On April 20, 2011, Cephalon’s management and representatives of BofA Merrill Lynch met with representatives of Party D.

On or about April 20, 2011, Cephalon began mailing a definitive consent revocation statement and consent revocation card to its stockholders in connection with Valeant’s proposed consent solicitation to remove and replace our board of directors. Valeant mailed its consent solicitation materials to Cephalon’s stockholders on or about April 22, 2011.

On April 21, 2011, our board of directors met to consider and discuss potential alternatives to the Valeant takeover proposal, including alternatives which would not include the participation of strategic parties or financial sponsors. During this meeting, Mr. Buchi updated our board of directors on the progress of discussions with Teva and the other strategic parties and financial sponsors. Also during this meeting, representatives of Skadden, Arps provided our board of directors with an update on the status of Valeant’s proposed consent solicitation and reviewed with our board of directors its fiduciary duties. Our board of directors also engaged in discussions with Cephalon’s management and financial and legal advisors regarding if and how to engage Valeant given the progress that Cephalon had made through that time in discussions with Teva.

Also on April 21, 2011, Valeant mailed a letter to Cephalon’s stockholders in which it stated that if it were permitted to perform due diligence, Valeant might “modestly” increase the price of the Valeant takeover proposal, provided the results of such due diligence demonstrated greater value than Valeant believed was supported by Cephalon’s public filings.

On April 25, 2011, Mr. Buchi received a telephone call from Mr. Marth during which Mr. Marth reported that Teva intended to make a proposal to acquire Cephalon for $80.00 per share in cash. Following their conversation, Mr. Marth delivered a letter to Mr. Buchi setting forth a proposal by Teva to acquire Cephalon at a price of $80.00 per share in cash with no financing condition. The letter indicated that Teva was prepared to announce the execution of a definitive merger agreement between Teva and Cephalon prior to the opening of the U.S. market on Monday, May 2, 2011. Mr. Marth also delivered to Mr. Buchi a draft exclusivity agreement providing for a period of exclusive negotiation regarding a potential transaction through the close of business on May 2, 2011.

Also on April 25, 2011, representatives of Party A reported to representatives of BofA Merrill Lynch that Party A was not interested in a transaction involving the entire company and Cephalon entered into confidentiality and standstill agreements with Party F, a pharmaceutical company. Thereafter, Cephalon’s management and representatives of BofA Merrill Lynch met with representatives of Party F.

During the late afternoon on April 25, 2011, our board of directors held a telephonic meeting to receive an update on the progress of discussions with the strategic parties and financial sponsors and to review Teva’s offer and request of exclusivity. During this meeting, our board of directors and Cephalon’s management and financial and legal advisors discussed whether Teva’s proposed purchase price of $80.00 per share in cash was sufficient to provide Teva with an exclusive negotiating period. Our board of directors noted, among other things, that any potential transaction with Teva should have a high degree of certainty of closing, including with respect to the actions that Teva would be required to take in order to complete a transaction. Our board of directors also discussed and compared Teva’s proposal to other alternatives available to Cephalon. As part of this discussion, it was noted that Cephalon had entered into confidentiality and standstill agreements with five parties other than Teva and that each of these parties had met with Cephalon’s management and financial advisors. Cephalon’s management also discussed with the board that Cephalon was negotiating the terms of a confidentiality agreement with at least one other party. As part of this discussion, it was noted by Cephalon’s financial advisors that Teva had requested more meetings and had spent significantly more time reviewing material in Cephalon’s electronic data room than any other interested party. Following discussion regarding Teva’s proposal, including the proposed price and other terms, our board of directors directed Cephalon’s management to seek a higher price from Teva and to communicate to Teva our board of directors’ views regarding deal certainty. Our board of directors then engaged in additional discussions with Cephalon’s management and financial and legal advisors regarding the consequences of providing exclusivity to Teva, including the impact it could have on discussions with other interested parties and the parameters of what might be acceptable terms in any exclusivity agreement with Teva.

Following this meeting, Mr. Buchi telephoned Mr. Marth and reported to Mr. Marth our board of directors’ views, including that Cephalon’s ability to enter into exclusive negotiations with Teva would be conditioned on Teva raising its proposed purchase price and agreeing that the definitive merger agreement between the parties would contain covenants from Teva that would provide a high degree of certainty of closing to Cephalon. Mr. Buchi also discussed with Mr. Marth that, while Cephalon would consider agreeing to not enter into substantive negotiations regarding a transaction with any other party for a limited period, Cephalon would not agree to limit any such other party’s access to diligence information.

Later that evening, Mr. Marth telephoned Mr. Buchi to report that Teva was prepared to raise its proposed purchase price to $81.00 per share in cash. During this call, Mr. Buchi emphasized the importance to our board of directors of receiving Teva’s best price in exchange for any limited agreement regarding exclusivity. During their conversation, Mr. Marth stated that he believed Teva could raise its proposed purchase price to $81.50 per share in cash, but that he would need to confirm this possibility with Teva’s board of directors. Mr. Buchi encouraged Mr. Marth to confirm that Teva was offering its best price.

Following his discussion with Mr. Marth, Mr. Buchi telephoned Mr. Egan to review Teva’s revised proposal. During this discussion, Mr. Buchi and Mr. Egan concluded, based on the board’s previous discussions, that Teva’s proposed purchase price of $81.50 per share in cash would provide a sufficient basis for Cephalon to agree to negotiate exclusively with Teva until May 2, 2011.

On the morning of April 26, 2011, Mr. Buchi and Mr. Marth spoke via telephone. During their conversation, Mr. Marth confirmed the $81.50 per share price that he had discussed with Mr. Buchi the previous evening and indicated that Teva was unwilling to agree to a higher price.

Following this discussion, Mr. Buchi directed Skadden, Arps to finalize the terms of a limited exclusivity agreement that would provide Teva with the exclusive right to negotiate the terms of a transaction with Cephalon through 9:30 a.m. New York time on May 2, 2011, but that would also permit Cephalon to continue to provide non-public information to third parties that previously had entered into, or that were currently negotiating the terms of a confidentiality agreement with Cephalon. In addition, Mr. Buchi directed Skadden, Arps to deliver a draft merger agreement to Kirkland & Ellis LLP, which we refer to as Kirkland, Teva’s outside legal advisor. Later that day, Skadden, Arps delivered a revised draft exclusivity letter and a draft merger agreement to Kirkland.

Also on April 26, 2011, Mr. Buchi had exploratory discussions with a representative of Party G, a pharmaceutical company.

On April 27, 2011, representatives of BofA Merrill Lynch participated in a telephone call with representatives of Party H, a pharmaceutical company, to discuss a potential transaction.

During the morning of April 27, 2011, representatives of Skadden, Arps and Kirkland finalized the terms of the exclusivity letter between Teva and Cephalon and Teva and Cephalon executed the limited exclusivity agreement.

Also on April 27, 2011, Kirkland delivered an issues list to Skadden, Arps setting forth key issues identified by Teva in the draft merger agreement, including with respect to the board’s ability to respond to and pursue unsolicited third party takeover proposals, actions that Teva would be required to take in order to cause a merger to be consummated and the amount of the termination fee. Following receipt of the issues list, representatives of Skadden, Arps reviewed the issues list with Cephalon’s management and financial advisors.

On April 28, 2011, representatives of Skadden, Arps and Kirkland met to discuss the merger agreement issues list that previously had been delivered by Kirkland.

Also on April 28, 2011, representatives of Party G reported to Mr. Buchi that Party G did not intend to make an offer to acquire Cephalon.

During the morning of April 29, 2011, Kirkland delivered a revised draft merger agreement to Skadden, Arps generally reflecting the terms of the issues list that had been delivered by Kirkland on April 27th. Thereafter, Cephalon, Teva and their respective representatives continued to negotiate the terms of the merger agreement, including the size of the proposed termination fee.

On April 30, 2011, Skadden, Arps delivered a revised draft merger agreement to Kirkland reflecting the previous day’s discussions and Cephalon’s positions on open issues.

Additionally, during the morning of April 30, 2011, our board of directors met and reviewed the terms and conditions of the proposed merger. At the meeting, representatives from Skadden, Arps reviewed with our board of directors its fiduciary duties and the current status of the parties’ negotiations regarding the merger agreement. Representatives from Skadden, Arps noted that Cephalon’s management had negotiated provisions intended to provide Cephalon with a significant amount of certainty of closing if the merger agreement were to be executed. Representatives of Deutsche Bank and BofA Merrill Lynch made a presentation with respect to the financial aspects of the $81.50 per share in cash offer by Teva. The directors discussed with Cephalon’s management, financial advisors and legal counsel Teva’s offer, the Valeant takeover proposal, feedback that had been received from other potential bidders and the potential risks associated with the maintenance of Cephalon’s existing strategic plan. During these discussions, our board of directors asked questions of the representatives of Skadden, Arps, Deutsche Bank and BofA Merrill Lynch. Our board of directors also engaged in additional discussions regarding the size of the termination fee that had been requested by Teva and the potential impact that the size of the fee could have on alternative acquirers of Cephalon. The board also reiterated its belief that any transaction agreement with Teva must have a high degree of certainty of closing. Following these discussions, our board of directors directed Cephalon’s management and financial and legal advisors to continue to negotiate the terms of the merger agreement with Teva.

Following the meeting, and throughout the night and morning of May 1, 2011, Cephalon’s and Teva’s legal advisors continued to negotiate the open terms of the draft merger agreement. During these negotiations, Kirkland advised Skadden, Arps that Teva would be willing to agree to a termination fee of $275 million. Kirkland and Skadden, Arps also continued to define the scope of Teva’s reasonable best efforts obligations under the merger agreement.

On May 1, 2011, the Financial Times reported that Mr. Pearson had stated in an interview that Valeant did not intend to participate in any sale process involving Cephalon.

Later during the afternoon of May 1, 2011, our board of directors met telephonically to review the terms and conditions of the proposed transaction with Teva. At the meeting, representatives from Skadden, Arps reviewed the proposed terms of the latest draft of the merger agreement, which the representatives from Skadden, Arps noted were substantially final, subject to board approval. Representatives from Skadden, Arps also noted that Teva would be prepared to accept a termination fee of $275 million. Our board of directors then discussed the terms of the merger agreement, including the reasonableness of the termination fee. Representatives of Deutsche Bank and BofA Merrill Lynch then reviewed their presentation regarding the financial aspects of Teva’s $81.50 per share in cash offer from the previous day. Following additional discussion by our board of directors, representatives of Deutsche Bank and BofA Merrill Lynch rendered to our board of directors their respective oral opinions, which were subsequently confirmed by delivery of written opinions, each dated May 1, 2011, to the effect that, as of such date, and based upon and subject to the assumptions, limitations, qualifications and conditions described in the opinions, the merger consideration to be received by holders of Cephalon common stock was fair, from a financial point of view, to such holders. These opinions were addressed to, and for the use and benefit of, the board of directors of Cephalon in connection with and for purposes of its evaluation of the merger and do not constitute a recommendation as to how any holder of Cephalon common stock should vote with respect to the merger. Such opinions are attached to this proxy statement as Annex B and Annex C, respectively and each is incorporated herein by reference.

Our board of directors, with the advice and assistance of its financial advisors and outside legal counsel and Cephalon’s management, carefully evaluated the merger agreement and the transactions contemplated thereby, and unanimously determined that the merger agreement, the performance by Cephalon of its obligations thereunder and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of Cephalon and its stockholders.

The parties executed the merger agreement on May 1, 2011 and issued a joint press release announcing the transaction prior to the open of the U.S. financial markets on May 2, 2011.

Following the issuance of the joint press release on May 2, 2011, Valeant announced in a press release that it had withdrawn its consent solicitation to remove and replace our board of directors and that Valeant would seek strategies other than an acquisition of Cephalon.

Reasons for the Merger; Recommendation of Our Board of Directors

Our board of directors, acting with the advice and assistance of Cephalon’s management and financial advisors and legal advisors, carefully evaluated the merger agreement and the transactions contemplated thereby. Our board of directors determined that the merger agreement, the performance by Cephalon of its obligations thereunder and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of Cephalon and its stockholders. At a meeting of our board of directors held on May 1, 2011, our board of directors unanimously resolved to approve the merger agreement, the performance by Cephalon of its obligations thereunder and the consummation of the transactions contemplated thereby, including the merger, and to recommend to the stockholders of Cephalon that they adopt the merger agreement.

In the course of reaching its recommendation, our board of directors consulted with Cephalon’s management and its financial and legal advisors and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger. Our board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•

Consideration; Historical Market Prices. Our board of directors considered the historical market prices of Cephalon common stock and noted that the proposed merger consideration of $81.50 per share of Cephalon common stock, representing a 38.7% premium to Cephalon’s stock price on March 29, 2011, the last closing price before the unsolicited proposal from Valeant was announced; a premium of 44.7% to Cephalon’s stock price on February 28, 2011, 30 days prior to Valeant’s announcement; a premium of 15.1% to Cephalon’s 52-week high stock price prior to Valeant’s announcement; and a premium of 6.4% to Cephalon’s stock price as of April 28, 2011. Additionally, our board of directors observed that the $81.50 per share merger consideration represented an 11.6% premium to the Valeant takeover proposal. Our board of directors also noted that the merger consideration was all cash, which provides certainty of value to Cephalon’s stockholders. Our board of directors also considered the fact that Teva had increased its purchase price during negotiations and the board’s belief that the $81.50 per share cash consideration was a full and fair price to acquire Cephalon.

•

Comparability to Other Alternatives. Our board of directors considered their familiarity with Cephalon’s business, product pipelines, financial condition and results of operations. Our board of directors also considered certain strategic alternatives to the merger, including the possibility of remaining as a standalone public company. In connection therewith, our board of directors considered that Cephalon’s financial advisors had contacted a number of strategic parties and financial sponsors in order to determine their potential interest in a transaction involving Cephalon. Our board of directors also considered the fact that, notwithstanding the process described above, no other potential acquirers had proposed a strategic alternative as favorable to Cephalon stockholders as the merger, as well as the board’s belief that the merger was more favorable to Cephalon stockholders than the other strategic alternatives reasonably available to us, including the Valeant takeover proposal. Our board of directors also considered its belief that a significant portion of Cephalon’s value is represented by its product pipeline, which by its nature is subject to risk and uncertainty, and that the merger consideration to be paid by Teva takes into account the value of this pipeline and provides liquidity to Cephalon’s stockholders on an immediate basis. Our board of directors also considered that there are, in general, business, financial, market and execution risks associated with remaining independent and successfully implementing Cephalon’s business plan. Our board of directors also considered the potential impact of the introduction of a generic version of PROVIGIL in the United States in April 2012 on Cephalon’s revenues derived from PROVIGIL and potentially NUVIGIL.

•

Valeant’s Proposal and Consent Solicitation. Our board of directors considered public statements by Valeant that it did not intend to participate in any auction process conducted by Cephalon, that Valeant might only consider a “modest” increase in the price of its $73.00 per share in cash proposal, and that Valeant could lower this price if due diligence revealed material information that, in Valeant’s belief, negatively impacted Cephalon. Our board of directors was also aware of the consent solicitation process which was being undertaken by Valeant to remove the existing members of Cephalon’s board of directors and replace them with a slate of nominees selected by Valeant. Our board of directors noted that if Valeant’s slate of directors were elected to the board of directors, such nominees might not take action to create or maximize value for Cephalon’s stockholders, including by failing to conduct vigorous negotiations with Valeant or by not diligently pursuing other strategic alternatives.

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Financial Advisors’ Opinions. Our board of directors considered the financial presentation of Deutsche Bank and BofA Merrill Lynch, and their oral opinions delivered to our board of directors (which opinions were subsequently confirmed in writing) to the effect that, as of May 1, 2011 and based upon and subject to the various assumptions, limitations, qualifications and conditions described in each of the opinions, the merger consideration of $81.50 per share of common stock in cash was fair, from a financial point of view, to holders of Cephalon’s common stock as more fully described under “Opinions of Cephalon’s Financial Advisors — Deutsche Bank Securities Inc.,” beginning on page 34 and “Opinions of Cephalon’s Financial Advisors — BofA Merrill Lynch,” beginning on page 38. The opinions of Deutsche Bank and BofA Merrill Lynch were addressed to, and for the use and benefit of, the board of directors of Cephalon in connection with and for purposes of its evaluation of the merger and do not constitute a recommendation as to how any holder of Cephalon common stock should vote with respect to the merger. The full text of each written opinion, dated May 1, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion by Deutsche Bank and BofA Merrill Lynch, respectively, is attached as Annex B and C, respectively, to this proxy statement and each is incorporated herein by reference.

•	Terms of the Merger Agreement. Our board of directors considered the terms and conditions of the merger agreement, including:

•	the limited number and nature of the conditions to Teva’s obligation to consummate the merger, including the lack of a financing condition to the completion of the merger;

•

Cephalon’s ability under the merger agreement to furnish information to and conduct negotiations with a third party in certain circumstances, as more fully described under “The Merger Agreement – No Solicitation of Other Offers” on page 66 of this proxy statement;

•

our board of directors’ ability to modify and change its recommendation to stockholders following the receipt of a takeover proposal from a third party or if a material development or change of circumstances occurs if the failure to take such action would reasonably be expected to be a violation of its fiduciary duties under applicable law,

•

that Cephalon can terminate the merger agreement if an unsolicited superior proposal for an alternative transaction is made by a third party, provided that Cephalon complies with certain requirements including allowing Teva an opportunity to match the superior proposal and pays a $275 million termination fee to Teva concurrently with such termination;

•

that Teva has agreed to use its reasonable best efforts to cause the merger to be consummated, including subject to certain exceptions, to make divestitures with respect to, and agree to restrictions on, its, Cephalon’s and their respective subsidiaries’ businesses and operations;

•

that the merger agreement provides Cephalon sufficient operating flexibility to conduct its business generally in the ordinary course between the signing of the merger agreement and the completion of the merger; and

•	the fact that all such terms and conditions were the product of extensive arm’s-length negotiations between the Cephalon and Teva.

•

Termination Fee. Our board of directors considered the $275 million termination fee, including the views of Cephalon’s financial and legal advisors as to the customary nature of the existence and size of a termination fees in transactions similar to the merger. Our board of directors concluded that a termination fee of this size for the transactions contemplated by the merger agreement should not unduly deter a third party from making, or inhibit our board of directors in evaluating, negotiating, and, if appropriate, terminating the merger agreement to enter into a transaction that is, a superior proposal.

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Likelihood of Consummation. Our board of directors considered the likelihood that the merger will be completed, including its belief that there would not be significant regulatory impediments to the merger and Teva’s agreement to use its reasonable best efforts to complete the merger. Our board of directors also considered the fact that Teva did not have to obtain shareholder approval for the transaction.

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Financial Capability of Teva. Our board of directors noted after discussion with Deutsche Bank and BofA Merrill Lynch, that Teva has the financial resources and capabilities to fully perform its obligations under the merger agreement and that Teva and Merger Sub’s obligations under the merger agreement are not subject to any conditions regarding the ability to obtain financing for the consummation of the merger or transactions contemplated by the merger agreement.

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Stockholder Vote. Our board of directors considered the fact that the consummation of the proposed merger would require the affirmative vote of the holders of a majority of the outstanding shares of Cephalon’s common stock entitled to vote. Our board of directors noted that shares owned by members of management represented a relatively small percentage of the outstanding shares and that, accordingly, the merger agreement would, in effect, need to be approved by a majority of the shares held by Cephalon’s other stockholders.

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Availability of Dissenters’ Rights. Our board of directors considered the fact that dissenters’ rights of appraisal would be available to Cephalon’s stockholders under Delaware law and that there was no condition in the merger agreement relating to the number of shares of common stock that could dissent from the merger.

Our board of directors also considered potential risks or negative factors relating to the merger, including the following:

•	we will no longer exist as an independent company and our stockholders will no longer participate in any future growth we may have;

•	the fact that the merger agreement precludes us from actively soliciting alternative takeover proposals;

•	we are obligated to pay a termination fee of $275 million if we or Teva terminate the merger agreement under certain circumstances;

•	the fact that not all conditions to the closing of the merger, including the required approvals of governmental authorities, are within Cephalon’s control;

•

the significant risks and costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships if the merger does not close; and

•	the merger will be a taxable transaction and, therefore, our stockholders generally will be required to pay tax on any gains they recognize as a result of the receipt of cash in the merger.

Our board of directors concluded that the potentially negative factors associated with the proposed merger were outweighed by the opportunity for Cephalon’s stockholders to realize a significant premium on the value of their common stock and monetize their investment in Cephalon for the $81.50 per share cash merger consideration. Our board of directors believed that the proposed merger would maximize the immediate value of the stockholders’ shares and eliminate the unavoidable risks and uncertainty affecting the future prospects of Cephalon. Accordingly, our board of directors concluded that the merger agreement, the performance by Cephalon of its obligations thereunder and the consummation of the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Cephalon and its stockholders.

In addition, our board of directors was aware of and considered the interests that our directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of Cephalon generally, as described in “The Merger — Interests of Cephalon’s Directors and Executive Officers in the Merger” beginning on page 51 of this proxy statement, which our board of directors considered as being neutral in its evaluation of the merger.

The foregoing discussion summarizes the material information and factors considered by our board of directors in its consideration of the proposed merger. Our board of directors collectively reached the unanimous decision to approve the merger agreement and related transactions in light of the factors described above and other factors that each member of our board of directors felt were appropriate. In view of the variety of factors and the quality and amount of information considered, our board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of our board of directors may have given different weight to different factors.

Our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Opinions of Cephalon’s Financial Advisors

Deutsche Bank

At the May 1, 2011 meeting of the board of directors of Cephalon, Deutsche Bank delivered its oral opinion to the board of directors of Cephalon, subsequently confirmed in writing, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the merger consideration of $81.50 in cash per share to be received in the merger by holders of Cephalon common stock was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s written opinion, dated May 1, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Deutsche Bank in connection with the opinion, is included in this proxy statement as Annex B and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the board of directors of Cephalon in connection with and for purposes of its evaluation of the merger. Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of Cephalon common stock should vote with respect to the merger. Deutsche Bank’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be paid in respect of each share of Cephalon common stock and does not address any other aspect of the merger or the merger agreement. Deutsche Bank was not asked to, and Deutsche Bank’s opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Cephalon nor did it address the fairness of the contemplated benefits of the transaction. Deutsche Bank expressed no opinion as to the underlying business decision of Cephalon to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. Also, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation payable to or to be received by any of the officers, directors or employees of Cephalon, or any class of such persons, in connection with the merger relative to the merger consideration.

In connection with its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Cephalon, and certain internal analyses, financial forecasts and other information relating to Cephalon prepared by management of Cephalon. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of Cephalon regarding the businesses and prospects of Cephalon. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Cephalon common stock;

•

to the extent publicly available, compared certain financial and stock market information for Cephalon with similar information for certain other companies it considered relevant whose securities are publicly traded;

•	to the extent publicly available, reviewed the financial terms of certain recent business combinations or acquisition transactions which it deemed relevant;

•	reviewed the merger agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Cephalon, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the board of directors of Cephalon, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Cephalon, Teva or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Cephalon, Teva or the combined company (or the impact of the merger thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed, with the knowledge and permission of the board of directors of Cephalon, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Cephalon as to the matters covered thereby under each of the individual cases included in such forecasts. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts, the assumptions on which they are based or the probability adjustments reflected in each of the individual cases included in such forecasts. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the permission of the board of directors of Cephalon, that in all respects material to its analysis, the merger would be consummated in accordance with the terms of the merger agreement, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions would be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and Deutsche Bank relied on the assessments made by Cephalon and its advisors with respect to such issues.

Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and for the use and benefit of, the board of directors of Cephalon in connection with and for the purposes of its evaluation of the merger. Deutsche Bank’s opinion was limited to the fairness of the merger consideration to be paid in respect of each share of Cephalon common stock, from a financial point of view, to the holders of Cephalon common stock as of the date of the opinion. Deutsche Bank’s opinion did not address any other terms of the merger or the merger agreement. Deutsche Bank was not asked to, and its opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Cephalon, nor does it address the fairness of the contemplated benefits of the merger. Following the public disclosure by Valeant of its non-binding proposal to acquire 100% of the outstanding shares of Cephalon common stock, Deutsche Bank solicited, at Cephalon’s direction, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Cephalon. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Cephalon to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. Deutsche Bank expressed no opinion, and its opinion does not constitute a recommendation, as to how any holder of Cephalon common stock should vote with respect to the merger. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Cephalon’s officers, directors, or employees, or any class of such persons, in connection with the merger relative to the merger consideration to be received by the holders of Cephalon common stock.

Deutsche Bank has acted as Cephalon’s financial advisor for many years and Cephalon selected Deutsche Bank to continue as its financial advisor in connection with Valeant’s proposal to acquire Cephalon and the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between Cephalon and Deutsche Bank, dated November 4, 2009, as amended, Cephalon has agreed to pay Deutsche Bank fees, which are currently estimated to be approximately $28 million, for its services as financial advisor to Cephalon, of which $3 million became payable upon the delivery of Deutsche Bank’s opinion (or would have become payable upon Deutsche Bank advising Cephalon that it was unable to render an opinion) and has been paid, $9 million became payable upon the withdrawal by Valeant of its proposal to acquire Cephalon and the remainder of which is contingent upon consummation of the merger. Cephalon has also agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the engagement letter. Cephalon has also agreed to indemnify Deutsche Bank and certain related persons to the fullest extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, is referred to as the DB Group. One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Teva or its affiliates for which they have received compensation, but the DB Group has not provided any such services to Teva or its affiliates in the past two years. A member of the DB Group has, however, engaged in certain foreign exchange transactions with Teva in the past two years pursuant to which the DB Group has made profits of less than $150,000. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Cephalon or its affiliates for which they have received, and in the future may receive, compensation, including acting as financial advisor to Cephalon in connection with its acquisition of Gemin X Pharmaceuticals, Inc. in April 2011, as financial advisor to Cephalon in connection with its strategic alliance with, and equity investment in, Mesoblast Limited announced in December 2010, as financial advisor to Cephalon in connection with its acquisition of Mepha AG announced in February 2010, and as book-running managing underwriter with respect to an offering of Cephalon’s 2.50% convertible senior subordinated notes due May 1, 2014 (aggregate principal amount $500 million) and an offering of 5,000,000 shares of Cephalon common stock in May 2009. Cephalon has paid fees to the DB Group of approximately $44.1 million in the aggregate in respect of such services provided by the DB Group unrelated to the merger in the past two years. A member of the DB Group is currently a lender under Cephalon’s $200 million revolving credit facility (aggregate commitment $36 million) and any amounts outstanding thereunder are expected to be repaid prior to, or in connection with, the merger.

In addition, a member of the DB Group and Cephalon are parties to (a) certain convertible note hedge transactions issued by the DB Group and purchased by Cephalon as hedges to the conversion features of the convertible senior subordinated notes issued by Cephalon in 2005 and 2009 and (b) certain warrants issued by Cephalon and purchased by the DB Group. We refer to the convertible note hedge transactions as the hedge transactions, and to the convertible senior subordinated notes as the convertible notes. The hedge transactions and the warrants are call options on Cephalon common stock. The warrants have higher strike prices than the effective strike prices of the hedge transactions. Cephalon expects that the hedge transactions will be exercised, and the warrants will be settled in connection with the merger, in each case in accordance with their terms. Exercise of the hedge transactions will involve payments by the DB Group to Cephalon and settlement of the warrants will involve payments by Cephalon to the DB Group in amounts that are currently undetermined. An example of such payments is provided below.

The DB Group has advised Cephalon that, since the entry into the hedge transactions and the warrants, the DB Group has hedged, and will continue to hedge until their exercise or settlement, respectively, certain risks and exposures (including, among others, equity price risk) under the hedge transactions and the warrants through market transactions (including by purchasing or selling the convertible notes or Cephalon common stock, or entering into or unwinding derivative transactions) and that certain of such hedging activity is designed to make the DB Group indifferent to the exercise value of the warrants and its payment obligations under the hedge transactions.

The terms of the hedge transactions contain contractual limitations on payments related to the time value of the hedge transactions to Cephalon in the case of conversions of the convertible notes prior to their maturity in connection with certain merger events, such as the merger. Because of these contractual limitations, which were designed so Cephalon could achieve certain tax and commercial objectives, the possibility existed that the DB Group could recognize a significant contractual benefit under the terms of the hedge transactions in the event of early conversions of convertible notes and corresponding exercises of the hedge transactions, such as in connection with the merger. The contractual benefit to the DB Group would be the time value of the hedge transactions not fully paid to Cephalon as a result of the contractual limitations described above. Assuming market conditions, including stock prices prevailing during the period of Deutsche Bank’s engagement as financial advisor, prior to the execution of the April 15, 2011 letter agreement among Cephalon, Deutsche Bank AG and Deutsche Bank described below, the value of the contractual benefit to the DB Group generally would have decreased as the cash acquisition price for the shares of Cephalon common stock increased (and vice versa). Other market conditions, such as interest rates and volatilities, as well as the time remaining to expiration of the hedge transactions, will also affect the value of the contractual benefit to the DB Group.

To address the matters described in the prior paragraph and in connection with the retention of Deutsche Bank as a financial advisor to Cephalon, Deutsche Bank and Cephalon entered into a letter agreement dated November 4, 2009. This letter agreement provided, among other things, that before Cephalon entered into any definitive agreement providing for a business combination transaction, Cephalon and Deutsche Bank would enter into a mutually acceptable agreement designed to fix the DB Group’s contractual benefit with respect to the exercise of the hedge transactions, such that the DB Group would be indifferent under the hedge transactions to the price paid for the Cephalon common stock in a cash acquisition of Cephalon, such as the merger. In connection with the merger, Deutsche Bank, Deutsche Bank AG and Cephalon entered into a letter agreement dated April 15, 2011 that provided that, in connection with the exercise of the hedge transactions, the DB Group would fix the value of the contractual benefit at $151,800,000. The fixing methodology does not mean that the DB Group will receive $151,800,000 in cash upon exercise of the hedge transactions. Rather, the $151,800,000 value of the contractual benefit will be settled through a cash payment of an amount equal to the difference between $151,800,000 and the actual contractual benefit calculated by the DB Group in connection with the exercise of the hedge transactions in accordance with their terms. Such amount will be payable at the time of exercise of the hedge transactions by Cephalon to the DB Group if the actual contractual benefit calculated by the DB Group is less than $151,800,000 or by the DB Group to Cephalon if the actual contractual benefit calculated by the DB Group exceeds $151,800,000.

Concurrently with the exercise of the hedge transactions, the DB Group will engage in hedging and other market transactions (including purchasing the notes or Cephalon common stock or entering into or unwinding derivative transactions) intended to actually realize these contractual benefits, as well as to manage the hedges of the warrants. However, that hedging activity is at the DB Group’s own risk, and may result in a loss or profit to the DB Group in an amount that may be less than or greater than the expected contractual benefit fixed with Cephalon. This amount will not be known until all of the hedge transactions have been exercised and all of the warrants have been settled in accordance with their terms and the DB Group has completed all of its related hedge unwind activities after closing of the merger.

Separate from the hedge transactions, the terms of the warrants provide for certain cash payments to the DB Group to compensate the DB Group for its losses arising from the cancellation of the warrants in connection with the merger.

To illustrate how the cash payments under these transactions would relate to each other, assuming market conditions as of June 13, 2011, merger consideration of $81.50 per share in cash, closing of the merger on August 31, 2011 and conversion of all of Cephalon’s outstanding convertible notes on August 31, 2011, it is expected that (i) exercises by Cephalon of all outstanding hedge transactions would result in a payment by the DB Group to Cephalon of approximately $738.8 million, (ii) settlement of all outstanding warrants would result in a payment by Cephalon to the DB Group of approximately $596.5 million and (iii) a payment under the April 15, 2011 letter agreement relating to the fixing methodology described above of approximately $19.9 million would be made by Cephalon to the DB Group. Although the foregoing three transactions will be settled separately, these transactions would result in a net payment by the DB Group to Cephalon of approximately $122.4 million. Each of the foregoing amounts will vary depending on the actual closing date of the merger, actual conversion date(s) for the convertible notes and market conditions (including interest rates) at the time of the exercises and settlements and may be significantly different from the amounts described above.

The DB Group may also provide investment and commercial banking services to Cephalon, Teva and their respective affiliates in the future, for which the DB Group would expect to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Cephalon and Teva (or their respective affiliates) for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

BofA Merrill Lynch

At the May 1, 2011 meeting of the board of directors of Cephalon, BofA Merrill Lynch delivered its oral opinion to the board of directors of Cephalon, subsequently confirmed in writing, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in BofA Merrill Lynch’s opinion, the merger consideration of $81.50 in cash per share to be received in the merger by holders of Cephalon common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion, dated May 1, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by BofA Merrill Lynch in connection with the opinion, is included in this proxy statement as Annex C and is incorporated herein by reference. The summary of the BofA Merrill Lynch opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch’s opinion was for the benefit and use of the board of directors of Cephalon in connection with and for purposes of its evaluation of the merger. BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the consideration to be received by holders of Cephalon common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. BofA Merrill Lynch did not express any opinion or view as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Cephalon or in which Cephalon might engage or as to the underlying business decision of Cephalon to proceed with or effect the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.

In connection with its opinion, BofA Merrill Lynch:

•	reviewed certain publicly available business and financial information relating to Cephalon;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Cephalon furnished to or discussed with BofA Merrill Lynch by the management of Cephalon, including certain financial forecasts relating to Cephalon prepared by the management of Cephalon;

•	discussed the past and current business, operations, financial condition and prospects of Cephalon with members of senior management of Cephalon;

•	reviewed the trading history for Cephalon common stock and a comparison of that trading history with the trading histories of other companies it deemed relevant;

•	compared certain financial and stock market information of Cephalon with similar information of other companies it deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions it deemed relevant; and

•	performed such other analyses and studies and considered such other information and factors as it deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Merrill Lynch and relied upon the assurances of the management of Cephalon that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the financial forecasts relating to Cephalon prepared by the management of Cephalon, BofA Merrill Lynch was advised by Cephalon, and assumed, that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Cephalon as to the future financial performance of Cephalon under each of the individual cases reflected in such forecasts. In rendering its opinion, BofA Merrill Lynch expressed no view as to the reasonableness of the forecasts, the assumptions on which they were based or the probability adjustments reflected in each of the individual cases included in such forecasts. BofA Merrill Lynch did not make, and was not provided with, any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cephalon or Teva, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of Cephalon or Teva. BofA Merrill Lynch did not evaluate the solvency or fair value of Cephalon or Teva under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Cephalon, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Cephalon or the contemplated benefits of the merger.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the consideration to be received by holders of Cephalon common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Following the public disclosure by Valeant of its non-binding proposal to acquire 100% of the outstanding shares of Cephalon common stock, BofA Merrill Lynch solicited, at Cephalon’s direction, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Cephalon. BofA Merrill Lynch did not express any opinion or view as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Cephalon or in which Cephalon might engage or as to the underlying business decision of Cephalon to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion as to the prices at which Cephalon common stock would trade at any time, including following announcement of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.

Cephalon selected BofA Merrill Lynch as its financial advisor in connection with Valeant’s proposal to acquire Cephalon and the merger based on BofA Merrill Lynch’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between Cephalon and BofA Merrill Lynch, dated April 30, 2011, Cephalon has agreed to pay BofA Merrill Lynch fees of approximately $21 million for its services as financial advisor to Cephalon, of which of $3 million became payable upon the delivery by BofA Merrill Lynch of its opinion to the board of directors of Cephalon and has been paid, $4.5 million became payable upon the withdrawal by Valeant of its proposal to acquire Cephalon, and the remainder is contingent upon consummation of the merger. Cephalon may also pay BofA Merrill Lynch an additional discretionary fee based on Cephalon’s good faith evaluation of the services provided by BofA Merrill, determined in Cephalon’s sole discretion. Cephalon has also agreed to reimburse BofA Merrill Lynch for all reasonable documented out-of-pocket expenses (including any reasonable documented fees and disbursements of its outside counsel) incurred in connection with its engagement. Cephalon has also agreed to indemnify BofA Merrill Lynch against certain liabilities arising out of its engagement.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of its businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Cephalon, Teva and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Cephalon and have received or in the future may receive compensation for the rendering of these services, including having acted or acting (i) as financial advisor in connection with certain mergers and acquisitions transactions, including in connection with Cephalon’s pending acquisition of ChemGenex Pharmaceuticals Limited announced in March 2011 and (ii) as arranger, bookrunner and/or lender under certain credit facilities. Since January 1, 2009, BofA Merrill Lynch and its affiliates have received compensation from Cephalon of approximately $750,000 in the aggregate in respect of services provided by BofA Merrill Lynch and its affiliates to Cephalon unrelated to Valeant’s proposal and the proposed merger.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Teva and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under certain credit facilities and (ii) having provided or providing certain treasury and trade services. Since January 1, 2009, BofA Merrill Lynch and its affiliates have received compensation from Teva of approximately $4.8 million in the aggregate in respect of services provided by BofA Merrill Lynch and its affiliates to Teva.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to it as of, the date of the fairness opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by its Americas Fairness Opinion Review Committee.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses contained in the joint presentation that was made by Deutsche Bank and BofA Merrill Lynch, which we refer to collectively as “Cephalon’s financial advisors”, to the board of directors of Cephalon on April 30, 2011 and that were used in connection with rendering their respective opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Cephalon’s financial advisors, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Cephalon’s financial advisors. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Cephalon’s financial advisors’ analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 28, 2011, and is not necessarily indicative of current market conditions.

The financial forecasts provided by Cephalon’s management to Cephalon’s financial advisors for their use in connection with their analyses contained two individual cases. The first case, which we refer to as the “50% probability adjusted case”, reflected a 50% probability of success with respect to Cephalon’s late-stage pipeline products. The second case, which we refer to as the “25% probability adjusted case”, reflected a 25% probability of success with respect to Cephalon’s late-stage pipeline products.

Discounted Cash Flow Analysis

Cephalon’s financial advisors performed a discounted cash flow analysis to determine a range of implied present values per share of Cephalon common stock as of June 30, 2011. Using estimates contained in the 50% probability adjusted case and the 25% probability adjusted case, Cephalon’s financial advisors applied discount rates ranging from 9.0% to 14.0%, reflecting estimates of Cephalon’s weighted average cost of capital, to the estimated future unlevered free cash flows of Cephalon through 2016 and to a range of estimated terminal values of Cephalon at the end of such period, respectively, to determine a range of implied enterprise values for Cephalon as of June 30, 2011. The terminal value was calculated by applying multiples ranging from 4.0x to 8.0x to estimated 2016 earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA”). Cephalon’s financial advisors subtracted from the implied enterprise values Cephalon’s estimated net debt as of June 30, 2011 (taking into account the average market value of Cephalon’s equity interest in Mesoblast Limited for the 60-day period ended April 28, 2011) and change of control and other estimated payments associated with Cephalon’s outstanding convertible notes and convertible note hedge agreements and divided the result by the number of fully diluted shares of Cephalon common stock outstanding. This analysis resulted in ranges of implied present values per share of Cephalon common stock as of June 30, 2011 of approximately $43 to $72 based on the 50% probability adjusted case, and approximately $42 to $68 based on the 25% probability adjusted case.

Using the same methodology, discount rates and multiples, Cephalon’s financial advisors performed a discounted cash flow analysis based on estimated future unlevered free cash flows of Cephalon through 2023 and a range of estimated terminal values of Cephalon at the end of such period. This analysis resulted in ranges of implied present values per share of Cephalon common stock as of June 30, 2011 of approximately $69 to $123 based on the 50% probability adjusted case, and approximately $56 to $95 based on the 25% probability adjusted case.

Cephalon’s financial advisors also performed a sum-of-the-parts discounted cash flow analysis by applying discount rates ranging from 9.0% to 14.0%, reflecting estimates of Cephalon’s weighted average cost of capital, to Cephalon management’s estimates of the future unlevered free cash flows expected to be generated by Cephalon on a product-by-product basis for the life of each product and an estimated terminal value for Cephalon’s European and Asian businesses (other than with respect to Cephalon’s European business with respect to Oxycodone, Obatoclax, Cinquil, Lupuzor and Revascor and with no terminal value applied to Cephalon’s U.S. business) to derive a range of implied enterprise values for Cephalon. Cephalon’s financial advisors subtracted from the implied enterprise values Cephalon’s estimated net debt as of June 30, 2011 (taking into account the average market value of Cephalon’s equity interest in Mesoblast Limited for the 60-day period ended April 28, 2011) and change of control and other estimated payments associated with Cephalon’s outstanding convertible notes and convertible note hedge agreements and divided the result by the number of fully diluted shares of Cephalon common stock outstanding. This analysis resulted in a range of implied present values per share of Cephalon common stock of approximately $66 to $96 based on the 50% probability adjusted case, and $54 to $77 based on the 25% probability adjusted case.

Price Targets and Historical Trading Analysis

Cephalon’s financial advisors reviewed the estimated price targets for the Cephalon common stock published by 15 Wall Street analysts before and after the public disclosure of the Valeant proposal to acquire Cephalon on March 29, 2011 and observed that the $81.50 per share merger consideration was higher than all of those targets published prior to such public disclosure and higher than all but one of those targets published after such public disclosure.

Cephalon’s financial advisors also reviewed the historical closing prices for the Cephalon common stock during the three-year period ended April 28, 2011 and noted that the $81.50 per share merger consideration was higher than the $70.79 high closing price for the Cephalon common stock for the 52-week period prior to public disclosure of the Valeant takeover proposal, the $77.37 high closing price for the Cephalon common stock during the 52-week period ended April 28, 2011 and the $80.26 high closing price for the Cephalon common stock during the three-year period ended April 28, 2011.

Present Value of Future Stock Price Analysis

Cephalon’s financial advisors calculated illustrative ranges of implied present values per share of Cephalon common stock based on implied future share prices for Cephalon common stock in 2013. For purposes of this analysis, Cephalon’s financial advisors derived a range of implied future share prices for Cephalon common stock in 2013 by applying forward price to earning multiples, or forward P/E multiples, ranging from 8.5x to 14.5x to Cephalon management’s estimated basic earnings per share, or basic EPS, for 2014. Cephalon’s financial advisors then applied discount rates ranging from 10% to 15%, reflecting their estimates of Cephalon’s cost of equity, to these implied future share prices. This analysis resulted in ranges of implied present values per share of Cephalon common stock of approximately $51 to $95 based on the 50% probability adjusted case, and approximately $50 to $94 based on the 25% probability adjusted case.

Using the same forward P/E multiples and discount rates, Cephalon’s financial advisors derived a range of present values per share of Cephalon common stock based on Cephalon’s estimated EPS for 2014 on a fully diluted basis, which were calculated by dividing Cephalon’s estimated net income for 2014 by the estimated number of fully diluted outstanding shares of Cephalon common stock in 2014, excluding any anti-dilutive impact of the convertible note hedge transactions. This analysis resulted in implied present values per share of Cephalon common stock ranging from $48 to $80 based on the 50% probability adjusted case, and from $47 to $79 based on the 25% probability adjusted case.

Comparable Companies Analysis

Cephalon’s financial advisors reviewed and compared certain financial information and commonly used valuation measurements for Cephalon with corresponding financial information and valuation measurements for the following selected companies:

•	Allergan, Inc.

•	Biogen Idec Inc.

•	Celgene Corporation

•	Endo Pharmaceuticals Holdings Inc.

•	Forest Laboratories, Inc.

•	Gilead Sciences, Inc.

•	Shire plc

•	Valeant Pharmaceuticals International, Inc.

•	Warner Chilcott Public Limited Company

Although none of the selected companies is directly comparable to Cephalon, the companies included were chosen because they are U.S-listed publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Cephalon. Accordingly, the analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinions of Cephalon’s financial advisors, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of Cephalon common stock and the common stock of Valeant on March 29, 2011, the last trading day before the public disclosure of the Valeant proposal to acquire Cephalon, the closing prices of the common stock of the other selected companies on April 28, 2011, information contained in the most recent public filings of the selected companies and analyst consensus estimates of EBITDA and EPS for Cephalon and the selected companies, Cephalon’s financial advisors calculated the following multiples with respect to Cephalon and each of the selected companies:

•	total enterprise value, or TEV, as a multiple of actual EBITDA for 2010 and estimated EBITDA for each of 2011 through 2013, respectively; and

•	price as a multiple of estimated EPS, or P/E multiples, for each of 2011 through 2013, respectively.

The total enterprise values of Endo Pharmaceuticals Holdings Inc., Forest Laboratories, Inc. and Warner Chilcott Public Limited Company included the pro forma financial impact of certain recently announced transactions involving these companies based on publicly available information about these transactions. The total enterprise value of Cephalon was based on the closing price of Cephalon common stock on March 29, 2011, the average market value of Cephalon’s equity interest in Mesoblast Limited for the 60-day period ended April 28, 2011 and an estimate of Cephalon’s cash balance (based on Cephalon’s December 31, 2010 cash balance, adjusted for publicly announced acquisitions) and did not include the change of control and other estimated payments associated with Cephalon’s outstanding convertible notes and the related hedge transactions.

Cephalon’s financial advisors also calculated the same multiples for Cephalon based on the $81.50 per share merger consideration and estimated EBITDA and EPS for Cephalon contained in the 50% probability adjusted case and the 25% probability adjusted case. The total enterprise value of Cephalon used in these analyses included the change of control and other estimated payments associated with Cephalon’s outstanding convertible notes and the related hedge transactions and was calculated using the average market value of Cephalon’s equity interest in Mesoblast Limited for the 60-day period ended April 28, 2011 and Cephalon’s estimated cash balance as of June 30, 2011.

The results of this analysis are summarized as follows:

	TEV/EBITDA				P/E
	2010A	2011E	2012E	2013E	2011E	2012E	2013E
Selected Companies
High	22.7x	16.0x	13.5x	11.8x	22.1x	18.9x	20.0x
Low	5.0x	4.7x	6.5x	5.9x	6.6x	6.0x	5.3x
Mean	12.6x	10.5x	9.9x	9.0x	14.0x	13.4x	12.2x
Median	12.2x	10.2x	10.1x	9.6x	16.9x	14.4x	11.9x
Cephalon
Analyst Consensus Estimates (based on 3/29/2011 close)	4.5x	4.1x	6.6x	6.8x	7.0x	10.3x	12.3x

50% Probability Adjusted Case (based on merger consideration)	6.4x	6.1x	11.1x	11.9x	10.6x	18.2x	17.7x

25% Probability Adjusted Case (based on merger consideration)	6.4x	6.1x	11.0x	11.5x	10.6x	18.2x	17.1x

Transaction Premia Analysis

Cephalon’s financial advisors reviewed publicly available information relating to the following selected acquisition transactions in the life sciences industry announced since 2006 that involved a U.S. listed publicly-traded target company with a total enterprise value of over $500 million in which the cash component of consideration represented at least 50% of the total consideration. We refer to these transactions as the “selected premium transactions”.

Dated Announced	Acquirer	Target

2/22/2011	Forest Laboratories, Inc.	Clinical Data, Inc.

2/16/2011	sanofi-aventis	Genzyme Corporation

12/1/2010	Axcan Holdings Inc.	Eurand N.V.

10/12/2010	Pfizer, Inc.	King Pharmaceuticals, Inc.

9/7/2010	Bristol-Myers Squibb Company	ZymoGenetics, Inc.

6/30/2010	Celgene Corporation	Abraxis BioScience, Inc.

6/7/2010	Grifols, S.A.	Talecris Biotherapeutics Holdings Corp.

5/16/2010	Astellas Pharma Inc.	OSI Pharmaceuticals, Inc.

9/3/2009	Dainippon Sumitomo Pharma Co., Ltd.	Sepracor Inc.

7/23/2009	Bristol-Myers Squibb Company	Medarex, Inc.

5/21/2009	Johnson & Johnson	Cougar Biotechnology, Inc.

3/12/2009	Gilead Sciences, Inc.	CV Therapeutics, Inc.

1/27/2009	Astellas Pharma Inc.	CV Therapeutics, Inc.

11/24/2008	King Pharmaceuticals, Inc.	Alpharma Inc.

10/6/2008	Eli Lilly and Company	ImClone Systems Incorporated

9/1/2008	Shionogi & Co., Ltd.	Sciele Pharma, Inc.

7/31/2008	Bristol-Myers Squibb Company	ImClone Systems Incorporated

7/18/2008	Teva Pharmaceutical Industries Ltd.	Barr Pharmaceuticals, Inc.

7/15/2008	ViroPharma Incorporated	Lev Pharmaceuticals, Inc.

7/7/2008	Fresenius SE	APP Pharmaceuticals, Inc.

4/22/2008	GlaxoSmithKline plc	Sirtris Pharmaceuticals, Inc.

4/10/2008	Takeda Pharmaceutical Company Limited	Millennium Pharmaceuticals, Inc.

12/10/2007	Eisai Co., Ltd.	MGI Pharma, Inc.

11/29/2007	TPG Capital, L.P.	Axcan Pharma Inc.

10/17/2007	Galenica Group	Aspreva Pharmaceuticals Corporation

4/23/2007	AstraZeneca PLC	MedImmune, Inc.

2/20/2007	Shire plc	New River Pharmaceuticals Inc.

12/18/2006	Eli Lilly and Company	ICOS Corporation

11/9/2006	Genentech, Inc.	Tanox, Inc.

11/5/2006	Abbott Laboratories	Kos Pharmaceuticals, Inc.

10/30/2006	Merck & Co., Inc.	Sirna Therapeutics, Inc.

10/23/2006	Stiefel Laboratories, Inc	Connetics Corporation

10/2/2006	Gilead Sciences Inc.	Myogen, Inc.

3/13/2006	Watson Pharmaceuticals, Inc.	Andrx Corporation.

Although none of the selected premium transactions is directly comparable to the proposed merger, the companies that participated in the selected premium transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the proposed merger.

With respect to each selected premium transaction, Cephalon’s financial advisors calculated the premium or discount of the per share consideration to the closing price of the target’s common stock on the trading day that was one day and 30 days prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction and to the highest closing price of the target’s common stock during the 52-week period prior to such date. The calculation of the premium or discount for each selected premium transaction excluded any contingent consideration (such as contingent value rights) payable pursuant to the applicable transaction. Cephalon’s financial advisors also calculated the premium of the $81.50 per share merger consideration to the $58.75 closing price per share of Cephalon common stock on March 29, 2011, the last trading day prior to Valeant’s public announcement of its proposal to acquire Cephalon, the $56.31 closing price per share of Cephalon common stock on February 28, 2011, the thirtieth day prior to such announcement and the $70.79 high closing price per share of Cephalon common stock for the 52-week period prior to such date. The results of this analysis are summarized as follows:

	Premium/Discount to
	1-Day Prior	30-day Prior	52-Week High
Proposed Merger	38.7%	44.7%	15.1%
Selected Premium Transactions
High	102%	133%	70%
Low	9%	9%	(9%)
Mean	47%	60%	24%
Median	48%	59%	20%

Precedent Transactions Analysis

Based on the $81.50 per share merger consideration and Cephalon’s cash balance as of December 31, 2010, adjusted for publicly announced acquisitions, Cephalon’s financial advisors derived a total enterprise value of Cephalon of approximately $7.36 billion, which took into account, among other things, the average market value of Cephalon’s equity interest in Mesoblast Limited for the 60-day period ended April 28, 2011 and the change of control and other estimated payments associated with Cephalon’s outstanding convertible notes and the related hedge transactions. Cephalon’s financial advisors then calculated the multiples of Cephalon’s total enterprise value to its revenue and EBITDA, respectively, for the twelve-month period ended December 31, 2010.

Cephalon’s financial advisors reviewed publicly available information relating to the following selected acquisition transactions in the life sciences industry announced since 2006 that involved a target company with a total enterprise value of over $500 million, which we refer to as the “selected precedent transactions”. Cephalon’s financial advisors also identified a sub-group of the selected precedent transactions as “tier 1 comparable transactions” because the target company in each of those transactions had internal growth prospects, research and design capabilities, product concentration and patent risk that Cephalon’s financial advisors considered more similar to those of Cephalon than the target companies in the other selected precedent transactions.

Dated Announced	Acquirer	Target
Tier 1 Comparable Transactions
10/12/2010	Pfizer Inc.	King Pharmaceuticals, Inc.
6/21/2010	Valeant Pharmaceuticals International, Inc.	Biovail Corporation
9/28/2009	Abbott Laboratories	Solvay Pharmaceuticals, Inc.
9/3/2009	Dainippon Sumitomo Pharma Co., Ltd.	Sepracor Inc.
9/1/2008	Shionogi & Co., Ltd.	Sciele Pharma, Inc.
12/10/2007	Eisai Co., Ltd.	MGI Pharma, Inc.
3/12/2007	Schering-Plough Corporation	Organon BioSciences N.V.
11/5/2006	Abbott Laboratories	Kos Pharmaceuticals, Inc.
9/25/2006	UCB, S.A.	Schwarz Pharma AG
9/21/2006	Merck KGaA	Serono S.A.
9/21/2006	Nycomed AS	ALTANA-Pharma AG
Other Selected Precedent Transactions
2/16/2011	sanofi-aventis	Genzyme Corporation
9/17/2010	Johnson & Johnson	Crucell N.V.
6/30/2010	Celgene Corporation	Abraxis BioScience, Inc.
6/7/2010	Grifols, S.A.	Talecris Biotherapeutics Holdings Corp.
5/16/2010	Astellas Pharma, Inc.	OSI Pharmaceuticals Inc.
8/24/2009	Warner Chilcott Public Limited Company	Procter & Gamble Company – Global Pharmaceuticals
4/20/2009	GlaxoSmithKline plc	Stiefel Laboratories, Inc.
3/12/2009	Gilead Sciences, Inc.	CV Therapeutics, Inc.
2/9/2009	H. Lundbeck A/S	Ovation Pharmaceuticals, Inc.
11/24/2008	King Pharmaceuticals, Inc.	Alpharma Inc.
10/6/2008	Eli Lilly and Company	ImClone Systems Incorporated
4/10/2008	Takeda Pharmaceutical Company Limited	Millennium Pharmaceuticals, Inc.
11/29/2007	TPG Capital, L.P.	Axcan Pharma Inc.
11/21/2007	GlaxoSmithKline plc	Reliant Pharmaceuticals, Inc.
11/18/2007	Celgene Corporation	Pharmion Corporation
4/23/2007	AstraZeneca PLC	MedImmune, Inc.
2/20/2007	Shire plc	New River Pharmaceuticals Inc.
12/18/2006	Eli Lilly and Company	ICOS Corporation

Although none of the selected precedent transactions is directly comparable to the proposed merger, the companies that participated in the selected precedent transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the proposed merger.

With respect to each selected precedent transaction and based on publicly available information, Cephalon’s financial advisors calculated the multiples of the target’s total enterprise value to its revenue and EBITDA, respectively, for the twelve-month period prior to announcement of the applicable transaction, which we refer to as “LTM revenue/EBITDA”. The total enterprise value of each target excluded any contingent consideration (such as contingent value rights) payable pursuant to the applicable transaction. The results of this analysis are summarized as follows:

TEV as Multiple of
	LTM Revenue	LTM EBITDA
Proposed Merger	2.6x	6.8x
Tier 1 Comparable Transactions
High	10.5x	20.6x
Low	1.6x	5.4x
Mean	3.7x	10.9x
Median	3.1x	8.5x
All Selected Precedent Transactions
High	15.2x	34.8x
Low	1.3x	3.8x
Mean	5.2x	14.3x
Median	3.7x	11.9x

General

The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank and BofA Merrill Lynch believe that their analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying their opinions. In arriving at their fairness determinations, Deutsche Bank and BofA Merrill Lynch did not assign specific weights to any particular analyses.

In conducting their analyses and arriving at their opinions, Deutsche Bank and BofA Merrill Lynch utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank and BofA Merrill Lynch to provide their opinions to the board of directors of Cephalon as to the fairness, from a financial point of view, of the merger consideration to be paid in respect of each share of Cephalon common stock to the holders of such stock as of the date of their respective opinions and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with their analyses, each of Deutsche Bank and BofA Merrill Lynch made, and were provided by the management of Cephalon with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, BofA Merrill Lynch, Cephalon or Teva. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Cephalon, Teva or their respective advisors, neither Deutsche Bank nor BofA Merrill Lynch assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the transaction, including the merger consideration, were determined through arm’s-length negotiations between Cephalon and Teva and were approved by the board of directors of Cephalon. Although both Deutsche Bank and BofA Merrill Lynch provided advice to the board of directors of Cephalon during the course of these negotiations, the decision to enter into the merger was solely that of Cephalon’s board of directors. As described above under “Reasons for the Merger; Recommendation of Our Board of Directors,” the opinions and presentation of Deutsche Bank and BofA Merrill Lynch to the board of directors of Cephalon were only one of a number of factors taken into consideration by the board of directors of Cephalon in making its determination to approve the merger agreement and the transactions contemplated by it, including the merger.

Prospective Financial Information

Cephalon’s senior management does not as a matter of practice make detailed projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, certain financial forecasts were prepared by our senior management as part of the annual long range strategic planning process and were thereafter made available to Deutsche Bank, BofA Merrill Lynch and Teva in connection with the merger. We have included the material projections in this proxy statement to provide our stockholders access to certain nonpublic information provided to Teva and/or the board of directors for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that any of Cephalon’s management, Deutsche Bank, BofA Merrill Lynch, Teva or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to Cephalon’s business, many of which are beyond Cephalon’s control. These projections were, in general, prepared solely for internal use and are subjective in many respects. They are susceptible to interpretations and periodic revision based on actual experience and business developments. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature is subject to greater uncertainty with each successive year. The projections were not prepared with a view toward public disclosure or toward complying with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to the Company’s historical financial information. It does not extend to the prospective financial information and should not be read to do so. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Cephalon has made publicly available its actual results of operations for the quarter ended March 31, 2011. You should review Cephalon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 to obtain this information. See “Where You Can Find More Information.” Readers of this proxy statement are cautioned not to place undue reliance on the projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.

The inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be necessarily predictive of actual future events, and they should not be relied on as such. Except as required by applicable securities laws, Cephalon does not intend to update, or otherwise revise the material projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. These projections do not give effect to the merger.

Key Assumptions:

The following table summarizes revenue assumptions for key products and product candidates used in financial projections contained in this document.

Product	U.S. Launch
Provigil	Currently marketed
Nuvigil	Bi-Polar - 2013
Fentora	Currently marketed
TD Hydrocodone	4Q 2012
Amrix	Currently marketed
Treanda	Currently marketed
Omapro	3Q 2012
Obatuclax	4Q 2016
Cinquil	4Q 2011
Lupuzor	4Q 2017
Revascor	3Q 2016

Revenue Projections for the European business assumes a 3-4% annual growth rate for existing products of the Specialty business and a 3-5% growth rate for the Generic business, including planned new generic product launches.

Operating expenses excluding Clinical Trials and payroll related expenses are projected to reduce by 5% annually in 2012 and 2013 compared to 2011 and are flat thereafter. Payroll related expenses in the U.S. excluding field sales force are projected to reduce in 2012 compared to 2011 by 15% and remain flat thereafter.

We have prepared these projections on a basis consistent with the accounting principles used in the historical financial statements excluding certain “adjustments”. Significant items are excluded from these projections that are included in the Company’s historical financial statements prepared under Generally Accepted Accounting Principles in the United States (GAAP). These “adjustments” include any changes in fair value of equity investments, any potential asset impairments or restructuring charges, other estimated changes in fair value of assets or liabilities including, the impact of risk-based milestones and other transaction milestones related to prior acquisitions made by Cephalon, any impact from changes in currency exchange rates, the impact of interest expense associated with ASC 470-20-65-1 or APB 14-1, amortization expense and the tax impact of these items.

The projections are summarized below:

Non-probability adjusted case

The non-probability adjusted case was provided to Teva in connection with its evaluation of the merger.

($ in millions)	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Total revenue	$3,060	$2,467	$2,589	$3,022	$3,371	$3,658	$4,748	$6,052	$6,811	$7,390	$7,742	$7,820	$7,794
Adjusted gross profit	$2,553	$1,974	$2,036	$2,408	$2,651	$2,761	$3,503	$4,419	$4,990	$5,407	$5,644	$5,721	$5,687
Adjusted operating expenses	$1,523	$1,447	$1,561	$1,562	$1,607	$1,843	$2,020	$2,063	$2,092	$2,130	$2,183	$2,189	$2,229
Adjusted EBITDA (1)	$1,122	$616	$535	$901	$1,102	$978	$1,548	$2,426	$2,973	$3,357	$3,545	$3,621	$3,553
Adjusted Net Income	$668	$384	$366	$637	$768	$700	$1,091	$1,715	$2,133	$2,437	$2,605	$2,705	$2,698
Basic Shares Outstanding (millions)	75.87	76.55	77.40	78.40	79.40	80.60	81.80	83.10	84.50	85.90	87.30	88.80	90.30
Adjusted EPS (2)	$8.81	$5.02	$4.74	$8.12	$9.67	$8.69	$13.34	$20.64	$25.24	$28.37	$29.84	$30.46	$29.88

(1) Cephalon calculated Adjusted EBITDA from adjusted income from operations, adding back charges from depreciation and amortization.

(2) Adjusted EPS, or Adjusted Earnings Per Share, is the quotient of Adjusted Net Income divided by Basic Shares Outstanding.

50% probability adjusted case*

The 50% probability adjusted case was provided to Cephalon’s financial advisors in connection with their analyses described in this proxy statement. In the case, 50% probability was applied to revenues, non-R&D expenses and milestones related to Nuvigil Bipolar, TD Hydrocodone, Oxycodone, Omapro, Obataclax, Cinquil, Revascor and Lupuzor. Full R&D costs to launch and probability were weighted at 50% thereafter. Unallocated SG&A and R&D were maintained as a percentage of total revenue.

($ in millions)	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Total revenue	$3,060	$2,457	$2,475	$2,767	$2,912	$2,900	$3,398	$4,076	$4,469	$4,792	$4,997	$5,025	$5,030
Adjusted gross profit	$2,553	$1,965	$1,934	$2,182	$2,257	$2,145	$2,451	$2,911	$3,200	$3,422	$3,552	$3,581	$3,573
Adjusted operating expenses	$1,523	$1,433	$1,416	$1,357	$1,326	$1,407	$1,445	$1,439	$1,444	$1,461	$1,492	$1,485	$1,514
Adjusted EBITDA (1)	$1,123	$621	$578	$880	$989	$799	$1,071	$1,542	$1,831	$2,041	$2,145	$2,186	$2,154
Adjusted Net Income	$669	$388	$399	$622	$689	$573	$756	$1,091	$1,314	$1,482	$1,575	$1,631	$1,632
Basic Shares Outstanding (millions)	75.87	76.55	77.40	78.40	79.40	80.60	81.80	83.10	84.50	85.90	87.30	88.80	90.30
Adjusted EPS (2)	$8.81	$5.07	$5.15	$7.93	$8.68	$7.10	$9.24	$13.12	$15.56	$17.25	$18.04	$18.37	$18.07

(1) Cephalon calculated Adjusted EBITDA from adjusted income from operations, adding back charges from depreciation, amortization.

(2) Adjusted EPS, or Adjusted Earnings Per Share, is the quotient of Adjusted Net Income divided by Basic Shares Outstanding.

25% probability adjusted case

The 25% probability adjusted case was provided to Cephalon’s financial advisors in connection with their analyses described in this proxy statement. In the case, 25% probability was applied to revenues, non-R&D expenses and milestones related to Nuvigil Bipolar, TD Hydrocodone, Oxycodone, Omapro, Obataclax, Cinquil, Revascor and Lupuzor. Full R&D costs to launch and probability were weighted at 25% thereafter. Unallocated SG&A and R&D were maintained as a percentage of total revenue.

($ in millions)	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Total revenue	$3,060	$2,453	$2,418	$2,640	$2,683	$2,522	$2,724	$3,087	$3,297	$3,492	$3,624	$3,627	$3,649
Adjusted gross profit	$2,553	$1,960	$1,883	$2,068	$2,060	$1,838	$1,926	$2,156	$2,305	$2,430	$2,506	$2,511	$2,516
Adjusted operating expenses	$1,522	$1,426	$1,343	$1,254	$1,186	$1,189	$1,158	$1,127	$1,119	$1,126	$1,146	$1,133	$1,157
Adjusted EBITDA (1)	$1,123	$623	$600	$869	$932	$709	$832	$1,099	$1,260	$1,384	$1,445	$1,468	$1,454
Adjusted Net Income	$669	$389	$414	$614	$649	$509	$588	$779	$905	$1,004	$1,060	$1,094	$1,099
Basic Shares Outstanding (millions)	75.87	76.55	77.40	78.40	79.40	80.60	81.80	83.10	84.50	85.90	87.30	88.80	90.30
Adjusted EPS (2)	$8.81	$5.09	$5.35	$7.83	$8.18	$6.31	$7.19	$9.37	$10.71	$11.69	$12.14	$12.32	$12.17

(1) Cephalon calculated Adjusted EBITDA from adjusted income from operations, adding back charges from depreciation, amortization.

(2) Adjusted EPS, or Adjusted Earnings Per Share, is the quotient of Adjusted Net Income divided by Basic Shares Outstanding.

Treatment of Outstanding Debt

As of May 25, 2011, Cephalon had outstanding $500 million aggregate principal amount of 2.50% Convertible Senior Subordinated Notes due 2014, which we refer to as the 2.50% Convertible Notes, and $820 million aggregate principal amount of 2.00% Convertible Senior Subordinated Notes due June 1, 2015, which we refer to as the 2.00% Convertible Notes, and which we collectively refer to as the convertible notes. Commencing upon the closing of the merger, holders of the convertible notes will have the option to require us to purchase for cash all or any part of the convertible notes, in accordance with the terms of the convertible notes, at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, payable in cash.

Additionally, in connection with the merger, the convertible notes will be convertible pursuant to their terms, at the option of the holder, into the right to receive an amount in cash and shares of common stock (which share consideration will be settled following consummation of the merger through the receipt of the applicable cash merger consideration) determined pursuant to the terms of the applicable indenture. In addition, as a result of the merger, (i) the conversion rate of the 2.50% Convertible Notes (currently 14.4928 shares per $1,000 principal amount) will be increased during the applicable conversion period specified in the indenture by a “make whole” premium, calculated in accordance with the indenture governing the 2.50% Convertible Notes, and (ii) a “make whole” premium will be determined for the 2.0% Convertible Notes in accordance with the terms of the applicable indenture as a percentage of their principal amount (resulting in an effective increase in the conversion rate of the 2.0% Convertible Notes (currently 21.4133 shares per $1,000 principal amount)). For illustrative purposes only, if the merger were to be consummated and all Convertible Notes converted on on August 31, 2011 following such consummation during the applicable conversion periods, an aggregate of $2.08 billion in cash will be payable to holders of the Convertible Notes.

Interests of Cephalon’s Directors and Executive Officers in the Merger

In considering the recommendation of the Cephalon board of directors with respect to the merger, Cephalon stockholders should be aware that the executive officers and directors of Cephalon have certain interests in the merger that may be different from, or in addition to, the interests of Cephalon stockholders generally. The Cephalon board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and making its recommendation that Cephalon stockholders adopt the merger agreement. These interests are described below.

Treatment of Outstanding Equity Awards

Pursuant to the Cephalon incentive plans and programs, Cephalon equity awards held by its executive officers and directors that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment.

Cephalon Options

At the effective time of the merger, each option representing the right to acquire shares of our common stock granted under our employee benefit plans outstanding immediately prior to the effective time (whether then vested or unvested), will be cancelled in exchange for the right to receive a cash amount equal to the excess, if any, of (a) $81.50 over (b) the exercise price per share under such option, in each case without interest and less any applicable withholding taxes. Options where the exercise price per share is equal to or greater than $81.50 will be cancelled for no value.

Cephalon Restricted Stock

Immediately prior to the effective time of the merger, each share of our common stock subject to a vesting criteria issued pursuant to any of our equity compensation plans will become fully vested and entitled to receive the merger consideration, without interest and less any applicable withholding taxes.

Summary Table

The following table shows, for each executive officer and each director, as applicable, as of August 31, 2011, (i) the number of shares subject to vested options held by him or her, (ii) the cash consideration that he or she will receive for such vested options upon completion of the merger, (iii) the number of shares subject to unvested options held by him or her, (iv) the cash consideration that he or she will receive for such options upon completion of the merger, (v) the number of shares subject to restricted stock held by him or her, (vi) the cash consideration that he or she will receive for such restricted stock upon completion of the merger, (vii) the total cash consideration he or she will receive for all unvested equity awards upon completion of the merger, and (viii) the total cash consideration he or she will receive for all outstanding equity awards upon completion of the merger.

Name	Number of Shares Subject to Vested Options (#)	Cash-Out Payment for Vested Options ($)	Number of Shares Subject to Unvested Options (#)	Cash-Out Payment for Unvested Options ($)	Number of Shares Subject to Restricted Stock (#)	Cash-Out Payment for Restricted Stock ($)	Total Payment for Unvested Equity Awards ($)	Total Payment for Outstanding Equity Awards ($)
Executive Officers J. Kevin Buchi Chief Executive Officer	322,500	6,391,350	225,000	4,245,450	72,500	5,908,750	10,154,200	16,545,550
Wilco Groenhuysen Executive Vice President and Chief Financial Officer	15,425	254,708	78,875	1,548,563	20,425	1,664,638	3,213,200	3,467,908
Alain Aragues Executive Vice President and President, Cephalon Europe	51,650	914,046	72,650	1,402,570	19,950	1,625,925	3,028,495	3,942,540
Lesley Russell Cooper Executive Vice President and Chief Medical Officer	146,800	1,697,718	125,000	2,146,750	37,500	3,056,250	5,203,000	6,900,718
Gerald J. Pappert Executive Vice President, General Counsel and Secretary	75,000	1,043,125	125,000	2,252,375	33,750	2,750,625	5,003,000	6,046,125
All other executive officers as a group	515,050	7,036,391	380,625	6,508,944	109,688	8,939,572	15,448,516	22,484,907
Directors
William P. Egan	110,000	2,111,850	0	0	0	0	0	2,111,850
Martyn D. Greenacre	110,000	2,111,850	0	0	0	0	0	2,111,850
Charles J. Homcy, M.D.	15,000	24,750	15,000	383,400	0	0	383,400	408,150
Vaughn M. Kailian	85,000	1,437,900	0	0	0	0	0	1,437,900
Kevin E. Moley	75,000	983,850	0	0	0	0	0	983,850
Gail R. Wilensky	105,000	1,863,300	0	0	0	0	0	1,863,300
Dennis L. Winger	105,000	2,062,650	0	0	0	0	0	2,062,650

Executive Severance Agreements.

On March 10, 2011, the Company entered into severance agreements, which we refer to as the executive severance agreements, with certain executive officers which superseded and replaced the severance agreements which had previously been in effect. The executive officers who are party to an executive severance agreement with the Company are: J. Kevin Buchi, CEO; Alain Aragues, EVP and President of Cephalon Europe; Valli F. Baldassano, EVP and Chief Compliance Officer; Wilco Groenhuysen, EVP and Chief Financial Officer; Gerald J. Pappert, EVP and General Counsel; Lesley Russell Cooper, EVP and Chief Medical Officer; Carl A. Savini, EVP and Chief Administrative Officer; and Jeffrey L. Vaught, EVP and Chief Scientific Officer. The form of Mr. Aragues’ Severance Agreement is technically an amendment to his employment contract dated December 9, 2008, as amended. Other than the difference in form, the substance of his Severance Agreement is the same as for the other executive officers other than Mr. Buchi.

According to the terms of the executive severance agreements, if an executive officer’s employment is terminated after, or in connection with, a change in control on account of (i) an involuntary termination by the Company following a change in control for any reason other than cause, death or disability, (ii) a voluntary termination following a change in control on account of a constructive termination, or (iii) a termination by the Company (other than for cause, death or disability) prior to or in connection with an anticipated change in control at the request or direction of the acquiring company involved in the “change in control,” each referred to as a qualifying termination, the executive officer will be entitled to the following severance benefits, provided he or she executes a release of claims against the Company:

•	a lump sum cash payment equal to three times the sum of the executive officer’s annual base salary and annual bonus;

•	a pro-rated annual bonus based on the executive officer’s target annual bonus for the year of termination;

•	a lump sum cash payment equal to COBRA premiums for continued medical and dental coverage for 36 months following the termination date;

•	reimbursement of outplacement assistance services, in an amount not to exceed $15,000; and

•	accelerated vesting of stock options and restricted stock.

The consummation of the merger will constitute a “change in control” under the executive severance agreements.

The executive severance agreements provide that if the total payments received by an executive officer in connection with a change in control would be subject to excise tax under the “golden parachute” rules of the Internal Revenue Code, such payments will be reduced so that no such tax will apply, if the reduction will provide such executive officer with a greater net after-tax benefit. The following table presents, with respect to each executive officer, an estimate of the amounts of severance benefits payable in the event of a qualifying termination, estimated as of August 31, 2011. For a quantification of the value of the vesting of equity, see the table above under “Treatment of Outstanding Equity Awards.”

Name	Severance Payments ($)

J. Kevin Buchi Chief Executive Officer	4,401,737

Wilco Groenhuysen Executive Vice President and Chief Financial Officer	2,712,583

Alain Aragues Executive Vice President and President, Cephalon Europe	3,234,725

Lesley Russell Cooper Executive Vice President and Chief Medical Officer	2,708,338

Gerald J. Pappert Executive Vice President, General Counsel and Secretary	2,170,612

All other executive officers as a group	7,534,231

Deferred Compensation Plan. The Company maintains a non-qualified deferred compensation plan which allows employees situated in the United States who are at the vice president level and above to defer receipt of all or a portion of any bonuses received under the Company’s Management Incentive Compensation Program until either a date specified at election by the employee, or retirement. Prior to or on a change in control under the deferred compensation plan, the plan provides for the Company to make a contribution to a rabbi trust, and the Company will be obligated to continue to cause additional contributions to be made to the trust as are necessary to ensure that at all times following the change in control the trust will contain sufficient funds to provide all benefits due to participants and their beneficiaries under the plan. The consummation of the merger will constitute a “change in control” under the deferred compensation plan in accordance with the provisions described above. Approximately $4.8 million has been transferred to the trust in connection with the merger in accordance with the provisions described above. In the event of a change in control, the rate at which each participant’s separate deferred bonus account will be increased from and after the date of the “change in control” will not be less than the lesser of (i) 10% per annum, or (ii) one percentage point above the prime interest rate then charged by the trustee to its qualified customers. As of August 31, 2011, two executive officers participate in the deferred compensation plan.

Golden Parachutes

The following table sets forth the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. These amounts have been calculated assuming the merger is consummated on August 31, 2011 and, where applicable, assuming each named executive officer experiences a qualifying termination of employment (as discussed in more detail above under “executive severance agreements”) as of August 31, 2011. Certain of the amounts payable may vary depending on the actual date of completion of the merger and any qualifying termination. Receipt of compensation under the executive severance agreements is conditioned on the execution of a release of claims against the Company.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Total ($)(3)
J. Kevin Buchi	4,401,737	10,154,200	14,555,937
Wilco Groenhuysen	2,712,583	3,213,200	5,925,783
Alain Aragues (4)	3,234,725	3,028,495	6,263,220
Lesley Russell Cooper	2,708,338	5,203,000	7,911,338
Gerald J. Pappert	2,170,612	5,003,000	7,173,612

(1) Cash. Represents the value of (a) a lump sum cash payment equal to three times the sum of the named executive officer’s annual base salary and annual bonus; (b) a pro-rated annual bonus based on the named executive officer’s target annual bonus for the year of termination; (c) a lump sum cash payment equal to COBRA premiums for continued medical and dental coverage for 36 months following the termination date; and (d) reimbursement of outplacement assistance services, in the maximum amount of $15,000.

The following table shows, for each named executive officer, the amount of each component part of these cash severance benefits under the executive severance agreements. These amounts are all “double trigger” in nature; namely, eligibility to receive these amounts requires both the occurrence of a change in control and a qualifying termination of employment following the change in control.

As noted above, the executive severance agreements provide that if the total payments received by an executive officer in connection with a change in control would be subject to excise tax under the “golden parachute” rules of the Internal Revenue Code, such payments will be reduced so that no such tax will apply, if the reduction will provide such executive officer with a greater net after-tax benefit. Mr. Buchi’s severance payment below reflects a reduction of $1,663,057 and Mr. Pappert’s severance payment below reflects a reduction of $813,805.

Executive Officer	Severance Payment ($)	Pro Rata Bonus ($)	Outplacement Assistance ($)	Payment in Lieu of Benefits ($)	Total ($)
J. Kevin Buchi	3,736,943	600,000	15,000	49,794	4,401,737
Wilco Groenhuysen	2,430,000	180,000	15,000	87,583	2,712,583
Alain Aragues	2,994,175	221,791	15,000	3,759	3,234,725
Lesley Russell Cooper	2,426,400	179,733	15,000	87,205	2,708,338
Gerald J. Pappert	1,869,695	198,800	15,000	87,117	2,170,612

(2) Equity. Represents the aggregate payments to be made in respect of unvested options and unvested restricted stock upon consummation of the merger, as described in greater detail above in the section entitled “Treatment of Outstanding Equity Awards” and as quantified in the “Total Payment for Unvested Equity Awards” column corresponding to each named executive officer’s name in the summary table set forth in that section. Amounts included in this column are all “single-trigger” in nature, namely, eligibility to receive the payment is conditioned solely on the occurrence of a change in control.

(3) Total. The following table shows, for each named executive officer, the amounts which are single trigger or double trigger in nature.

Executive Officer	Single Trigger ($)	Double Trigger ($)
J. Kevin Buchi	10,154,200	4,401,737
Wilco Groenhuysen	3,213,200	2,712,583
Alain Aragues	3,028,495	3,234,725
Lesley Russell Cooper	5,203,000	2,708,338
Gerald J. Pappert	5,003,000	2,170,612

(4) Mr. Aragues is also a party to an employment agreement with Cephalon providing for certain severance payments. Mr. Aragues is entitled to the greater of the severance payments under his employment agreement and the severance payments under his executive severance agreement. As the severance payments under his executive severance agreement are greater than the severance payments under his employment agreement, this table does not include any severance amounts to which Mr. Aragues may become entitled pursuant to his employment agreement.

Indemnification and Insurance

Teva has agreed to cause the surviving corporation to provide for the continued indemnification (including advancement of expenses) and exculpation of the directors, officers, employees and other authorized representatives of Cephalon and its subsidiaries for six years following the closing for acts and omissions occurring or alleged to have occurred at or prior to the effective time of the merger to the fullest extent permitted by applicable law. In addition, Teva has agreed that the certificate of incorporation and bylaws of each of Cephalon and its subsidiaries as currently in effect and each indemnification agreement to which one of Cephalon’s directors or executive officers is currently a party shall not be amended, repealed or modified for a period of six years following the closing in any manner that would adversely affect the rights of each indemnified parties, except as required by applicable law.

Prior to the effective time of the merger, Cephalon will purchase, or Teva shall cause the surviving entity to purchase, a prepaid six year “tail” policy with respect to directors’ and officers’ liability insurance and fiduciary liability insurance on terms and conditions no less favorable than those of the existing liability insurance policies for the person covered by such insurance as in effect on May 1, 2011. If such “tail” policies are unavailable, Teva will be required to cause the surviving corporation to maintain Cephalon’s current directors’ and officers’ liability insurance and fiduciary liability insurance on at least as favorable coverage terms for six years. In either case, neither Teva nor the surviving corporation shall be required to (and the Cephalon shall not) pay an aggregate premium for such insurance policies in excess of 250% of the annual premium paid by Cephalon for the last full fiscal year for such insurance.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of our common stock whose shares are converted into the right to receive cash in the merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended , which we refer to as the Code, its legislative history, U.S. Treasury regulations promulgated under the Code, published rulings by the Internal Revenue Service, which we refer to as the IRS, and judicial authorities and administrative decisions, all as in effect as of the date of the proxy statement and all of which are subject to change, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

Holders of our common stock who are not U.S. holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non-U.S. tax laws.

The following does not purport to consider all aspects of U.S. federal income taxation of the merger that might be relevant to U.S. holders in light of their particular circumstances, or those U.S. holders that may be subject to special rules (for example, dealers in securities or currencies, brokers, banks, financial institutions, insurance companies, mutual funds, real estate investment trusts, tax-exempt organizations, stockholders subject to the alternative minimum tax, partnerships, S corporations or other pass-through entities and their partners or members, persons whose functional currency is not the U.S. dollar, stockholders who hold our stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders that acquired our common stock pursuant to the exercise of an employee stock option or otherwise as compensation, or U.S. holders who have perfected and not withdrawn a demand for statutory appraisal rights), nor does it address the U.S. federal income tax consequences to U.S. holders that do not hold our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, the discussion does not address any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a U.S. holder.

The tax consequences to stockholders that hold our common stock through a partnership or other pass-through entity generally will depend on the status of the stockholder and the activities of the partnership. Partners in a partnership or other pass-through entity holding our common stock should consult their tax advisors regarding the tax consequences of the merger.

Further, the discussion does not addess any tax consequences of the merger to (i) holders of options to acquire shares of our common stock whose options are cancelled in exchange for cash pursuant to the merger or (ii) holders of convertible notes who elect to have such convertible notes purchased by us or converted into cash in connection with the merger. Such option holders and note holders should consult their tax advisors regarding the tax consequences of the merger.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Exchange of Shares of Common Stock for Cash Pursuant to the merger agreement. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. Gain or loss must be determined separately for each block of shares (generally, shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of certain individual and other non-corporate U.S. holders recognized in taxable years beginning before January 1, 2013 are generally taxed at a maximum rate of 15%. A U.S. holder’s ability to deduct capital losses may be limited.

Backup Withholding and Information Reporting. A U.S. holder may be subject to backup withholding at the applicable rate (currently 28 percent) on the cash payments to which such U.S. holder is entitled pursuant to the merger, unless the U.S. holder provides its taxpayer identification number and complies with certain certification procedures, or otherwise establishes an exemption. If the paying agent is not provided with a U.S. holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. holder may be subject to certain penalties imposed by the IRS. Each U.S. holder should complete and sign the substitute IRS Form W-9 included as part of the letter of transmittal and timely return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowable as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, which we refer to as the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the DOJ, which we refer to as the DOJ, and the applicable waiting period has expired or been terminated. Each of Teva and Cephalon filed on May 13, 2011 notification and report forms under the HSR Act with the FTC and the DOJ. On June 13, 2011, Cephalon and Teva received requests for additional information and documentary material from the FTC, regarding the merger. The information requests, also known as a “second requests,” were issued under the HSR Act and will extend the waiting period imposed by the HSR Act until 11:59 p.m. on the 30th calendar day following the date that the parties certify substantial compliance with such request. At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Cephalon or Teva. At any time before or after the consummation of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Cephalon or Teva. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

Under the EC Merger Regulation, the merger may not be completed until a notification has been filed with and approval has been granted by the European Commission. Teva will file shortly the Form CO notification with the European Commission. The initial review period under the ECMR will expire on the 25th business day following filing with the European Commission, unless Teva needs to offer remedies to address serious doubts raised by the European Commission as a condition for the approval of the merger. If the European Commission expresses such serious doubts and Teva decides to make such an offer during the initial review, the initial review period will expire on the 35th business day following the filing of the notices.

In light of the limited activities of Cephalon in Israel, Teva filed on May 18, 2011 a letter with the Israeli Antitrust Authority requesting to issue a pre-ruling order to exempt Teva and Cephalon from the duty to file the required merger notices pursuant to the applicable Israeli laws. On May 25, 2011, the Israeli Antitrust Authority confirmed that the conditions for a filing were not present. As a result a filing will not be required in connection with the merger.

In addition, Teva will file shortly a notification with the Anti-Monopoly Committee, which we refer to as AMC, in the Ukraine. The initial waiting period under the applicable Ukrainian merger control laws will expire on the 45th calendar day following the filing, provided that the AMC does not deem the merger to raise any significant anti-competitive effects in the Ukraine.

Under the merger control rules of jurisdictions outside the United States and the European Union where the parties conduct business, filings may be required and it may be necessary to observe waiting periods and/or obtain approvals prior to completing the merger. The period for review of the merger will vary from jurisdiction to jurisdiction and may be affected by a variety of factors. The review powers vested in foreign competition authorities include the ability to challenge the legality of the merger on the basis of its effects on competition or otherwise on the public interest. At any time before (and in some cases after) the completion of the merger, foreign competition authorities may seek to enjoin the completion of the merger or to impose conditions or remedies, including the divestiture of assets.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, Cephalon, based on a review of information provided by Teva relating to the businesses in which it and its affiliates are engaged, believes that the merger can be effected in compliance with federal, state and foreign antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the EC Merger Regulation, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. For a more detailed discussion of the requirements regarding regulatory matters under the merger agreement, please see “The Merger Agreement — Agreements to Use Reasonable Best Efforts” beginning on page 69 of this proxy statement.

Delisting and Deregistration of Common Stock

If the merger is completed, our common stock will be delisted from NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

Litigation Related to the Merger

Delaware Suits

On March 31, 2011, two separate plaintiffs filed putative class action lawsuits, related to the Valeant takeover proposal, in the Delaware Court of Chancery. The first-filed suit, brought by plaintiff Kaczak, named as defendants all members of the board. The second-filed suit, brought by plaintiff County of Dauphin Retirement Plan, named as defendants all members of the board and the Company itself. Both suits contain substantially similar allegations and seek substantially similar relief. Plaintiffs in both suits allege that members of the board violated their fiduciary duties to the Company’s stockholders by failing to properly consider the Valeant takeover proposal. They further allege that, by breaching their fiduciary duties, the directors thereby failed to maximize value for the Company’s stockholders. Both suits seek injunctions requiring board members to fulfill their fiduciary duties by properly considering the Valeant takeover proposal and by acting in ways that will maximize shareholder value. County of Dauphin additionally asks the court to enjoin the board members from “taking any further action designed to frustrate any potential transaction that would maximize shareholder value.” Both suits seek fees and expenses.

On April 4, 2011, a third plaintiff filed a putative class action in the Delaware Court of Chancery against the Company and all board members. The allegations contained in this third complaint are substantially similar to those contained in the previously-filed complaints—namely, that members of the board breached their fiduciary duties to the Company’s stockholders by failing to adequately consider the Valeant takeover proposal. Plaintiff seeks an injunction requiring board members to adequately consider the Valeant takeover proposal. Plaintiff also seeks fees and expenses.

Cephalon and all board members intend to vigorously defend themselves against the asserted claims.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to carefully read the merger agreement in its entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Cephalon, Teva or Merger Sub. Such information can be found elsewhere in this proxy statement and in the other public filings Cephalon makes with the SEC, which are available without charge at www.sec.gov. The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Teva, Merger Sub, Cephalon or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in this proxy statement or in other public disclosures by Cephalon.

The Merger

The merger agreement provides for the merger of Merger Sub with and into Cephalon upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, Cephalon will continue to exist following the merger as an indirect wholly-owned subsidiary of Teva. Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Merger Sub will be the initial officers of the surviving corporation and the certificate of incorporation and bylaws of the surviving corporation will be in the form attached as Exhibit A to the merger agreement, until amended in accordance with its terms or as provided by applicable law. All directors or officers of the surviving corporation will hold their positions until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Effective Time

The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as agreed by the parties to the merger agreement in writing and specified in the certificate of merger. We expect to complete the merger as soon as practicable after our stockholders adopt the merger agreement and all other conditions to closing have been satisfied or waived.

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger no later than the second business day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at such time). The conditions of the closing of the merger are described in the section of this proxy statement entitled “Conditions to the Merger.”

Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $81.50 in cash, without interest and less any applicable withholding taxes, other than the following shares:

•	owned by us as treasury stock;

•	owned by Teva or Merger Sub; and

•

owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL as described in further detail in “Dissenters’ Rights of Appraisal” beginning on page 81.

Subject to the above exceptions, after the effective time of the merger, each holder of any shares of our common stock will no longer have any rights with respect to the shares, except for the right to receive the merger consideration.

Payment for the Shares of Common Stock

Teva will select a paying agent reasonably satisfactory to us for the benefit of the holders of shares of our common stock. At or prior to the effective time of the merger, Teva will deposit or cause to be deposited with such paying agent a cash amount in immediately available funds to pay the aggregate merger consideration payable to our stockholders.

As promptly as reasonable after the effective time of the merger and, but in no event more than five business days after the effective time of the merger, the surviving corporation will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your shares of common stock in exchange for the merger consideration. The paying agent will pay you the merger consideration to which you are entitled after you have provided to the paying agent your signed letter of transmittal together with (i) in the case of shares of our common stock represented by a certificate, receipt of any such certificate and (ii) in the case of shares of our common stock held in book-entry form, the receipt of an agent’s message, and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

Following the effective time of the merger, there will be no further transfer of shares of our common stock.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will be required to provide an affidavit of the loss, theft or destruction, and if required by the surviving corporation, post a bond in a reasonable and customary amount as indemnity against any claim that may be made with respect to such certificate. These procedures will be described in the letter of transmittal and related instructions that you will receive, which you should read carefully and in their entirety.

At any time following the first anniversary of the effective time of the merger, the surviving corporation may require from the paying agent any funds (including any interest received with respect thereto) which have not be disbursed. Holders of our common stock who have not received payment shall be entitled to look only to the surviving corporation with respect to payment of the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificate to the paying agent without a letter of transmittal.

Treatment of Options and Restricted Stock

Cephalon Options. At the effective time of the merger, each option representing the right to acquire shares of our common stock granted under our employee benefit plans outstanding immediately prior to the effective time (whether then vested or unvested), will be cancelled in exchange for the right to receive a cash amount equal to the excess, if any, of (a) $81.50 over (b) the exercise price per share under such option, in each case without interest and less any applicable withholding taxes. Options where the exercise price per share is equal to or greater than $81.50 will be cancelled for no value.

Cephalon Restricted Stock. Immediately prior to the effective time of the merger, each share of our common stock subject to a vesting criteria issued pursuant to any of our equity compensation plans will become fully vested and entitled to receive the merger consideration, without interest and less any applicable withholding taxes.

Employee Stock Purchase Plan. Cephalon’s Employee Stock Purchase Plan will terminate at the completion of the current offering period on of June 30, 2011 and no further rights will be granted or granted under the Employee Stock Purchase Plan after this period.

The effect of the merger upon our other employee benefit plans is more fully described under “Employee Benefits” beginning on page 70.

Representations and Warranties

In the merger agreement, Cephalon made representations and warranties relating to, among other things:

•	the corporate organization and standing of Cephalon and its significant subsidiaries;

•	its capitalization;

•	its corporate power and authority to enter into the merger agreement

•	the absence of conflicts with law, Cephalon’s organizational documents and contracts to which Cephalon is a party;

•	actions taken by our board of directors;

•	the stockholder vote required to approve the merger agreement;

•	required regulatory filings, consents and approvals of governmental entities;

•	Cephalon’s filings with the SEC;

•	the absence of undisclosed liabilities;

•	the absence of certain changes since January 1, 2011;

•	the absence of legal proceedings;

•	compliance with applicable laws and permits;

•	the accuracy of the information set forth in this proxy statement;

•	tax matters;

•	employee benefits and labor;

•	intellectual property;

•	the inapplicability of Cephalon’s stockholder rights agreement to the merger;

•	the inapplicability of takeover statutes on the merger;

•	material contracts;

•	FDA and related matters;

•	insurance;

•	no related party transactions;

•	U.S. export and import controls;

•	product liability;

•	no certain questionable payments;

•	the fairness opinions delivered by Deutsche Bank and BofA Merrill Lynch; and

•	brokers and finders.

In the merger agreement, Teva and Merger Sub each made representations and warranties relating to:

•	the corporate organization and good standing of Teva and Merger Sub;

•	corporate power and authority to enter into and consummate the transactions contemplated by the merger agreement;

•	required regulatory filings, consents and approvals of governmental entities;

•	the accuracy of the information supplied by Teva for inclusion in this proxy statement;

•	the ownership and operation of Merger Sub;

•	the availability of funds necessary to pay the aggregate merger consideration;

•	their ownership of our common stock;

•	brokers and finders; and

•	access to Cephalon’s information

Many of Cephalon’s representations and warranties are qualified by a Company Material Adverse Effect standard. For purposes of the merger agreement, “Company Material Adverse Effect” is defined to mean:

Any change, event, occurrence, circumstance or effect that, individually or in the aggregate with any other change, event, occurrence, circumstance or effect, (a) is materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole or (b) prevents, materially delays or materially impairs the ability of the Company to consummate the merger.

A Company Material Adverse Effect shall not include for purposes of clause (a) above any change, event, occurrence, fact, circumstance or effect arising out of, resulting from or attributable to the following:

•

any condition, change, event, occurrence or effect in any of the industries or markets in which Cephalon or its subsidiaries operate to the extent they do not have a disproportionate impact on Cephalon as compared to other industry participants;

•

any enactment of, change in, or change in interpretation of, any law (including the rules, regulations and policies of the U.S. Food and Drug Administration and the U.S. Drug Enforcement Administration) or Generally Accepted Accounting Principles in the United States to the extent they do not have a disproportionate impact on Cephalon as compared to other industry participants;

•

any changes in general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which Cephalon or its subsidiaries conduct business to the extent they do not have a disproportionate impact on Cephalon as compared to other industry participants;

•

results of pre-clinical and clinical testing or the determination by, or the delay or a determination by, the U.S. Food and Drug Administration after the date of the merger agreement with respect to Cephalon’s pipeline products;

•	matters related to patent litigation relating to Provigil (including in respect of prior settlements), Amrix and Fentora, including adverse developments relating to all such matters;

•

any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war to the extent they do not have a disproportionate impact on Cephalon as compared to other industry participants;

•

the identity of Teva, the announcement or pendency of the merger agreement or the transactions contemplated by the merger agreement or the consummation of the transactions contemplated by the merger agreement;

•	any action taken pursuant to the terms of the merger agreement or with the consent or at the direction of Teva or Merger Sub;

•

any decline in the market price, or change in trading volume, of the capital stock of Cephalon (provided that the underlying causes of such decline or change may be considered in determining whether a Company Material Adverse Effect has occurred);

•

any failure by Cephalon or its subsidiaries, in and of itself, to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to Cephalon or any of its subsidiaries (provided that the underlying causes of such decline or change may be considered in determining whether a Company Material Adverse Effect has occurred); or

•

any pending, initiated or threatened legal or administrative proceeding, claim, suit or action against Cephalon, any of its subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to (A) the execution of the merger agreement or the transactions contemplated by the merger agreement or (B) the attempt and proposal by Valeant Pharmaceuticals International, Inc. to acquire Cephalon or the consent solicitation related thereto, as such proposal or consent solicitation may be amended from time to time.

Conduct of Business Prior to Closing

We have agreed in the merger agreement that, until the effective time of the merger, except as expressly contemplated by the merger agreement or as required by applicable law or as set forth in the disclosure schedule that Cephalon delivered to Teva in connection with the execution of the merger agreement, we shall and we shall cause our subsidiaries to:

•	conduct our business in the ordinary course of business consistent with past practice; and

•

use commercially reasonable efforts to preserve our existing relationship with our customers, suppliers, distributors, creditors, lessors, agents, employees and business associates and to preserve intact our business organization.

We have also agreed that, until the consummation of the merger, except as expressly contemplated by the merger agreement or required by applicable law or set forth in the disclosure schedule that Cephalon delivered to Teva in connection with the execution of the merger agreement or consented to in writing by Teva (which consent, for the matters described in the first three bullet points below, will be at the sole discretion of Teva and for all other matters listed below will not be unreasonably withheld, delayed or conditioned), we and our subsidiaries will not:

•

issue, sell or encumber (or propose to take any such action) Cephalon’s stock, securities or rights convertible into, exchangeable or exercisable for Cephalon stock, subject to certain exceptions, including in connection with the exercise of stock options outstanding on the date of the merger agreement;

•	redeem, repurchase or otherwise acquire outstanding shares of Cephalon stock (except in connection with repurchases of outstanding options);

•	adjust, split, combine, subdivide or reclassify or enter into any similar transaction with respect to Cephalon stock or make any dividend or distributions on any share of Cephalon’s capital stock;

•	incur any indebtedness in excess of $25 million per individual occurrence or $100 million in the aggregate;

•

pledge, encumber or otherwise subject to a lien any of Cephalon’s property or assets, other than in the ordinary course of business (with respect to properties or assets worth $25 million or less individually and $100 million or less in the aggregate);

•	enter into or assume any derivative financial instrument, contract or arrangement or any kind, except foreign exchange hedging currently in effect;

•

sell, lease, license or otherwise dispose of properties or assets with a value in excess of $10 million, other than in the ordinary course consistent with past practice, pursuant to the terms of certain scheduled contracts, disposition of non-useful assets or transfers among Cephalon and its subsidiaries;

•	amend, modify, extend, renew or terminate any lease, or enter into any new material lease, sublease or license of real property;

•	make any capital expenditures in excess of $25 million in the aggregate during any consecutive 12-month period;

•

make any acquisition of capital stock or assets or property in excess of $25 million except pursuant to certain scheduled contracts or in connection with the acquisition of ChemGenex Pharmaceuticals Limited;

•

increase the compensation of or pay or agree to pay any pension, retirement allowance, retention payment, or any other payment or bonus to any of its directors, executive officers, employees or other service providers, unless such increase has been disclosed to Teva prior to the date of the merger agreement or are made in the ordinary course of business;

•

terminate any executive officers or hire any new employees, unless such hire is in the ordinary course of business consistent with past practice and has an aggregate annual salary and incentive opportunity of not more than $200,000, or enter into or amend any existing agreement with employees, except for agreements for any newly hired employees in the ordinary course of business consistent with past practice who has an aggregate annual salary and incentive opportunity of not more than $200,000;

•	adopt, amend or terminate any Cephalon stock plan except as required by law or pursuant to the terms of the applicable plan;

•

enter into or adopt or increase benefits under, accelerate the vesting or payment of any award or compensation issued under, fund any liability under, or renew any existing stock plan, benefit arrangement or collective bargaining agreement other than as contemplated by the terms of Cephalon’s existing management retention plan;

•	make any material change to methods of accounting;

•

enter into, amend, modify or terminate in any material respect, any material contract other than in the ordinary course of business consistent with past practice, or grant any release or relinquishment of any material right under such contracts;

•

settle any actions except for an amount less than or equal to $10 million and that does not impose any material limitation on the conduct of Cephalon’s and its subsidiaries’ businesses (provided, that Cephalon cannot settle any action with respect to a company product with aggregate sales for the twelve (12) months prior to the date of the settlement of more than $500 million);

•	amend Cephalon’s or its subsidiaries’ certificate of incorporation and bylaws;

•	adopt a plan of complete or partial recapitalization, restructuring, liquidation or dissolution;

•	fail to maintain all material permits;

•	assume, guarantee, endorse or become otherwise responsible for any person other than wholly-owned subsidiaries;

•	make any loans, advances or capital contributions to any person other than wholly-owned subsidiaries;

•	enter into any material contract or transaction with an affiliate, other than in the ordinary course of business and on terms no less favorable than terms governing transactions with third parties;

•	pay, loan or advance any amount, or enter into any other agreement outside of the ordinary course, with any of its officers or directors, or any of their affiliates; and

•	fail to maintain material insurance policies covering Cephalon and its subsidiaries and their properties, assets and businesses consistent with past practice.

Proxy Statement and Stockholders Meeting

We agreed, as promptly as practicable after this proxy statement was cleared by the SEC, to establish a record date for, duly call, give notice of, convene and hold a special meeting of our stockholders for the purpose of obtaining their approval of the merger agreement. Except in the circumstances described in the section of this proxy statement entitled “Recommendation Withdrawal/Termination in Connection with a Superior Proposal,” our board of directors has agreed to recommend the merger agreement to our stockholders, to include this recommendation in this proxy statement and to use all reasonable lawful action to obtain our stockholders approval of the merger agreement.

No Solicitation of Other Offers

In connection with the merger agreement, we have agreed to, and to use reasonable best efforts to cause our representatives to, immediately cease and terminate all existing discussions or negotiations with any person (other than Teva) with respect to any proposal that constitutes, or would reasonably be expected to lead to, a takeover proposal (as defined below) and to request from each person who has previously entered a confidentiality agreement with Cephalon that such person promptly return or destroy all confidential information previously furnished to such person and to terminate each such person’s access to the data room previously established by Cephalon:

In connection with the merger agreement, we have agreed not to, and to cause our subsidiaries, directors, officers and employees not to, and to direct and use our best reasonable efforts to cause our representatives not to:

•	solicit, initiate or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any takeover proposal;

•	enter into, or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any takeover proposal;

•	furnish information or any data, or access to properties, books and records of Cephalon in connection with a takeover proposal; or

•	propose, agree or publicly announce an intention to take any such action or any other action which would which would reasonably be expected to lead to, encourage or facilitate takeover proposal.

Notwithstanding these restrictions, prior to the time that our stockholders adopt the merger agreement, Cephalon may engage in negotiations and discussions with, and provide information with respect to Cephalon and its subsidiaries to, any person who has made an unsolicited, written takeover proposal only if Cephalon’s board of directors determines in good faith, following consultation with its legal and financial advisors, that:

•	the takeover proposal would reasonably be expected to result in a superior proposal; and

•	failure of our board of directors to do so would reasonably be expected to be a violation of our fiduciary duties to our stockholders under applicable law.

In the cases described above, we must provide notice to Teva and we are not permitted to disclose any non-public information to a person without entering into a confidentiality agreement containing provisions that are at least as restrictive than those contained in our confidentiality agreement with Teva except with respect to the “standstill” provisions included in the confidentiality agreement with Teva and except as otherwise contemplated by the merger agreement.

We have agreed to promptly notify Teva prior to providing information to, or beginning discussions with, any person in connection with an unsolicited acquisition proposal and to communicate to Teva the materials terms of such unsolicited takeover proposal. We have also agreed to keep Teva reasonably apprised of the status and other matters relating to the unsolicited takeover proposal on a timely basis.

Cephalon is not permitted to terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it is a party and is required to enforce such provision except if our board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be a violation of its fiduciary duties to the Cephalon stockholders.

The merger agreement defines a “takeover proposal” as any bona fide proposal or offer, by a third party relating to, or that is reasonably expected to lead to, any direct or indirect purchase or acquisition, in a single transaction or series of related transactions of: (A) any assets or businesses of Cephalon and its subsidiaries representing 20% or more of Cephalon’s consolidated assets or to which 20% or more of Cephalon’s revenues, net income or earnings before interest expense, taxes depreciation and amortization on a consolidated basis are attributable; or (B) beneficial ownership of 20% or more of any class of equity securities of Cephalon pursuant to a merger, consolidation, business combination, sale of shares of capital stock, tender offer, exchange offer, license agreement or similar transaction.

The merger agreement defines a “superior proposal” as any bona fide written takeover proposal on terms which Cephalon’s board of directors determines in good faith, after consultation with outside counsel and Cephalon’s independent financial advisers, and taking into account all legal, financial, regulatory and other aspects of such takeover proposal, would, if consummated, result in a transaction that is more favorable to Cephalon stockholders from a financial point of view than the merger. The threshold for a superior proposal is 50% of the equity securities or consolidated assets of Cephalon and its subsidiaries.

Cephalon has agreed that it will be responsible for any breach of the no solicitation covenant by its representatives.

In addition to the rights described above, we may terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal under certain circumstances. See “Ability to Change Board Recommendation/Termination in Connection with a Superior Proposal.”

Ability to Change Board Recommendation/Termination in Connection with a Superior Proposal

Our board of directors has unanimously resolved to recommend that our stockholders adopt the merger agreement and the merger agreement provides that we and our board of directors shall not withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Teva, the approval of the merger agreement and the merger, or the board’s recommendation of the merger, and that we and our board of directors shall not approve or recommend, or publicly propose to approve or recommend, to our stockholders any takeover proposal or any other binding or non-binding agreement with respect to, or that is intended to or would reasonably be expected to lead to, any takeover proposal. However, our board of directors may, under certain specified circumstances, make an adverse recommendation change and terminate the merger agreement with Teva to enter into a superior proposal.

Prior to the stockholder approval, our board of directors may make an adverse recommendation change if the board of directors determines in good faith, following consultation with outside counsel, that failure to take such action would reasonably be expected to be a violation of the board of directors’ fiduciary duties under applicable law and one of the following two conditions has been satisfied:

•

our board of directors receives a written takeover proposal that is not withdrawn and our board of directors determines in good faith, after consultation with our independent financial advisors and outside legal counsel, that such takeover proposal constitutes a superior proposal; or

•

a material development or change in circumstance (other than (A) in respect of a takeover proposal or (B) relating to Teva and not also to Cephalon), which we refer to as an intervening event, arises after May 1, 2011 that was not known by our board of directors as of such date.

However, in the case of changing its recommendation or terminating the merger agreement with Teva in connection with a superior proposal, our board of directors must:

•	provide Teva with four business days’ notice of its intent to change its recommendation or terminate the merger agreement with Teva;

•	negotiate in good faith with Teva during such four business day period; and

•	after taking into account any revised offer by Teva, must continue to believe that the takeover proposal constitutes a superior proposal.

Any material amendment to a takeover proposal will be deemed a new takeover proposal that will entitle Teva to an additional four business day period to propose changes to the merger agreement.

In addition, if our board of directors decides to terminate the merger agreement with Teva following receipt of a superior proposal, we must pay the applicable termination fee as described in further detail in “The Merger Agreement — Termination Fee” beginning on page 73.

Agreements to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the merger agreement, each of Cephalon, Teva and Merger Sub has agreed to use their respective reasonable best efforts to:

•	consummate the transactions contemplated by the merger agreement as soon as practicable;

•	promptly make any submissions or filings under applicable antitrust laws (including required U.S. HSR and European Commission filings);

•	promptly furnish information in connection with such filings and submissions;

•	keep the other parties informed as to the status of such filings and submissions; and

•

obtain all actions or non-actions, approvals and consents from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

Each of Cephalon, Teva and Merger Sub will promptly notify the other parties of any communication from a governmental authority, keep the others reasonably informed of meetings and discussion with the governmental authority, and provide the other party the opportunity to attend or participate in any meetings or discussions with such governmental authority.

Pursuant to the terms of the merger agreement, Teva’s obligation to take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain clearances, consents, approvals and waivers under antitrust laws that may be required by any governmental authority (including by way divestitures, holding separate arrangements) does not require Teva to take any actions or enter into any agreements:

•	that requires Teva to divest Nuvigil, other than with respect to the divestiture of Nuvigil ANDA rights;

•	that places any restrictions on the business or actions of Teva or its subsidiaries, other than:

•	those that are standard and customary in consent decrees enforcing asset divestitures;

•	that are directly related to the assets that are being divested; and

•

that would not reasonably be expected to be material to Teva and its subsidiaries, taken as a whole (provided that Teva is not required to agree to any restriction that would materially impair the value of Nuvigil); or

•	that requires relief with respect to Provigil or any generic equivalent of Provigil other than:

•	with respect to the divestiture of Provigil ANDA rights;

•

such relief that is necessary to resolve objections to the transactions contemplated by the merger agreement raised in U.S. federal court by the Federal Trade Commission or the U.S. Department of Justice, that are ruled valid by such courts; and

•	to resolve any written objections by any governmental authority under foreign antitrust laws seeking to enjoin or prohibit the transactions contemplated by the merger agreement.

Teva will have the sole and exclusive right to propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, any divestitures required to resolve any governmental authority’s objections to the transactions contemplated by the merger agreement except that Teva will consider in good faith the views of Cephalon and its counsel with respect to any such action.

Indemnification and Insurance

Teva has agreed to cause the surviving corporation to provide for the continued indemnification (including advancement of expenses) and exculpation of the directors, officers, employees and other authorized representatives of Cephalon and its subsidiaries for six years following the closing for acts and omissions occurring or alleged to have occurred at or prior to the effective time of the merger to the fullest extent permitted by applicable law. In addition, Teva has agreed that the certificate of incorporation and bylaws of each of Cephalon and its subsidiaries as currently in effect and each indemnification agreement to which one of Cephalon’s directors or executive officers is currently a party shall not be amended, repealed or modified for a period of six years following the closing in any manner that would adversely affect the rights of each indemnified parties, except as required by applicable law.

Prior to the effective time of the merger, Cephalon will purchase, or Teva shall cause the surviving entity to purchase, a prepaid six year “tail” policy with respect to directors’ and officers’ liability insurance and fiduciary liability insurance on terms and conditions no less favorable than those of the existing liability insurance policies for the person covered by such insurance as in effect on May 1, 2011. If such “tail” policies are unavailable, Teva will be required to cause the surviving corporation to maintain Cephalon’s current directors’ and officers’ liability insurance and fiduciary liability insurance on at least as favorable coverage terms for six years. In either case, neither Teva nor the surviving corporation shall be required to (and the Cephalon shall not) pay an aggregate premium for such insurance policies in excess of 250% of the annual premium paid by Cephalon for the last full fiscal year for such insurance.

Fees and Expenses

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

Employee Benefits

For a period of twelve months following the effective time of the merger, Teva shall provide to each active employee of Cephalon and its subsidiaries, annual base salary and base wages, annual cash incentive opportunity, and employee benefits no less favorable in the aggregate than such compensation provided by Cephalon at the effective time of the merger agreement.

Teva will provide employees whose employment terminates during the two-year period following the effective time with severance benefits at levels no less than and pursuant to the terms of Cephalon’s severance policies. Teva shall, or shall cause the surviving corporation to, continue to participate in the Retiree Health Access program (or similar program) during the two year period following the effective time in the same manner that Cephalon participates in such program to the extent such program remains available on terms, and at a cost, comparable to those in effect immediately prior to the effective time.

Under the Teva employee benefit plans which will provide benefits to each active employee of the Cephalon and its subsidiaries after the effective time, Teva shall credit each active employee of the Cephalon and its subsidiaries under the employee benefit plans of Teva after the effective time to the same extent as such active employee of the Cephalon and its subsidiaries was credited before the effective time, with certain exceptions.

Teva will continue Cephalon’s 2011 annual bonus plans for remainder of 2011 in accordance with their terms. Any employee who is terminated without cause or resigns for good reason will receive a pro rata annual bonus for 2011.

Other Covenants

The merger agreement contains additional agreements between the Cephalon and Teva relating to, among other things:

•	press releases and other public announcements relating to the merger and the transactions contemplated by the merger agreement;

•

Teva’s access to our properties, books, contracts, records and other information between the date of the merger agreement and the closing of the merger agreement (subject to applicable legal obligations and restrictions);

•	Teva’s obligation to keep information we provided confidential;

•	the notification of certain matters;

•

the actions necessary to cause the dispositions of certain common stock and equity-based securities pursuant to the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

•

ensure that no takeover laws are or become applicable to the transactions contemplated by the merger agreement and consume the transactions contemplated by the merger agreement as promptly as practicable.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction (or waiver if permissible under applicable law) on or prior to the closing date of the merger of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•

all waiting periods applicable to the merger under the HSR Act must have been terminated or have expired and any required approval of the merger by the European Commission shall have been obtained pursuant to the Council Regulation 139/2004 of the European Community, as amended;

•	no law or order issued by a governmental authority shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the merger or make the consummation of the merger illegal.

Conditions to Teva’s and Merger Sub’s Obligations. The obligations of Teva and Merger Sub to complete the merger are subject to the satisfaction (or waiver if permissible under applicable law) on or prior to the closing date of the merger of the following conditions:

•

the representations and warranties made by Cephalon regarding certain matters relating to Cephalon’s organization, capitalization, corporate authority to enter into the merger agreement, certain board approvals relating to the merger, and the required vote of the Company’s stockholders being true and correct in all material respects as though made on and as of the effective time of the merger (except to the extent made as of a specific date);

•

each of the representations and warranties made by Cephalon set forth in the merger agreement, other than those listed above, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or “Company Material Adverse Effect” being true and correct as of the date of the merger agreement and as of the effective time of the merger with the same effect as though made on and as of the effective time of merger (except to the extent made as of a specific date), except where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect (as defined in the merger agreement, and described further above);

•	Cephalon must have performed or complied with in all material respects all of its covenants required to be performed by it under the merger agreement at or prior to the closing date;

•

since the date of the merger agreement, there must not have been any change, event, occurrence, circumstance or effect which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

•

Cephalon must deliver to Teva at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and covenants and the absence of any Company Material Adverse Effect.

Conditions to Cephalon’s Obligations. The obligation of Cephalon to effect the merger is subject to the satisfaction (or waiver if permissible under applicable law) on or prior to the closing date of the merger of the following additional conditions:

•

all the representations and warranties of Teva and Merger Sub set forth in the merger agreement, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or any change, event, occurrence or effect which, individually or in the aggregate, would reasonably be expected to prevent or materially impede or materially delay the consummation by Teva or Merger Sub of the transactions contemplated in the merger agreement being true and correct as of the date of the merger agreement and as of the effective time of the merger agreement with the same effect as though made on and as of the effective time of the merger agreement except where such failures to be so true and correct would not have or reasonably be expected not to, individually or in the aggregate, prevent or materially impede or materially delay the consummation by Teva or Merger Sub of the transactions contemplated by the merger agreement (except to the extent made as of a specific date);

•	Teva and Merger Sub must have performed in all material respects all of their covenants required to be performed by them under the merger agreement at or prior to the closing date; and

•	Teva must deliver to Cephalon at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and covenants.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Cephalon and Teva;

•	by either Cephalon or Teva if:

•

the merger is not completed on or before the walk-away date, subject to an automatic extension to March 2, 2012 if all the conditions to consummate the merger have been satisfied, waived or remain capable of satisfaction except those relating to the regulatory approvals and the party seeking to terminate the merger agreement has not failed to perform its obligations under the merger agreement in a manner that is the primary cause of the failure of the merger to be consummated on or before the walk-away date;

•

any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable and the party seeking to terminate the merger agreement has not breached in any material respect its obligations to use reasonable best efforts to cause the merger agreement to be consummated as described in further detail in “The Merger Agreement — Agreements to Use Reasonable Best Efforts” beginning on page 69;

•	the Cephalon stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof;

•	by Teva, if:

•

Cephalon has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement, such that certain conditions to closing would not be satisfied and such breach or condition is not curable by the walk-away date, or if curable, is not cured within 30 days after written notice of such breach from Teva stating Teva’s intention to terminate the merger agreement and Teva is not otherwise in material breach of any of its representations, warranties, covenants or agreements;

•	Cephalon’s board of directors effects an adverse recommendation change or fails to include its recommendation in the proxy statement that our stockholders adopt the merger agreement;

•

following the receipt of a takeover proposal, Cephalon’s board of directors fails to reject or publicly recommend against such takeover proposal within 10 business days after such takeover proposal becomes public;

•

following the commencement of a tender offer or exchange offer for outstanding shares of Cephalon’s common stock (other than by Teva or its affiliates), Cephalon fails to recommend against such tender offer or exchange offer within 10 business days; or

•	Cephalon’s board of directors fails to reaffirm publicly its recommendation of the merger within 10 business days of Teva’s written request for such reaffirmation; or

•	by Cephalon, if:

•

Teva or Merger Sub have breached or fail to perform any of its representations, warranties, covenants or agreements under the merger agreement, such that certain conditions to closing would not be satisfied and such breach or condition is not curable by the walk-away date, or if curable, is not cured within 30 days after written notice of such breach from Cephalon stating its intention to terminate the merger agreement and Cephalon is not otherwise in material breach of any of its representations, warranties, covenants or agreements; or

•

prior to obtaining stockholder approval, Cephalon terminates the merger agreement in order to enter into an agreement with respect to takeover proposal from a third party that is a superior proposal, provided that prior to termination, Cephalon provides Teva with four business days’ notice of our board of directors’ intent to terminate, negotiates in good faith with Teva during such four business day period, after taking into account any revised offer by Teva, Cephalon’s board of directors continues to believe that the takeover proposal constitutes a superior proposal and Cephalon pays a termination fee to Teva concurrently with termination.

Termination Fee

If the merger agreement is terminated by Cephalon or by Teva or Merger Sub under the conditions described in further detail below, Cephalon may be required to pay a termination fee in the amount of $275,000,000, which we refer to as the termination fee, may be payable by Cephalon to Teva.

Cephalon must pay the termination fee to Teva if:

•

Cephalon or Teva terminate the merger agreement because the Cephalon’s stockholders fail to adopt the merger agreement and a bona fide takeover proposal is publicly disclosed and not clearly withdrawn in good faith prior to the special meeting and, within 12 months after the termination of the merger agreement, Cephalon enters into an agreement and consummates a transaction involving: (A) any assets or businesses of Cephalon and its subsidiaries representing 50% or more of Cephalon’s consolidated assets or to which 50% or more of Cephalon’s revenues, net income or earnings before interest expense, taxes depreciation and amortization on a consolidated basis are attributable; or (B) acquisition of beneficial ownership of 50% or more of any class of equity securities of Cephalon pursuant to a merger, consolidation, business combination, sale of shares of capital stock, tender offer, exchange offer, license agreement or similar transaction, which we refer to as a tail period transaction;

•

Cephalon or Teva terminate the merger agreement following the walk-away date, and prior to termination Cephalon failed to hold the special meeting to approve the merger (as described in further detail in “The Merger Agreement — Agreements to Use Reasonable Best Efforts” beginning on page 69) and a bona fide takeover proposal has been publicly disclosed and not clearly withdrawn in good faith prior to the termination date and within 12 months after the termination of the merger agreement, Cephalon enters into a tail period transaction;

•

Teva terminates the merger agreement because Cephalon materially breached the merger agreement and a bona fide takeover proposal has been publicly disclosed and not clearly withdrawn in good faith prior to such breach, and, within 12 months after the termination of the merger agreement, Cephalon enters into a tail period transaction;

•	Teva terminates the merger agreement because:

•	our board of directors effects an adverse recommendation change or fails to include its recommendation in the proxy statement that our stockholders adopt the merger agreement;

•	following the receipt of a takeover proposal, Cephalon fails to reject or publicly recommend against such takeover proposal within 10 business days after such takeover proposal becomes public;

•

following the commencement of a tender offer or exchange offer for outstanding shares of our common stock (other than by Teva or its affiliates), Cephalon fails to recommend against such tender offer or exchange offer within 10 business days; or

•	Cephalon’s board of directors fails to reaffirm publicly its recommendation of the merger within 10 business days of Teva’s written request for such reaffirmation; or

•	Cephalon terminates the merger agreement in order to enter into an agreement with respect to a superior proposal.

The merger agreement provides that in no event will we be required to pay the termination fee on more than one occasion. If we pay a termination fee to Teva, such termination fee shall be Teva’s and Merger Sub’s sole and exclusive remedy in circumstances where the termination fee is payable, except where Cephalon has willfully and materially breached its covenants with respect to its obligations regarding the proxy, the stokholder’s meeting or non-solicitation of other transactions, in which case Teva may seek to recover additional damages net of any termination fee payable by Cephalon to Teva.

Specific Performance

Each of the parties is entitled to specific performance to enforce performance of any covenant or obligation under the merger agreement or injunctive relief to prevent any breach thereof.

Amendment, Extension and Waiver

At any time prior to the effective time of the merger, the parties may amend the merger agreement, provided that, pursuant to Delaware law, after the adoption of the merger agreement by the Cephalon’s stockholders, there shall be no amendment or change that decreases the merger consideration or which adversely affects the rights of our stockholders without the approval of our stockholders. The merger agreement may not be amended, changed, supplemented or otherwise modified except by a written agreement executed by all of the parties to the merger agreement.

At any time before the consummation of the merger, each of the parties to the merger agreement may waive compliance with any of the agreements or conditions contained in the merger agreement to the extent permitted by applicable law.

ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

If the number of shares of common stock present in person or represented by proxy at the special meeting voting in favor of the proposal to adopt the merger agreement is insufficient to adopt the merger agreement at the time of the special meeting, then we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal to adopt the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting for the purpose of soliciting additional proxies. If our stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by using the Internet or a toll-free telephone number. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger such that the proposal to adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to obtain sufficient votes in favor of adoption of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required for Approval and Board Recommendation

Approval of the proposal to adjourn the special meeting requires an affirmative vote of a majority of the votes present that are entitled to vote at the special meeting, assuming a quorum is present. For the proposal to adjourn the special meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as present for the purpose of determining whether a quorum is present at the special meeting, but will have the same effect as a vote against the adoption of the merger agreement. Properly executed broker non-votes, if any, will be counted as present for the purpose of determining whether a quorum is present at the special meeting. The failure to instruct your bank, broker or other nominee how to vote your shares will result in a vote against the adoption of the adjournment proposal. No proxy that is specifically marked “AGAINST” adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal to adjourn the special meeting.

Our board of directors believes that if the number of shares of common stock present in person or represented by proxy at the special meeting voting in favor of the proposal to adopt the merger is not a sufficient number of shares to approve the proposal to adopt the merger agreement, it is in the best interests of Cephalon and its stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of approval of the proposal to adopt the merger agreement.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

ADVISORY VOTE ON GOLDEN PARACHUTES

The Non-Binding Advisory Proposal

Section 14A of the Securities Exchange Act of 1934, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an advisory non-binding basis, the “golden parachute” compensation arrangements for our named executive officers, as disclosed in the section of this proxy statement entitled “Interests of the Directors and Executive Officers of Cephalon in the Merger — Golden Parachutes” beginning on page 54.

We are asking our stockholders to indicate their approval of the various change in control payments which our named executive officers will or may be eligible to receive in connection with the merger. These payments are set forth in the table entitled “Golden Parachute Compensation” on page 54 of this proxy statement and the accompanying footnotes. The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Cephalon’s overall compensation program for its named executive officers, which has been disclosed to our stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of our board of directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms. In addition, the executive severance agreements described in this proxy statement were amended on March 10, 2011 to eliminate all tax gross-up payments for executives subject to excise taxes on “parachute payments” and to eliminate all provisions permitting executives to voluntarily terminate employment for any reason during the thirty day period immediately following the first anniversary of a change in control.

Accordingly we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the stockholders of Cephalon approve, solely on an advisory basis, the golden parachute compensation which may be paid to Cephalon’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Interests of the Directors and Executive officers of Cephalon in the Merger — Golden Parachutes” in Cephalon’s proxy statement for the special meeting.”

Stockholders should note that this non-binding proposal regarding certain merger-related executive compensation arrangements is merely an advisory vote which will not be binding on Cephalon, our board of directors or Teva. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the various change in control payments in accordance with the terms of conditions applicable to those payments.

Vote Required for Approval and Board Recommendation

Approval of the non-binding proposal regarding certain merger-related executive compensation arrangements requires an affirmative vote of a majority of the votes present that are entitled to vote at the special meeting, assuming a quorum is present. For the non-binding proposal regarding certain merger-related executive compensation arrangements, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and properly executed broker non-votes, if any, will be counted as present for the purpose of determining whether a quorum is present at the special meeting, but will have the same effect as a vote against the adoption of the non-binding proposal. The failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the non-binding proposal regarding certain merger-related executive compensation arrangements. No proxy that is specifically marked against adoption of the merger agreement will be voted in favor of the non-binding proposal, unless it is specifically marked “FOR” the non-binding proposal.

Our board of directors unanimously recommends that you vote “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NASDAQ under the symbol “CEPH”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NASDAQ composite tape. We have not paid any dividends on our common stock since our inception.

	Common Stock
	High	Low
Year Ended December 31, 2008
First Quarter	$74.31	$56.20
Second Quarter	$71.53	$59.91
Third Quarter	$80.39	$66.47
Fourth Quarter	$79.00	$59.45
Year Ended December 31, 2009
First Quarter	$81.35	$60.42
Second Quarter	$70.09	$54.63
Third Quarter	$60.90	$52.55
Fourth Quarter	$63.16	$53.05
Year Ended December 31, 2010
First Quarter	$72.87	$62.45
Second Quarter	$68.39	$56.14
Third Quarter	$64.61	$55.00
Fourth Quarter	$67.50	$60.88
Year Ended December 31, 2011
First Quarter	$76.25	$54.15
Second Quarter (through June 13, 2011)	$75.29	$81.11

The closing sale price of our common stock on the NASDAQ Global Select Market (“NASDAQ”) on March 29, 2011, the last trading day before Valeant publicly announced its proposal to acquire Cephalon for $73.00 per share in cash, was $58.75. The closing sale price of our common stock on NASDAQ on April 29, 2011, the last trading day prior to the announcement of the merger, was $77.02. On June 13, 2011, the last trading day before the date of this proxy statement, our common stock closed at $79.71 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth information concerning beneficial ownership of our common stock for: (a) each of Cephalon’s directors, (b) each of Cephalon’s current and former executive officers for whom disclosure is required; (c) Cephalon’s directors and executive officers as a group; and (d) each beneficial holder of more than five percent of our common stock.

Stock Ownership by Directors and Executive Officers

The following table shows the number of shares of the Company’s Common Stock that are beneficially owned by the directors, by each of the executives, and by all directors and executive officers as a group as of June 10, 2011. As of June 10, 2011, there were 77,333,871 shares of Common Stock outstanding (excluding treasury shares). The number of shares shown for each individual does not exceed 1% of the Common Stock outstanding. The number of shares shown for all directors and executive officers as a group represents 2.55% of the Common Stock outstanding. Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes. Except as otherwise noted, the business address of each person shown below is 41 Moores Road, Frazer, PA 19355.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Class(3)
J. Kevin Buchi	353,058	*
Wilco Groenhuysen	17,292	*
Alain Aragues	50,275	*
Gerald J. Pappert	82,693	*
Lesley Russell Cooper, MB.Ch.B, MRCP	173,393	*
William P. Egan	131,661	*
Martyn D. Greenacre	110,200	*
Charles J. Homcy, M.D.	15,000	*
Vaughn M. Kailian	85,000	*
Kevin E. Moley	76,000	*
Charles A. Sanders, M.D.**	111,000	*
Gail R. Wilensky, Ph.D.	105,000	*
Dennis L. Winger	105,000	*
All executive officers and directors as a group (16 persons)	1,970,458	2.55%

*	Less than 1%.

**	Dr. Sanders retired from the Board effective April 8, 2011.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and means voting or investment power with respect to securities. Except as indicated below, the individuals or groups named in this table have sole voting and investment power with respect to all shares of common stock indicated above.

(2)	Includes shares that may be acquired upon the exercise of outstanding options that were exercisable within 60 days of April 27, 2011 as follows: Mr. Buchi 322,500 shares; Mr. Groenhuysen 15,425 shares; Mr. Aragues 47,900 shares; Mr. Pappert 75,000 shares; Dr. Russell Cooper 146,800 shares; Mr. Egan 110,000 shares; Mr. Greenacre 110,000 shares; Mr. Kailian 85,000 shares; Mr. Moley 75,000 shares; Dr. Sanders 110,000 shares; Dr. Wilensky 105,000 shares; Mr. Winger 105,000 shares; Mr. Homcy 15,000 shares and all executive officers and directors as a group (16 persons) 1,837,675 shares.

(3)

Shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date and shares of common stock issuable upon the conversion of the Company’s convertible subordinated notes are deemed to be outstanding and beneficially owned by the person or group holding such option or notes, as the case may be, for purposes of computing such person’s percentage ownership as of the Record Date but are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group as of the Record Date.

Principal Holders of Stock

The following table sets forth information regarding beneficial owners of more than 5 percent of the outstanding shares of the Company’s Common Stock as of the dates indicated in the footnotes below.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	4,765,226	6.25%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	8,043,551	10.55%
Vanguard Specialized Funds—Vanguard Healthcare Fund(5) 100 Vanguard Blvd. Malvern, PA 19355	5,811,230	7.63%
The Vanguard Group, Inc.(6) 100 Vanguard Blvd. Malvern, PA 19355	4,320,968	5.67%
Taconic Capital Advisors L.P.(7) 450 Park Avenue, 9th floor New York, NY 10022	6,900,000	9.05%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and means voting or investment power with respect to securities. Except as indicated below, the individuals or groups named in this table have sole voting and investment power with respect to all shares of common stock indicated above.

(2)	Shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 27, 2011 and shares of common stock issuable upon the conversion of the Company’s convertible subordinated notes are deemed to be outstanding and beneficially owned by the person or group holding such option or notes, as the case may be, for purposes of computing such person’s percentage ownership as of April 27, 2011 but are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group as of April 27, 2011.

(3)	Information is as of May 31, 2011 and is based upon a Schedule 13G, as amended and filed by BlackRock, Inc. (“BlackRock”) with the SEC on June 10, 2011. BlackRock is a Delaware corporation and a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934. BlackRock has sole voting power and sole dispositive power with respect to 4,765,226 shares.

(4)

Information is as of March 31, 2010 and is based upon a Schedule 13G, as amended and filed with the SEC by T. Rowe Price Associates, Inc. (“T. Rowe Price”) on April 8, 2011. These securities are owned by various individual and institutional investors, for which T. Rowe Price Associates, Inc. serves as investment adviser, registered under Section 203 of the Investment Advisers Act of 1940, with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price has sole voting power to vote 1,601,409 shares and sole dispositive power over 8,043,551 shares.

(5)	Information is as of December 31, 2010 and is based upon a Schedule 13G, as amended and filed with the SEC by Vanguard Specialized Funds—Vanguard Healthcare Fund (“Vanguard SF-VHF”), on February 10, 2011. Vanguard SF-VHF is an Investment Company registered under Section 8 of the Investment Company Act of 1940, and is the beneficial owner and has sole voting power with respect to 5,811,230 shares.

(6)	Information is as of December 31, 2010 and is based upon a Schedule 13G, as amended and filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2011. Vanguard has sole voting power and shared dispositive power over 94,053 shares and sole dispositive power over 4,226,915 shares and, through its wholly-owned subsidiary, Vanguard Fiduciary Trust Company (“VFTC”), is the beneficial owner of 94,053 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. The aggregate amount of beneficially owned shares by Vanguard is 4,320,968 shares of the Common Stock outstanding of the Company.

(7)	Information is as of April 27, 2011 and is based upon a Schedule 13D jointly filed by Taconic Capital Advisors L.P. (“Taconic Advisors”), Taconic Advisors U.K. L.L.P. (“Taconic Advisors UK”), Taconic Associates LLC (“Taconic Associates”), Taconic Capital Partners LLC (“Taconic Capital Partners”), Mr. Kenneth D. Brody (“Mr. Brody”), and Mr. Frank P. Brosens (“Mr. Brosens”) with the SEC on May 4, 2011. The 6,900,000 shares are held for the accounts of Taconic Capital Partners L.P (“TCP”), a Delaware limited partnership, Taconic Capital Partners 1.5 L.P. (“TCP 1.5”), a Delaware limited partnership, Taconic Master Fund 1.5 L.P. (“TMF 1.5”), a Cayman Islands exempted limited partnership, Taconic Opportunity Fund L.P. (“TOP”), a Delaware limited partnership, Taconic Opportunity Fund II L.P. (“TOP II”), a Delaware limited partnership, and Taconic Opportunity Master Fund L.P. (“TOMF”), a Cayman Islands exempted limited partnership. Taconic Advisors and Taconic Advisors UK serve as the investment managers to TCP, TCP 1.5, TMF 1.5, TOP, TOP II and TOMF (collectively, the “Taconic Funds”). Taconic Capital Performance Partners LLC (“Taconic Partners”) serves as the general partner to Taconic Advisors. Taconic Capital Services UK Limited (“Taconic Capital Services”) serves as the managing member of Taconic Advisors UK. Taconic Associates serves as the general partner to TOP, TOP II and TOMF. Taconic Capital Partners serves as the general partner to TCP, TCP 1.5 and TMF 1.5. Mr. Brody is a principal of Taconic Advisors, a director of Taconic Capital Services, and a manager of Taconic Partners, Taconic Associates and Taconic Capital Partners. Mr. Brosens is a principal of Taconic Advisors, a director of Taconic Capital Services, and a manager of Taconic Partners, Taconic Associates and Taconic Capital Partners.

Each of Taconic Advisors, Taconic Advisors UK, Taconic Associates, Taconic Capital Partners, Mr. Brody and Mr. Brosens has shared voting and shared dispositive power with respect to 6,900,000 shares. This amount consists of 6,900,000 shares held for the account of the Taconic Funds: (i) approximately 538,618 Shares held for the account of TCP 1.5, (ii) approximately 841,382 Shares held for the account of TMF 1.5, (iii) approximately 1,651,044 Shares held for the account of TOP, (iv) approximately 380,808 Shares held for the account of TOP II, and (v) approximately 3,488,148 Shares held for the account of TOMF.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to receive pursuant to the merger agreement. These rights are known as appraisal rights. Cephalon’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Cephalon will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Cephalon’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

Cephalon’s stockholder who may wish to exercise their appraisal rights or may wish to preserve their right to do so should review Annex D carefully and should consult with their legal advisor, since failure to timely comply with the procedures set forth therein will result in the loss of such rights.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to Cephalon a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must either vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting.

•	You must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Cephalon, Inc., 41 Moores Road, Frazer, PA 19355, Attention: Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform Cephalon of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s).

Only a holder of record of shares of our common stock is entitled to demand appraisal rights for such shares of our common stock registered in that holder’s name. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of merger.

•

Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Cephalon. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares.

•	If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary.

•	If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners.

•

An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.

•

A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Within 10 days after the effective time of the merger, Cephalon’s successor, the surviving corporation, will provide notice of the date the merger has become effective to each former Cephalon stockholder who has properly demanded appraisal rights under Section 262 of the DGCL and has not voted in favor of the adoption of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. Any attempt to withdraw made more than 60 days after the effectiveness of the merger will require the written approval of the surviving corporation and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery, which approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive that value upon the surrender of their shares. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, Cephalon’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated, there will be no annual meeting of stockholders in 2012. If the merger is not consummated, we intend to hold an annual meeting of stockholders in 2012. However, if the merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2012 annual meeting of stockholders. For a stockholder proposal to be considered at the 2012 annual meeting of stockholders, written notice must be delivered to the secretary of the Company not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the 2011 annual meeting. In the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. Stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2012 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, stockholder proposals must be received by the Secretary of the Company at its corporate offices at 41 Moores Road, Frazer, PA 19355, no later than November 24, 2011. Any notice (other than a proposal pursuant to Rule 14a-8) that is received after the times specified above for proposed items of business will be considered untimely under Rule 14a-4(c) under the Securities Exchange Act of 1934.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Cephalon has adopted a method of delivery for its proxy materials called “householding.” Under this method, the Company delivers only one copy of the proxy materials to one or more stockholders who share the same last name and address (and who have chosen not to participate in electronic delivery), unless such stockholders have notified the Company that they wish to continue to receive multiple copies. Cephalon adopted the householding method to reduce the amount of duplicative material that its stockholders receive and to lower printing and mailing costs. Householding is in effect for this proxy statement and will remain in effect for the 2012 annual meeting of stockholders and all future annual meetings, if applicable. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Proxy materials for your household, please contact the Company in writing or by calling the Company’s Investor Relations at (610) 883-5894.

If you are a registered stockholder who previously received multiple copies and wish to continue to receive multiple copies of the Company’s proxy materials at the same address, additional copies will be provided promptly to you upon request. You may request multiple copies by notifying the Company in writing or verbally that you wish to opt out of the householding program at Investor Relations, Cephalon, Inc., 41 Moores Road, Frazer, PA 19355, (610) 738-6376. You may opt out of householding at any time prior to 30 days prior to the mailing of proxy materials in April of each year using the contact information above. If you own the Company’s common stock in nominee name (such as through a broker), please notify your broker if you wish to continue to receive multiple copies of the proxy materials.

OTHER MATTERS

At this time, we know of no other matters to be submitted to our stockholders at the special meeting or any adjournment or postponement of the special meeting. If any other matters properly come before the special meeting or any adjournment or postponement of the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Cephalon files with the SEC by going to the “Investors” section of our website at www.cephalon.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the Nasdaq Stock Market at 1735 “K” Street, N.W., Washington, D.C. 20006.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K filed on February 11, 2011, as amended by Form 10-K/A filed on May 5, 2011;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, as amended by Form 10-Q/A filed on May 9, 2011; and

•

Current Reports on Form 8-K filed on February 4, 2011, February 9, 2011, February 16, 2011, March 16, 2011, March 25, 2011, March 30, 2011, April 7, 2011, April 11, 2011, May 2, 2011, May 13, 2001 and May 16, 2011, Form 8-K/A filed on May 16, 2011, amending Form 8-K filed on March 16, 2011 and May 24, 2011.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Cephalon Investor Relations, 41 Moores Road, Frazer, Pennsylvania 19355, telephone: (610) 344-0200, on Cephalon’s website at www.cephalon.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JUNE 14, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of May 1, 2011

among

TEVA PHARMACEUTICAL INDUSTRIES LTD.,

COPPER ACQUISITION CORP.

and

CEPHALON, INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 1, 2011 (this “Agreement”), is among Teva Pharmaceutical Industries Ltd., an Israeli corporation (“Parent”), Copper Acquisition Corp., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Cephalon, Inc., a Delaware corporation (the “Company”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, (i) the respective boards of directors of the Company, Parent and Merger Sub have approved the execution, delivery and performance of this Agreement and (ii) the respective boards of directors of the Company and Merger Sub have resolved that the transactions contemplated by this Agreement (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL), are advisable and in the best interests of their respective stockholders; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2  Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 at 10:00 a.m. (New York City time) on the date that is two (2) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or such other date, time, or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3  Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4  Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5  Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the certificate of incorporation and by-laws of Merger Sub attached hereto as Exhibit A and as amended shall be the certificate of incorporation and by-laws of Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.8 hereof).

Section 1.6  Directors and Officers of the Surviving Corporation.

(a)    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b)    The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS

Section 2.1  Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holder of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a)    Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)    Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)    Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than (i) shares to be canceled in accordance with Section 2.1(b), and (ii) Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive an amount in cash equal to $81.50 without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of Company Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates, which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Share or Certificate in accordance with Section  2.2, without interest (subject to any applicable withholding Tax).

Section 2.2  Exchange of Certificates.

(a)    Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1. Parent shall deposit, or cause to be deposited, such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in (i) short-term direct obligations of the United States of America or (ii) short-term obligations for which the full faith and credit of the United

States of America is pledged to provide for the payment of principal and interest. Any interest and other income from such investments in excess of the amounts necessary to pay the aggregate Merger Consideration shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid promptly to Parent or the Surviving Corporation as directed by Parent. No investment by the Paying Agent of the aggregate Merger Consideration shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II and Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this paragraph. No investment by the Paying Agent of the aggregate Merger Consideration shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.

(b)    Payment Procedures. As promptly as reasonably practicable after the Effective Time (but in no event more than five (5) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which, in the case of shares of Company Common Stock represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent and the Company may reasonably agree and shall be prepared prior to Closing) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any required withholding taxes, the Merger Consideration, without interest, for each share of Company Common Stock surrendered, and any such Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share in exchange therefor is registered, it shall be a condition of payment that (x) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c)    Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, and at the Effective Time, the stock transfer books of the Company shall (automatically, and without further action by any Person) be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e)    Termination of Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to this Article II shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Company Common Stock held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)    No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Merger Sub, the Surviving Corporation, the Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)    Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any applicable provision of state, local or foreign Tax Law. If any withholding obligation may be avoided or reduced by such holder providing information or documentation to Parent, the Surviving Corporation or the Paying Agent, such holder shall be permitted to provide such information or documentation in order to avoid or reduce any such withholding. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3  Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with the provisions of, Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but shall instead be converted solely into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent (a) prompt notice, together with copies, of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (b) Parent shall have the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle any such demands or waive any failure to properly make or effect any such appraisal demand or other action required to perfect appraisal rights in accordance with the DGCL, or agree or commit to do any of the foregoing.

Section 2.4  Company Stock Options and Restricted Stock.

(a)    Each option that represents the right to acquire shares of Company Common Stock granted under the Company Plans which is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each, an “Option”) shall at the Effective Time be cancelled and terminated at the Effective Time in exchange for the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. The Option Consideration shall be paid by the Surviving Corporation within two (2) Business Days of the Closing Date. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option; provided, however, that if the exercise price per share of any such Option is equal to or greater than the per share Merger Consideration, such Option shall be canceled without any cash payment being made in respect thereof. For the avoidance of doubt, the Warrants are not options granted under the Company Plans.

(b)    Each share of Company Common Stock issued pursuant to any Company Stock Plan that is subject to specified vesting criteria (each, a share of “Restricted Stock”) which is outstanding immediately prior to the Effective Time shall at the Effective Time become fully vested and be treated in accordance with Section 2.1.

(c)    The right to acquire shares of Company Common Stock under the ESPP is not an Option for purposes of this Agreement. As soon as practicable following the date of this Agreement, the Board of Directors (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the ESPP: (i) each individual participating in the Offering Period (as defined in the ESPP) in progress as of the date of this Agreement (the “Final Offering”) shall not be permitted (x) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect when the Final Offering commenced, or (y) to make separate non-payroll contributions to the ESPP on or following the date of this Agreement; (ii) each individual participating in the Offering Period (as defined in the ESPP) in progress as of the date of this Agreement shall receive notice of the transactions contemplated by this Agreement no later than ten (10) days prior to the Closing Date and shall have an opportunity to terminate his or her outstanding purchase rights under the ESPP; (iii) no individual who is not participating in the ESPP as of the date of this Agreement may commence participation in the ESPP following the date of this Agreement; (iv) the Final Offering shall end on June 30, 2011; (v) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the end of the Final Offering; (vi) the applicable purchase price for Company Common Stock as set forth in the ESPP shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement, and (vii) the ESPP shall terminate immediately following the end of the Final Offering and no further rights shall be granted or exercised under the ESPP thereafter.

(d)    The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.4 to any holder of Options and shares of Restricted Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, or local Tax Law, and the Surviving Corporation shall make any required filings with and payments to Tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the holder of Options or Restricted Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

(e)    No later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.4.

Section 2.5  Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as disclosed in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) or as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 or in any Company SEC Document filed subsequent to such Form 10-K but prior to the date of this Agreement, but excluding any disclosures set forth in any risk factor section and any general statements which, in each case, are cautionary, predictive or forward-looking in nature (the “Filed Company SEC Documents”):

Section 3.1  Organization, Standing and Corporate Power.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect (as defined below). For purposes of this Agreement, “Company Material Adverse Effect” shall mean any change, event, occurrence, circumstance or effect that, individually or in the aggregate with any other change, event, occurrence, circumstance or effect, (a) is materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (b) prevents, materially delays or materially impairs the ability of the Company to consummate the Merger; provided, however, that, in the case of clause (a), Company Material Adverse Effect shall not include any change, event, occurrence, fact, circumstance or effect arising out of, resulting from or attributable to the following: (i) any condition, change, event, occurrence or effect in any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any enactment of, change in, or change in interpretation of, any Law (including the rules, regulations and policies of the U.S. Food and Drug Administration (the “FDA”) and the U.S. Drug Enforcement Administration (the “DEA”)) or GAAP; (iii) any changes in general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) the results of pre-clinical and clinical testing or the determination by, or the delay of a determination by, the FDA (or any panel or advisory committee empowered or appointed thereby), in each case, after the date of this Agreement, with respect to the approval or non-approval of any Company Product which has not, as of the date of this Agreement, been approved or cleared by the FDA; (v) any of the matters referred to under the headings “Provigil Patent Litigation and Settlements,” “Amrix Patent Litigation,” and “Fentora Patent Litigation” in Note 18 of the Consolidated Financial Statements included in Part II, Item 8 of the Company’s Annual Report on Form 10-K, filed on February 11, 2011, including adverse developments relating to such matters, but subject to compliance with Section 5.1(xvi); (vi) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (vii) the identity of Parent or Merger Sub, the announcement or pendency of this Agreement or the Transactions or the consummation of the Transactions; (viii) any action taken pursuant to the terms of this Agreement or with the consent or at the direction of Parent or Merger Sub; (ix) any decline in the market price, or change in trading volume, of the capital stock of the Company (provided that the underlying causes of such decline or change may be considered in determining whether a Company Material Adverse Effect has occurred); (x) any failure by the Company or its Subsidiaries, in and of itself, to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any of its Subsidiaries (provided that the underlying causes of such decline or change may be considered in determining whether a Company Material Adverse Effect has occurred); and (xi) any pending, initiated or threatened legal or administrative proceeding, claim, suit or action against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to (A) the execution of this Agreement or the transactions contemplated hereby or (B) the attempt and proposal by Valeant Pharmaceuticals International, Inc. (“Valeant”) to acquire the Company or the consent solicitation related thereto, as such proposal or consent solicitation may be amended from time to time; provided, that with respect to the foregoing clauses (i), (ii), (iii) and (vi), any effects resulting from any change, event, occurrence, circumstance or effect that has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other comparable companies in the industry in which the Company and its Subsidiaries operate shall be counted for purposes of determining whether a Company Material Adverse Effect has occurred, but only to the extent of such disproportionate effect.

(b)    Each of the Company’s subsidiaries that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X under the Exchange Act (“Significant Subsidiary”) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary (except for directors’ qualifying shares or the like) are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and other applicable securities laws.

(c)    The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws, in each case as amended to the date of this Agreement, of (i) the Company, (the “Company Charter Documents”) and (ii) each Significant Subsidiary (the “Subsidiary Charter Documents”). The Company Charter Documents and the Subsidiary Charter Documents are in full force and effect. Neither the Company nor any of its Significant Subsidiaries nor, to the Knowledge of the Company, any of the other parties thereto, is in violation of any material provision of such organizational or governing documents, except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

Section 3.2  Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 400,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), of which (i) 2,500,000 shares have been designated $3.625 convertible exchangeable preferred stock, $0.01 par value, and (ii) 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance in connection with the rights issued under the Second Amended and Restated Rights Agreement, dated as of October 27, 2003, between the Company and American Stock Transfer & Trust Company, as Rights Agent (as amended, the “Rights Agreement”). At the close of business on April 28, 2011, (i) 76,922,047 shares of Company Common Stock were issued and outstanding, including 705,863 shares of Restricted Stock, (ii) 3,369,696 shares of Company Common Stock were held by the Company in its treasury, (iii) 7,029,157 shares of Company Common Stock were reserved for issuance pursuant to outstanding Options, (iv) 49,610,528 shares of Company Common Stock were reserved for issuance pursuant to the Warrants, (v) 27,646,822 shares of Company Common Stock were reserved for issuance pursuant to the Company Notes, (vi) 350,000 shares of Company Common Stock were reserved for issuance under the ESPP, and (vii) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list, as of the close of business on April 29, 2011, of (i) all Options, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates and the exercise or base prices and (ii) all outstanding Restricted Stock and awards for Restricted Stock, the number of Shares subject thereto and the vesting schedules thereof.

(b)    Except for the Options, the Warrants, the Company Notes and the shares of Company Common Stock reserved for issuance under the ESPP, there are on the date hereof no outstanding (A) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (B) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (C) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (D) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the shares of Company Common Stock. Other than pursuant to the Company Plans, there are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and “blue sky” laws.

(c)    The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens), and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary

Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

Section 3.3  Authority; Noncontravention; Voting Requirements.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Transactions, have been duly and validly authorized and approved by the board of directors (the “Board of Directors”) of the Company, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b)    Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents or the Subsidiary Charter Documents or (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.4 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which the Company or any Significant Subsidiary is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries other than, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(c)    The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) declaring that the terms of this Agreement and the Transactions are fair to, advisable to and in the best interests of the Company and its stockholders, (ii) approving, adopting and authorizing this Agreement and the Transactions, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company, and (iv) recommending that stockholders of the Company adopt this Agreement.

(d)    The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions.

Section 3.4  Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the rules of The Nasdaq Stock Market and state securities, takeover and “blue sky” laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) the filing of all applications, consents, approvals, authorizations and notices, as required by the FDA, the DEA or any other federal, state, local or foreign Governmental Authority (such as the European Medicines Agency (“EMEA”) and Health Canada) that is concerned with or regulates the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs (each, a “Healthcare Regulatory Authority”)), (iv) filings required under, and compliance with other applicable requirements of, the HSR Act, and (v) approvals or filings required under, and compliance with other applicable requirements of, EC Merger Regulation or any other applicable non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than as would not, individually or in the aggregate, have or reasonable expected to have a Company Material Adverse Effect.

Section 3.5  Company SEC Documents; Undisclosed Liabilities.

(a)    Since January 1, 2010, the Company has filed with or furnished to the SEC, on a timely basis, all filings required to made by the Company, including all required registration statements, forms, agreements (oral or written), reports and proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, except in respect of solicitation materials filed by the Company with the SEC in connection with the consent solicitation by Valeant, (i) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)    Except to the extent updated, amended, restated or corrected by a subsequent Company SEC Document, as of their respective dates of filing with the SEC, the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Documents (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries, and the results of their operations and cash flows, for each of the dates and for the periods shown, in conformity with GAAP.

(c)    The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010 and the description of such assessment set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is accurate in all material respects. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

(e)    Neither the Company nor any of its Subsidiaries has any liabilities debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown or matured or unmatured, including those arising under any Law and those arising under any Contract which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of December 31, 2010 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise in connection with the Transactions or (iv) that would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

Section 3.6  Absence of Certain Changes. Between January 1, 2011 and the date of this Agreement, (a) except for the negotiation, execution, delivery and performance of this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any change, event, occurrence, set of facts, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7  Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, arbitration, inquiry, claim, investigation, suit or action (“Action”) against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling, writ or decree imposed upon the Company or any of its Subsidiaries, in each case, by or before (or that is reasonably likely to come before) any Governmental Authority, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8  Compliance With Laws; Permits. Since January 1, 2010, the Company and its Subsidiaries have been and currently are in compliance with all laws (including common law), statutes, ordinances, codes, rules and regulations of Governmental

Authorities (collectively, “Laws”) and all decrees, judgments, injunctions and orders of Governmental Authorities, in each case applicable to the Company or any of its Subsidiaries, except for such non-compliance as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. Since January 1, 2010, the Company and each of its Subsidiaries have held and currently hold all licenses, franchises, permits, certificates, approvals, grants, exceptions, consents, orders, easements, variances and authorizations from Governmental Authorities necessary for the conduct of their respective businesses as they are now being conducted (collectively, “Permits”) and such Permits are valid and in full force and effect, except in each case as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect,. No revocation or cancellation of any Permit is pending, and since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company oral, notice from any Governmental Authority threatening to revoke or cancel any Permit or threatening any adverse action with respect to any Permit, except in each case where such revocation would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits, except where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

Section 3.9  Information Supplied. The Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 3.10  Tax Matters.

(a)    Except for those matters that would not, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns (as hereinafter defined) required to be filed by it, and all such filed Tax Returns are correct and complete; (ii) all Taxes shown to be due on such Tax Returns have been timely paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which has not been fully paid or adequately reserved in the Company SEC Documents; (iv) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received; (v) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force; and (vi) each of the Company and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes.

(b)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(c)    Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract or otherwise that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

(d)    Neither the Company nor any of its Subsidiaries has changed, for tax purposes, any annual accounting period or any accounting method since December 31, 2009 through the date hereof.

(e)    For purposes of this Agreement: (x) “Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing; and (y) “Tax Returns”) shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.11  Employee Benefits and Labor.

(a)    The Company has made available to Parent correct and complete copies (including all amendments) prior to the date hereof of (i) each Company Plan, (ii) the most recent annual report on Form 5500 required to be filed with the IRS with respect to each Company Plan (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, (iv) each trust agreement and insurance or group annuity contract relating to any Company Plan, (v) the most recent financial or actuarial report for each Company Plan for which such report was prepared, and (vi) a written description of any unwritten Company Plan. Each

Company Plan has been administered in compliance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, except where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(b)    There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course) with respect to any Company Plans that, if decided against the Company, would, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. All Company Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received a favorable determination letter from the IRS or has filed a timely application with respect thereto and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application with respect thereto relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan.

(c)    The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any. Neither the Company nor any ERISA Affiliate of the Company has now or at any time within the previous six (6) years contributed to, sponsored, or maintained a Multiemployer Plan (as defined in Section 3(37) of ERISA) or a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(d)    Except as expressly contemplated by this Agreement, the consummation of the Transactions will not, either alone or in combination with another event, except as expressly provided in this Agreement, (i) entitle any employee or other service provider of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or service provider, or (iii) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or materially increase the cost of, any Company Plan. No amounts payable under the Company Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any indemnity or gross-up obligation on or after the Effective Time for any Taxes imposed under Section 4999 or Section 409A of the Code. No Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary of the Company for periods extending beyond their retirement or other termination of service other than (A) coverage mandated by COBRA or applicable Laws of a jurisdiction outside of the United States, or (B) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(e)    With respect to each Company Plan that is mandated by a Governmental Authority other than a Governmental Authority of the United States or is subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Benefit Plan”), except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect, (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been timely made, or, if applicable, accrued, in accordance with applicable accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance, or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities.

(f)    Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other similar agreement (excluding works councils agreements) and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employee of the Company or any of its Subsidiaries (excluding works councils) and with respect to this transaction, and any notice required under any law or collective bargaining agreement has been or prior to Closing will be given. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect, (i) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred, been threatened or, to the Knowledge of the Company, is anticipated with respect to any employee of the Company or any of its Subsidiaries, (ii) there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, threatened or, to the Knowledge of the Company, anticipated with respect to any employee of the Company or any of its Subsidiaries, (iii) to Knowledge of the Company, no employees of the Company or any of its Subsidiaries is in violation, in any material respect, of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others and (iv) the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. or the regulations promulgated thereunder.

(g)    From December 31, 2010 to the date of this Agreement, there has not occurred other than in the ordinary course of business consistent with past practice or as specifically set forth in the Company’s most recent Proxy Statement on Schedule 14A filed with the SEC any (i) material increase in the compensation (including bonus opportunities) of any of its directors or officers, (ii) grant of any severance or termination pay to any of its officers, (iii) grant of equity awards to any director or officer, (iv) entry into or amendment of any employment, consulting, change in control, retention or severance agreement or arrangement with any officers, or (v) establishment, adoption, entry into, freeze or amendment in any material respect or termination of any Company Plan or any action to accelerate entitlement to compensation or benefits under any Company Plan or otherwise for the benefit of any director or officer.

(h)    This Section 3.11 constitutes the sole and exclusive representation and warranty of the Company regarding employee benefit, pension and labor matters, or liabilities or obligations, or compliance with Laws, relating thereto.

Section 3.12  Environmental Matters. Except for those matters that do not have or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) each of the Company and its Subsidiaries is, and has been since January 1, 2010, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Permits required under Environmental Laws for the operation of their respective businesses, (B) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release, threatened Release or presence of any Hazardous Material) that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any other Person whose liabilities the Company or any of its Subsidiaries has assumed expressly or by operation of Law) has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to, or Released any Hazardous Material, or owned or operated any property or facility that is or was contaminated by any Hazardous Material, so as to give rise to any current or future liabilities under Environmental Laws and (D) neither the Company nor any of its Subsidiaries has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving any uncompleted, outstanding or unresolved violations, liabilities (contingent or otherwise) or requirements relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release, threatened Release or presence of any Hazardous Material). To the Knowledge of the Company, the Company has furnished to Parent all material environmental audits, assessments and reports and all other documents materially bearing on environmental, health or safety liabilities relating to the past or current operations or facilities of the businesses of the Company and its Subsidiaries, which are in its possession. This Section 3.12 constitutes the sole and exclusive representation and warranty of the Company regarding environmental matters, or liabilities or obligations, or compliance with Laws, relating thereto.

Section 3.13  Intellectual Property.

(a)    Except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company is the sole and exclusive beneficial and record owner of all issued patents or registered trademarks or pending patent or trademark applications owned by the Company or its Subsidiaries, and (ii) the Company and its Subsidiaries solely own or are licensed or otherwise possess sufficient rights to use all Intellectual Property necessary to conduct, or otherwise used in, the conduct of its and its Subsidiaries respective businesses as currently conducted, and, with respect to such Intellectual Property covered by each of clauses (i) and (ii) that is solely owned by the Company, free and clear of all Liens and Encumbrances (except for Permitted Liens and Permitted Encumbrances) (all such Intellectual Property, together with all Intellectual Property to which the Company or any of its Subsidiaries has been granted any license or other rights, collectively “Company Intellectual Property”).

(b)    Except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect, (i) the conduct of the Company’s and its Subsidiaries respective businesses does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property, and there is no claim of such infringement, misappropriation or other violation pending or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received any written notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any other Person), (ii) there have been no claims (excluding oppositions, cancellation actions, reexaminations and nullity suits) against the Company or any of its Subsidiaries (or to the Knowledge of the Company, any other Person) that were either made within the past two (2) years or are presently pending or, to the Knowledge of the Company, threatened, challenging the validity, enforceability, use, or ownership of any of the issued patents or registered trademarks or pending patent or trademark applications owned by the Company or ay of its Subsidiaries and neither the Company nor any of its Subsidiaries has received any written notices of any such claims, (iii) to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Intellectual Property owned by the Company or any of its Subsidiaries, and no claims of such infringement, misappropriation or other violation are pending or threatened against any Person by the Company or any of its Subsidiaries. This Section 3.13 constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement or other violation of any Intellectual Property of any other Person.

(c)    Except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect, no right, title or interest of the Company or any of its Subsidiaries in or to any of the Company Intellectual Property will terminate or cease to be a valid and enforceable right of the Company and its Subsidiaries or otherwise be impaired as a result of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation of the transactions contemplated by this Agreement.

(d)    To the knowledge of the Company, no court has ruled or otherwise held that any of the patents owned by the Company or any of its Subsidiaries that is listed in the U.S. Food and Drug Administration’s book of “Approved Drug Products with Therapeutic Equivalence Evaluations” that claims or covers any drug product sold by the Company or any of its Subsidiaries is (i) invalid or unenforceable or (ii) not infringed by any generic pharmaceutical product that is the subject of any Abbreviated new Drug Application (ANDA) filed in the United States or with respect to applications for approval of generic pharmaceutical products filed under comparable laws or regulations in countries or territories outside the United States.

(e)    To the Knowledge of the Company, within the past two (2) years, neither the Company nor any of its Subsidiaries has granted any license or other rights to any Person, or been granted any license or other rights by any Person, in any material Intellectual Property other than standard form Contracts for shrink wrap or click wrap licenses granting rights to use off-the- shelf commercially available software (whether through a license, sublicense, forbearance not to sue, option or otherwise) other than pursuant to the Contracts set forth in Section 3.13(e) of the Company Disclosure Schedule (the “IP Contracts”), and to the Knowledge of the Company, no royalties, fees, honoraria or other amounts are payable by the Company or any of its Subsidiaries for the use of, or the right to use, any Intellectual Property rights, except pursuant to the IP Contracts or standard form Contracts for shrink wrap or click wrap licenses granting rights to use off-the-shelf commercially available software. To the Knowledge of the Company, within the past two (2) years, neither the Company nor any of its Subsidiaries has entered into or is subject to any orders, forbearances to sue, licenses or other arrangements or Contracts in connection with the resolution of any disputes, litigation or adversarial proceedings that restricts the Company or any of its Subsidiaries with respect to any material Company Intellectual Property or their respective businesses, except pursuant to the IP Contracts. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each IP Contract, except where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. Each IP Contract is valid and binding on the Company and its Subsidiaries (to the extent a party thereto), and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, binding, enforceable and in full force and effect, would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(f)    To the Knowledge of the Company, no funding, facilities, personnel or other resources of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any material Intellectual Property rights owned, used or held for use by the Company or any of its Subsidiaries.

Section 3.14  Rights Agreement; Anti-Takeover Provisions.

(a)    The Company has taken all actions necessary under the Rights Agreement to render the Rights Agreement inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement.

(b)    The Board of Directors has adopted a resolution resolving to elect that any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations of any jurisdiction, including the restrictions on “business combinations” set forth in Section 203 of the DGCL (collectively, “Takeover Provisions”) that purports to be applicable to the Company, Parent, Merger Sub, the Merger or this Agreement shall not be applicable to the Company, Parent, Merger Sub, the Merger, the Transactions or this Agreement.

Section 3.15  Real Property. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and valid fee simple title to all of its Owned Real Property and has valid leasehold interests in all of its Leased Real Properties, free and clear of all Liens and Encumbrances (except in all cases for Permitted Liens and Permitted Encumbrances). The Real Property is sufficient to conduct the Company’s and its Subsidiaries’ respective businesses as currently conducted in all material respects. The Company has delivered to Parent a true and complete copy of each agreement creating a Lease to each material Leased Real Property, and each amendment thereto. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exception, all Leases for Leased Real Property are valid and in full force and effect against the Company or any of its Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, to the Company’s Knowledge, under any of such leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries. With respect to each Lease, (i) the Company or Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein and (ii) there are no liens or encumbrances on the estate or interest created by such Lease. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

Section 3.16  Contracts. Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, binding, enforceable and in full force and effect, would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, except where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or to the Knowledge of the Company, by any other party thereto, except for those defaults which would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

Section 3.17  FDA and Related Matters.

(a)    The Company and its Subsidiaries are and, to the Knowledge of the Company, have been since January 1, 2010, in compliance in all respects with (1) all Laws (including all rules, regulations and policies) of the FDA, DEA, EMEA and other Healthcare Regulatory Authorities and (2) all Healthcare Regulatory Authorizations, including all requirements of the FDA, DEA, the EMEA and all other Healthcare Regulatory Authorities, that are applicable to the Company and its Subsidiaries, or by which any property, product, or other asset of the Company and its Subsidiaries is bound or affected, except, in each case, where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor its Subsidiaries has received any written notification of any pending or, to the knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Healthcare Regulatory Authority, except where such occurrence would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(b)    Since January 1, 2010, the Company and its Subsidiaries have held all Healthcare Regulatory Authorizations required for the conduct of their respective businesses, and all such Healthcare Regulatory Authorizations are in full force and effect, except where the failure to hold a Healthcare Regulatory Authorization or the failure to be in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Healthcare Regulatory Authorization, except where such occurrence would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(c)    Neither the Company nor any of its Subsidiaries has received any material written information since January 1, 2010 from any Healthcare Regulatory Authority with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing Company Products which would reasonably be expected to lead to the revocation, withdrawal, or denial or any application for marketing approval before such Healthcare Regulatory Authority, except for any such revocations, withdrawals or denials which, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect.

(d)    All material reports, documents, claims and notices required to be filed, maintained, or furnished to any Healthcare Regulatory Authority by the Company and its Subsidiaries since January 1, 2010 have been so filed, maintained or furnished and, to the knowledge of the Company, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(e)    The Company and its Subsidiaries have not since January 1, 2010 voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any product manufactured, distributed or marketed by or on behalf of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2010 that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any action to revoke or withdraw a product approval, or request the recall of any product or product candidate, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any product or product candidate or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any product or product candidate produced at any facility where any product or product candidate is manufactured, tested, processed, packaged or held for sale, except in each case where such action would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(f)    To the Knowledge of the Company, all clinical and pre-clinical studies conducted by or on behalf of or sponsored by the Company or its Subsidiaries, or in which the Company and its Subsidiaries or their products or product candidates have participated were and, if still pending, are being conducted in accordance with standard medical and scientific research procedures and all applicable Laws, except where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. The Company and its Subsidiaries have not received since January 1, 2010 any written notices, correspondence or other communication from any Healthcare Regulatory Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company or any of its Subsidiaries, or in which the Company or the any of its Subsidiaries have participated.

(g)    Neither the Company nor any of its Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other notices alleging a lack of safety from any Healthcare Regulatory Authority, and there is no action or proceeding pending or, to the Knowledge of the Company, threatened by any such Authority, contesting the approval of, the uses of, or the labeling or promotion of, or otherwise alleging any violation of law with respect to, any product manufactured, distributed or marketed by or on behalf of the Company or its Subsidiaries, except where such occurrence would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(h)    Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding the Company, its Subsidiaries, or their products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or otherwise. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has committed or been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened, against the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents.

Section 3.18  Insurance. The Company maintains for itself and its Subsidiaries insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of the Company and its Subsidiaries. All of such insurance policies are in full force and effect (except for those policies that have expired by their terms), and neither the Company nor any Subsidiary is in material default with respect to its obligations under any of such insurance policies, except where the failure to be in full force and effect, and except for such defaults that would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

Section 3.19  Related Party Transactions. To the Knowledge of the Company, no current officer, director or Affiliate of the Company is a party to any material agreement, contract, commitment or transaction with the Company or its Subsidiaries or has any material interest in any material property used by the Company or its Subsidiaries or is a Person that is a party to any Contract that would be required to be disclosed under Item 404 of regulation S-K of the Securities Act.

Section 3.20  U.S. Export and Import Controls.

(a)    The Company and each of its Subsidiaries are and, to the Knowledge of the Company, since January 1, 2010 have been, in compliance with applicable United States export control and import laws, and with United States Laws governing embargoes, sanctions and boycotts, including the Arms Export Controls Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq. ), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in

Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et. seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing, and the laws administered by the Office of Foreign Assets Controls of the United States Department of the Treasury, and the laws administered by United States Customs and Border Protection (collectively, the “U.S. Export Control and Import Laws”), except for such non-compliance as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(b)    Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Authority that alleges that the Company or any of its Subsidiaries or any agent or employee thereof has had a material violation of, is not in material compliance with, or has any material liability under, any U.S. Export Control and Import Laws.

(c)    Neither the Company nor any of its Subsidiaries has, since January 1, 2010, made or intends to make any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any material potential violation or liability of the Company or any of its Subsidiaries arising under or relating to any U.S. Export Control and Import Laws.

(d)    To the Knowledge of the Company, since January 1, 2010, there have been no investigations or administrative enforcement actions, pending or closed by any Governmental Authority with respect to any potential material violation or liability of the Company or any of its Subsidiaries arising under or relating to any U.S. Export Control and Import Laws.

Section 3.21  Product Liability. Except as listed in Section 3.21 of the Company Disclosure Schedule, there is no ongoing, unresolved or, to the Knowledge of the Company, threatened material product liability litigation involving the Company or any of its Subsidiaries nor has the Company or any of its Subsidiaries received written notice of any material product liability litigation involving the Company or any of its Subsidiaries, in each case relating to any Company Product. There is no decree, judgment, injunction, temporary restraining order or any other order outstanding against the Company or any of its Subsidiaries relating to any material product liability litigation with respect to a Company Product.

Section 3.22  Questionable Payments. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries (nor any of their respective Representatives) has, in connection with the operation of their respective businesses, (a) used or promised any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law, or (b) paid, promised, accepted or received any unlawful contributions, payments, expenditures or gifts.

Section 3.23  Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of each of Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to the holders of the Company Common Stock, and such opinion has not been modified as of the date of this Agreement.

Section 3.24  Brokers and Other Advisors. Except for Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Company Advisors”), the fees of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or Affiliates. The Company has made available to Parent a true and complete copy of each of the engagement letters (including all amendments thereto) with the Company Advisors, which engagement letters (as so amended) sets forth the fees of the respective Company Advisor payable by the Company in connection with the Transactions.

Section 3.25  No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that, except (i) as disclosed in Parent’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010 or in any other reports, schedules, forms, statements and other documents filed by Parent with the SEC subsequent to such Form 20-F but prior to the date of this Agreement, but excluding any disclosures set forth in any risk factor section and any general statements which, in each case, are cautionary, predictive or forward-looking in nature or (ii) as disclosed in the disclosure schedule delivered by the Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”):

Section 4.1  Organization; Standing. Each of Parent and Merger Sub is duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to conduct its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified to do business and (to the extent applicable) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or in good standing would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. For purposes of this Agreement “Parent Material Adverse Effect” means any change, event, occurrence or effect which, individually or in the aggregate, would reasonably be expected to prevent or materially impede or materially delay the consummation by Parent or Merger Sub of the Transactions.

Section 4.2  Authority; Noncontravention.

(a)    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by all necessary corporate action by Parent and Merger Sub (including by each of their respective Boards of Directors) and adopted by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)    Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.3 (and any condition precedents to any such consent, authorization or approval has been satisfied), each of the filings referred to in Section 4.3 are made and any applicable waiting periods referred to therein have expired and any condition precedent to such consent, authorization, approval or waiver by Parent has been satisfied, violate any Law applicable to Parent or Merger Sub or (iii) result in a breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration, or cancellation of, any Contract to which Parent or Merger Sub is a party, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3  Governmental Approvals; Consents. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, (iv) approvals or filings required under, and compliance with other applicable requirements of, EC Merger Regulation or any other Foreign Antitrust Laws,

(v) filings required to be made with the Nasdaq Global Select Market System of The Nasdaq Stock Market and (vi) filings required to be made or given to, filed with or obtained from Governmental Authority by virtue of the jurisdictions in which the Parent or its Subsidiaries conduct business or own any assets, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, other than as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4  Information Supplied. The information supplied by Parent for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

Section 4.5  Ownership and Operations of Merger Sub. Parent indirectly owns all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.6  Sufficient Funds. Parent shall have available at the Closing, sufficient cash, marketable securities and other sources of immediately available funds to deliver the aggregate Merger Consideration and the Option Consideration under Section 2.4, any amounts payable pursuant to the Company Notes and Warrants and any other amounts incurred or otherwise payable by Parent, Merger Sub or the Surviving Corporation in connection with the Transactions, and there is no restriction on the use of such cash for such purposes. Parent has the financial resources and capabilities to fully perform its obligations under this Agreement. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

Section 4.7  Share Ownership. Neither Parent nor Merger Sub has been, at any time during the 3 years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, other than 100 shares of Company Common Stock held by Parent, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire any shares of capital stock of the Company except pursuant to this Agreement.

Section 4.8  Brokers and Other Advisors. Except for Credit Suisse Securities (USA) LLC, the fees of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.9  Access to Information. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has, to its knowledge, had access to (i) the books and records, facilities, contracts and other assets of the Company and its Subsidiaries which it and its affiliates have requested to review and (ii) the electronic “data room” maintained by the Company for purposes of the Transactions, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby.

ARTICLE V

COVENANTS

Section 5.1  Conduct of Business.

(a)    Except as expressly provided for by this Agreement, as required by applicable Law or as contemplated by Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to, (A) conduct its business in the ordinary course consistent with past practice and (B) use commercially reasonable efforts to preserve its existing relations with its customers, suppliers, distributors, creditors, lessors, agents, employees and business associates and to preserve intact its business organizations.

(b)    Without limiting the foregoing, unless Parent otherwise consents (which consent shall not be unreasonably withheld, delayed or conditioned other than those referred to below in clauses (i), (ii) and (iii) for which consent shall be at the sole discretion of Parent), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) issue, sell, grant, pledge, otherwise encumber or authorize to propose the issuance of capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, except for (A) the issuance of capital stock pursuant to any Contract set forth in Section 5.1(b)(i) of the Company Disclosure Schedule in accordance with the terms of such Contract as in effect on the date hereof, (B) the issuance of shares of Company Common Stock required to be issued upon exercise or settlement of Options, Warrants or Company Notes, in each case, outstanding on the date hereof on the terms in effect on the date hereof, or in connection with purchases pursuant to the ESPP, and (C) transactions among the Company and its wholly-owned Subsidiaries;

(ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except in connection with withholding to satisfy tax obligations with respect to Options, acquisitions in connection with the forfeiture of equity awards, or acquisitions in connection with the net exercise of Options;

(iii) (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, other than dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company, or (B) adjust, split, combine, subdivide or reclassify any shares of its capital stock;

(iv) incur any Indebtedness in an outstanding principal amount in excess of (A) $25 million per individual incurrence or (B) $100 million in the aggregate, except for Indebtedness (1) incurred to replace, renew, extend, refinance or refund any existing Indebtedness that do not increase the aggregate amount available thereunder and that do not provide for any termination fees or penalties, prohibit pre-payments or provide for any pre-payment penalties, or contain like provisions affecting to terminate or pre-pay such Indebtedness, or contain terms that are materially less favorable in the aggregate than those governing the existing Indebtedness, or (2) among the Company and any of its wholly-owned Subsidiaries or among any of such Subsidiaries;

(v) pledge, encumber or otherwise subject to a Lien or Encumbrance (other than a Permitted Lien or Permitted Encumbrance) any of its properties or assets, other than, (except with respect to capital stock of any Subsidiary of the Company) in the ordinary course of business so long as the value of such property or asset does not exceed $25 million individually or $100 million in the aggregate;

(vi) enter into or assume any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, (including for interest rate and foreign exchange rate hedging), except foreign exchange hedging on customary commercial terms in compliance with the Company’s hedging policies in effect on the date of this Agreement;

(vii) sell, lease, license or otherwise dispose of any of its properties or assets (including failing to maintain or abandon material registered Intellectual Property) with a value in excess of $10 million, other than (A) sales, leases, licenses and rentals in the ordinary course of business consistent with past practice, (B) pursuant to Contracts set forth in Section 5.1(b)(vii) of the Company Disclosure Schedule, (C) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, or (D) transfers among the Company and its Subsidiaries;

(viii) amend, modify, extend, renew or terminate any Lease, and shall not enter into any new material lease, sublease, license or other agreement for the use or occupancy of any real property;

(ix) make capital expenditures in excess of $25 million in the aggregate for the Company and its Subsidiaries taken as a whole during any consecutive 12-month period, except as budgeted in the Company’s current plan that was made available to Parent;

(x) make any acquisition (including by merger, consolidation, recapitalization, joint venture or otherwise) of the capital stock, material asset or property or a material portion of the assets of any other Person for consideration in excess of $25 million, except pursuant to Contracts in force on the date of this Agreement as set forth in Section 5.1(b)(vii) of the Company Disclosure Schedule or the acquisition of ChemGenex Pharmaceuticals Limited;

(xi) increase the compensation of or pay or agree to pay any pension, retirement allowance, retention payment, change in control payment, termination or severance pay, bonus or any other employee benefit not required by any existing Company Plan or other agreement or arrangement in effect on the date of this Agreement to, any of its directors, executive officers, employees or other service providers except (A) as required pursuant to applicable Law or the terms of Company Plans that have been disclosed to Parent prior to the date of this Agreement and (B) increases in salaries, wages and benefits of employees made in the ordinary course of business consistent with past practice (provided that payments of bonuses consistent with past practice and in accordance with the terms of written bonus arrangements in effect on the date hereof shall not constitute an increase in compensation);

(xii) terminate any executive officers or hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed $200,000, or enter into or amend any contracts of employment or any consulting, bonus, severance, retention, change in control, retirement or similar agreement, except for agreements for newly hired employees in the ordinary course of business consistent with past practice with an annual base salary and incentive compensation opportunity not to exceed $200,000 in the aggregate for any such employee;

(xiii) (i) adopt, amend or terminate any Company Plan, except as required by law or the terms of the Company Plan as in effect on the date hereof, or for the amendments to the 2004 Equity Compensation Plan contemplated by Proposal 2 contained in the Company’s Proxy Statement on Schedule 14A filed with the SEC on March 25, 2011, or (ii) enter into or adopt or increase benefits under, accelerate the vesting or payment of any outstanding award or compensation issued under, fund any liability under, or renew any existing Company Plan or benefit arrangement or any collective bargaining agreement; provided, however, that grants of awards under and in accordance with the Management Retention Plan shall not constitute a violation of this Section 5.1(b);

(xiv) make any material change to its methods of accounting in effect at December 31, 2010, except as required by GAAP (or any interpretation thereof), as required by the Financial Accounting Standards Board or any similar organization;

(xv) enter into, amend or modify in any material respect, or terminate any Company Material Contract other than in the ordinary course of business consistent with past practice or grant any release or relinquishment of any material right under any Company Material Contract;

(xvi) settle any Action, except any settlement of an Action (1) for an amount less than or equal to $10 million and (2) that does not impose any material limitation or restriction on any aspect of the conduct of their respective businesses; provided that, for the avoidance of doubt, (A) the Company shall not settle, and shall not permit any of its Subsidiaries to settle, any Action relating to a Company Product, where the aggregate sales for that product for the twelve (12) months prior to the date of such settlement were greater than or equal to $500 million and (B) such settlement must also comply with Section 5.1(b)(vii) subject to Section 5.1(b)(xvi) of the Company Disclosure Schedule;

(xvii) amend the Company Charter Documents or organizational documents of any of its Subsidiaries;

(xviii) adopt a plan or agreement of complete or partial recapitalization, restructuring, liquidation or dissolution;

(xix) maintain in effect all material Permits pursuant to which the Company or any of its Subsidiaries currently operates;

(xx) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for wholly owned Subsidiaries of the Company or otherwise in the ordinary course of business;

(xxi) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company), except as permitted by Section 5.1(b)(xxiii);

(xxii) enter into any material Contract or other material transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries on the other hand, other than in the ordinary course of business on terms no less favorable to the Company or its Subsidiary, as applicable, than the terms governing such transactions with third parties;

(xxiii) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice, including pursuant to existing indemnification agreements with officers and directors) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement outside of the ordinary course with, any of its officers or directors or any Affiliate of any of its officers or directors;

(xxiv) fail to maintain in full force and effect material insurance policies covering the Company and the Subsidiaries of the Company and their respective properties, assets and businesses in a form and amount consistent with past practice; or

(xxv) offer or agree to take any of the foregoing actions.

Section 5.2  Preparation of the Proxy Statement; Stockholders Meeting.

(a)    Subject to the terms and conditions of this Agreement, the Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. The Company shall, through the Board of Directors of the Company, but subject to the right of the Board of Directors of the Company to make a Company Adverse Recommendation Change pursuant to Section 5.3, (i) recommend to its stockholders that the Company Stockholder Approval be given (the “Company Board Recommendation”), (ii) include the Company Board Recommendation in the Proxy Statement, and (iii) unless there has been a Company Adverse Recommendation Change, the Company shall use all reasonable lawful action to solicit the Company Stockholder Approval.

(b)    The Company shall use its reasonable best efforts to prepare (with the assistance of Parent) and file a preliminary Proxy Statement as promptly as reasonably practicable following the date hereof (and in any event within 20 Business Days of the date of this Agreement), with the SEC and shall use its reasonable best efforts to respond (with the assistance of Parent) to any comments of the SEC or its staff, and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement has been cleared by the SEC for mailing to the Company’s stockholders. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will promptly supply Parent with copies of all correspondence between the Company or any of the Company’s Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Transactions. If at any time prior to the Company Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly notify Parent of such occurrence and promptly prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case to the extent required by applicable Law. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response; provided, however, that the requirement set forth in this sentence shall not apply with respect to a Takeover Proposal, a Superior Proposal, a Company Adverse Recommendation Change or any matters relating thereto. The Company shall use reasonable best efforts to ensure that the Proxy Statement complies as to form in all material respects with the requirements of the Exchange Act.

Section 5.3  No Solicitation; Change in Recommendation.

(a)    The Company agrees that it shall, and shall cause its Subsidiaries, directors, officers and employees to, and shall direct and use its reasonable best efforts to cause its other Representatives to, immediately cease all existing discussions or negotiations with any Person (other than Parent and its Affiliates) conducted heretofore with respect to any proposal that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, and request from each Person that has executed a confidentiality agreement with the Company the prompt return or destruction of all confidential information previously furnished to such Person or its Representatives and terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of the Company or any of its Subsidiaries. Except as expressly permitted in this Section 5.3, from the date of this Agreement until the earlier of the Effective Time or the date, if any on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, and shall cause its Subsidiaries, directors, officers and employees to, and shall direct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate, any Takeover Proposal or the making or consummation thereof by any Person (other than Parent), including by approving any transaction, or approving any Person (other than Parent and Merger Sub) becoming an “interested stockholder” for purposes of Section 203 of the DGCL), (ii) enter into, or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 5.3) or negotiations regarding any Takeover Proposal, (iii) furnish to any Person any information concerning the Company, or any access to the properties, books and records of the Company and its Subsidiaries, in connection with, any Takeover Proposal, or (iv) propose, agree or publicly announce an intention to take any of the foregoing actions or any other action which would reasonably be expected to lead to, encourage or facilitate a Takeover Proposal. Without limiting the foregoing, the Company agrees that in the event any Subsidiary of the Company or any of its and their respective Representatives takes any action which, if taken by the Company, would constitute a violation of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

(b)    Notwithstanding anything to the contrary contained in Section 5.3, if at any time after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or its Subsidiaries, or any of its or their respective Representatives receives a written Takeover Proposal, the Company, its Board of Directors and Representatives may engage in negotiations and discussions with, and furnish any information (so long as all such information has previously been made available to Parent or is made available to Parent prior to or concurrently with the time such information is made available to such Person) and other access to, any Person making such Takeover Proposal and its Representatives if, and only if, the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal and financial advisors, that (i) such Takeover Proposal would reasonably be expected to result in a Superior Proposal and (ii) the failure of the Board of Directors of the Company to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the stockholders of the Company under applicable Law; provided that prior to furnishing any material nonpublic information, the Company receives from the Person making such Takeover Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement is on Parent (excluding the “standstill” provisions and paragraph 2 thereof and except as otherwise contemplated by this Agreement), which confidentiality agreement shall not prohibit the Company from complying with the terms of this Section 5.3. The Company will promptly (i) notify Parent in writing of the receipt of such Takeover Proposal and (ii) communicate the material terms of such Takeover Proposal to Parent. The Company will keep Parent reasonably apprised of the status of and other matters relating to any such Takeover Proposal on a timely basis (including by providing the name of the Person making such Takeover Proposal and copies of material written proposals relating to the terms of such Takeover Proposal). Without limiting the generality of the foregoing, the Company shall notify Parent in advance of beginning to provide information to any third party related to a Takeover Proposal or beginning discussions with a third party related to a Takeover Proposal. In addition, from the date of this Agreement until the earlier of the Effective Time or the date, if any on which this Agreement is terminated pursuant to Section 7.1, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be a violation of its fiduciary duties to the stockholders of the Company under applicable Law.

(c)    Except as expressly permitted by this Section 5.3, neither the Company nor the Board of Directors of the Company shall (i)(A) withdraw, modify or qualify,

or publicly propose to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the approval of this Agreement and the transactions contemplated hereby, including the Merger, or the Company Board Recommendation or (B) approve or recommend, or publicly propose to approve or recommend, to the stockholders of the Company any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar agreement with respect to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.3(b) pursuant to and in accordance with the limitations set forth therein).

(d)    Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may make a Company Adverse Recommendation Change (and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 7.1(d)(ii)), if either (A)(1) the Board of Directors of the Company receives a written Takeover Proposal from any Person that is not withdrawn and (2) the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal or (B) a material development or material change in circumstances occurs or arises after the date of this Agreement that was not known by the Board of Directors of the Company as of the date of this Agreement and does not relate to (i) a Takeover Proposal or (ii) a material development or material change in circumstances of Parent, that does not also relate to the Company, in the case of either clause (A) or clause (B) of this Section 5.3(d), if and only if:

(i)  the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure of the Board of Directors of the Company to take such action would reasonably be expected to be a violation of its fiduciary duties under applicable Law; and

(ii)  solely with respect to clause (A) above of this Section 5.3(d) with respect to a Superior Proposal:

(1)    the Company provides Parent prior written notice of its intent to make any such Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) at least four (4) Business Days prior to taking such action, to the effect that the Board of Directors of the Company has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Board of Directors of the Company has resolved to effect a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 7.1(d)(ii), which notice shall specify the basis for such Company Adverse Recommendation Change or termination, including the material terms of the Superior

Proposal (a “Notice of Superior Proposal”) (it being understood that such Notice of Superior Proposal shall not in itself be deemed a Company Adverse Recommendation Change);

(2)    during such four (4) Business Day period, the Company negotiates in good faith with Parent (to the extent that Parent wishes to negotiate) to enable Parent to make an offer that is at least as favorable to the stockholders of the Company so that such Takeover Proposal would cease to constitute a Superior Proposal;

(3)     Parent does not, within such four (4) Business Day period, make an offer that the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor and outside legal counsel, to be an offer such that such Takeover Proposal would cease to constitute a Superior Proposal (provided that, in the event of any amendment to the financial (including form of consideration) or other material terms of such Takeover Proposal, the Company shall deliver to Parent a new written Notice of Superior Proposal and shall comply with the requirements of this Section 5.3(d) with respect to such new Notice of Superior Proposal); and

(4)    the Company’s Board of Directors, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub after receipt of such notice, continues to believe that such Takeover Proposal constitutes a Superior Proposal.

(e)    Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the shareholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure of the Company to make such disclosure would reasonably be expected to be a violation of applicable Law or (iii) informing any Person of the existence of the provisions contained in this Section 5.3; provided that any Company Adverse Recommendation Change may only be made in accordance with Section 5.3(d); it being understood that neither (A) a “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the Company) nor (B) a Distribution Date Delay (or a Form 8-K or other disclosure in respect thereof) shall be deemed to be or constitute a Company Adverse Recommendation Change.

(f)    As used in this Agreement, “Takeover Proposal” shall mean any bona fide proposal or offer (whether in writing or otherwise) from any Person (other than Parent, Merger Sub and any of its Affiliates thereof) relating to, or that is reasonably expected to lead to, any direct or indirect purchase or acquisition, in a single transaction or series of related transactions, of (A) any assets or businesses of the Company and its Subsidiaries (including securities of Subsidiaries) that constitute 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues, net income or earnings before interest expense, taxes depreciation and amortization on a consolidated basis are attributable, or (B) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 20% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer, license agreement or similar transaction.

(g)    As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal on terms which the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Takeover Proposal, would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (in each case, taking into account any revisions to this Agreement made or proposed by Parent); provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

(h)    For the avoidance of doubt, (i) nothing contained in this Section 5.3 shall restrict the ability of the Company and its Representatives from, in connection with Valeant’s existing consent solicitation and any of the Company’s consent revocation solicitations in connection therewith, or any consent solicitation commenced after the date hereof by any third party (including Valeant), whether or not in connection with a Takeover Proposal, continuing to solicit consent revocations and to make statements in connection therewith consistent with the statements that have been made by the Company in its solicitation materials filed with the SEC prior to the date hereof or other statements deemed necessary or desirable by the Company in good faith in connection with such consent revocation solicitations and (ii) no Company Adverse Recommendation Change shall change the approval of the Company’s Board of Directors for purposes of causing any Takeover Provision to be inapplicable to the transactions contemplated by this Agreement.

(i)    Except with respect to the Merger and the other transactions contemplated by this Agreement, the Board of Directors of the Company shall not (i) redeem the Rights (as defined in the Rights Agreement), (ii) amend the Rights Agreement or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or Merger Sub to acquire “Beneficial Ownership” (solely for purposes of this Section 5.3(i), as defined in the Rights Agreement) of 20% or more of the Common Stock (as defined in the Rights Agreement) without causing a “Distribution Date,” a “Stock Acquisition Date” or a “Flip-In Event” (as each such term is defined in the Rights Agreement) to occur; provided, that the Board of Directors of the Company shall be permitted to postpone the “Distribution Date” with respect to any Person that commences or announces an intent to commence a tender or exchange offer to acquire shares of Company Common Stock (a “Distribution Date Delay”).

Section 5.4  Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall (i) use their respective reasonable best efforts to (A) cause the Transactions to be consummated as soon as practicable, (B) make promptly any required submissions and filings under applicable Antitrust Laws with respect to the Transactions, (C) promptly furnish information required in connection with such submissions and filing under such Antitrust Laws, (D) keep the other parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws, including with respect to: (1) the receipt of any non-action, action, clearance, consent, approval or waiver, (2) the expiration of any waiting period, (3) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws and (4) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions and (E) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions as soon as practicable. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation, and all other applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)    In furtherance and not in limitation of the foregoing: (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as soon as practicable and in any event within ten (10) business days of the date hereof (unless the parties otherwise agree to a different date), and to supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable; (ii) Parent agrees to file with the European Commission as soon as practicable the Form CO, if any, required for the Transactions pursuant to the EC Merger Regulation and to supply as soon as practical any additional information and documentary material that may be required or requested by the European Commission and use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 5.4 necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from the European Commission as soon as practicable. The parties agree that they will use their reasonable best efforts to ensure that they have “substantially complied” with any “second request” for information from the U.S. Federal Trade Commission (“FTC”) or U.S. Department of Justice (“DOJ”) or similar request by the European Commission or other Governmental Authority under any Foreign Antitrust Law by October 15, 2011 if such compliance is required for clearance or approval.

(c)    The Company, Parent and Merger Sub shall: (i) promptly notify the others of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Authority concerning the Transactions and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Authority concerning the Transactions, (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions, including any settlement discussions, and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of Parent and Company may designate any non-public, competitively-sensitive information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information.

(d)    In furtherance and not in limitation of the foregoing, Parent and Merger Sub agree to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Authority, so as to enable the parties to close the Transactions as soon as practicable (and in any event no later than three (3) Business Days prior to the Walk-Away Date), including (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale, license or other disposition of assets or businesses of Parent or Company or their respective Subsidiaries, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company; provided, however, that any such action may, at the discretion of the Company, be conditioned upon consummation of the Transactions) (each a “Divestiture Action”) as may be necessary or required, to avoid the entry of, or to effect the dissolution of or vacate or lift, any order, decree or ruling, that would otherwise have the effect of preventing the consummation of the Transactions, and to ensure that no Governmental Authority with the authority to clear, authorize or otherwise approve the consummation of the Transactions contemplated by this Agreement, fails to do so as promptly as practicable and in any event no later than three (3) Business Days prior to the Walk-Away Date; provided that, notwithstanding any other provision of this Agreement to the contrary, Parent shall not be required to take any action or enter into or to negotiate any agreement with any Governmental Authority (1) to divest Nuvigil other than with respect to the divestiture of

Nuvigil ANDA rights (and their equivalents under the Laws of other jurisdictions); (2) that places any conduct, operational, financial or ownership restrictions of any kind on the business or actions of Parent or any of its Subsidiaries (including, after the Closing, the Company), either pre- or post-consummation of the Transactions, other than those that (x) are standard and customary in consent decrees or their equivalent under other Antitrust Laws enforcing asset divestitures and that are directly related to the assets that are being divested or (y) would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, it being agreed that Parent shall not be required to agree to any such restriction that would materially impair the value of Nuvigil; or (3) that requires relief with respect to Provigil or any generic equivalent of Provigil other than (i) with respect to the divestiture of Provigil ANDA rights (and their equivalents under the Laws of other jurisdictions), and (ii) such relief that is necessary to resolve objections to the Transaction raised in U.S. federal court by the FTC or DOJ that are ruled valid by the applicable court in a successful petition for a preliminary injunction to enjoin the Transactions or to resolve any written objections by Governmental Authorities under any Foreign Antitrust Laws seeking to enjoin or prohibit the Transaction. Parent shall have the sole and exclusive right to propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, any and all Divestiture Actions or otherwise to offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any Divestiture Action as may be required to resolve any Governmental Authority’s objections to the Transaction, provided, however, that Parent shall consider in good faith the views of the Company and its counsel in connection therewith.

(e)    In the event that any litigation or other administrative or judicial action or proceeding is commenced challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Transactions, Parent shall, subject to the terms of this Section 5.4, take any and all action to resolve any such litigation, action or proceeding and each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(f)    Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Transactions.

Section 5.5  Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Following such initial press release, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation and obtaining the other party’s consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent such disclosure is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 5.5 shall not apply to any release or public statement (a) made or proposed to be made by the Company in connection with a Takeover Proposal, a Superior Proposal, a Company Adverse Recommendation Change or any action taken pursuant thereto, (b) in connection with any dispute between the parties regarding this Agreement or the Transactions or (c) made pursuant to Section 5.3(h).

Section 5.6  Access to Information; Confidentiality.

(a)    Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company shall afford, and shall cause its Subsidiaries and their respective Representatives to afford, to Parent and Parent’s Representatives (i) reasonable access during normal business hours to the Company’s and its Subsidiaries’ personnel, properties, books, Contracts and records, and the Company shall furnish promptly to Parent such information concerning its business, assets, liabilities, employees and other aspects of the Company and its Subsidiaries, in each case, as Parent may reasonably request (other than any publicly available document filed by it pursuant to the requirements of federal or state securities Laws), (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require and (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties, litigation matters, personnel and environmental compliance of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request (including any final revenue summary and final summary monthly financial reporting package that is provided to the Company’s senior executive managers and a monthly discussion of such materials with the Company’s senior executive managers); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client privilege, or expose the Company to risk of liability for disclosure of sensitive or personal information or deemed in good faith to be too competitively sensitive to warrant disclosure (provided that the Company shall use its reasonable best efforts, as may be requested by Parent, to take such other actions (such as the redaction of identifying or confidential information, entry into a joint defense agreement or other agreement or by providing such access, inspections, data or other information solely to outside counsel to avoid the loss of attorney client privilege) as is necessary to provide such access, inspections, data or other information to Parent and Parent’s Representatives in compliance with applicable Law unless the Company in good faith deems such action to be materially harmful to the Company’s business interests). Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreement, dated as of April 11, 2011, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent shall not, and shall cause its Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions, it being acknowledged and agreed that the execution of this Agreement by the Company shall (A) constitute written consent by the Company, and the Confidentiality Agreement is hereby deemed amended and or waived to the extent required, to allow Parent, Merger Sub and their respective Representatives to contact and provide Evaluation Material (as defined in the Confidentiality Agreement) to potential sources of financing and their Representatives and (B) result in the ending of the Standstill Period (as defined in the Confidentiality Agreement) and the termination of Parent’s obligations pursuant to paragraph 5 thereof.

Section 5.7  Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent or (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby.

Section 5.8  Indemnification and Insurance.

(a)    From and after the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless (including by advancing expenses) each current and former director, officer and employee of the Company and any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or its Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to the Agreement or the Transactions), to the fullest extent permitted under applicable Law. Each of (x) the Company Charter Documents and the respective organizational documents of each of the Company’s Subsidiaries as currently in effect, (y) any indemnification agreements with an Indemnitee listed on Section 5.8(a) of the Company Disclosure Schedule, which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law and (z) the respective organizational documents of the Company’s Subsidiaries as currently in effect shall not, for a period of six (6) years from the Effective Time, be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees except, in the case of clauses (x) and (z), as required by applicable Law. Without limiting the foregoing, at the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the certificate of incorporation and by-laws of the Surviving Corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnitees no less favorable to the Indemnitees than as set forth in the Company Charter Documents in effect on the date of this Agreement, which provisions shall, for a period of six (6) years from the Effective Time, not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees except as required by applicable Law.

(b)    Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) for the persons who, as of the date of this Agreement, are covered by the Company’s existing D&O Insurance. Such “tail” insurance policies shall have terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement and the Transactions); provided, however, that the maximum aggregate premium for such insurance policies for any such year shall not be in excess of the Maximum Premium. Parent shall cause the Surviving Corporation to maintain such “tail” insurance policies in full force and effect for their full term. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the Indemnitees, for a period of at least six years from and after the Effective Time, the Company’s D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that that neither Parent nor the Surviving Corporation shall be required to pay an aggregate premium for such insurance policies in excess of 250% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance (the

“Maximum Premium”); and provided, further, that if the premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)    The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d)    In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

Section 5.9  Fees and Expenses. Except as provided in Section 7.3, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such fees or expenses.

Section 5.10  Section 16. The Company shall take all steps reasonably necessary to cause the Transactions, including any dispositions of equity securities of the Company (including derivative securities with respect to such equity securities of the Company) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11  Employee Matters.

(a)    For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each active employee of the Company and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) (“Company Employees”) annual base salary and base wages, annual cash incentive opportunity, and employee benefits, in each case, that are no less favorable in the aggregate than such annual base salary and base wages, annual cash incentive opportunity, and employee benefits provided to the Company Employees on the effective date of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, (x) (i) Parent shall or shall cause the Surviving Corporation to provide Company Employees whose employment terminates during the two-year period following the Effective Time with severance benefits at levels no less than and pursuant to the terms of the Company’s severance policies as set forth on Section 5.11 of the Company Disclosure Schedule and (ii) such severance benefits shall be determined taking into account the service crediting provisions set forth in Section 5.11(b) below; and (y) Parent shall, or shall cause the Surviving Corporation to, continue to participate in the Retiree Health Access program (or a successor or similar program) during the two year period following the Effective Time in the same manner as the Company participates in such program immediately prior to the Effective Time, to the extent such program remains available on terms, and a cost, comparable to those in effect immediately prior to the Effective Time.

(b)    For all purposes (including purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was credited, before the Effective Time, for such service under any similar Company employee benefit plan in which such Company Employee participated immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)    From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Company Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time and the transactions contemplated hereunder shall be deemed to constitute a “change in control,” “change of control” or “corporate transaction” under such Company Plans, arrangements or agreements. With respect to any annual cash incentive opportunity in effect on the date of this Agreement which is based upon the Company’s performance for the 2011 fiscal year as the applicable performance period, Parent shall continue such arrangements in accordance with their terms for the balance of the Company’s 2011 fiscal year, with such adjustments to performance criteria as are determined by the applicable plan administrator in good faith to be appropriate to reflect the

Transaction, provided the adjusted criteria are substantially comparable to the criteria in effect prior to Effective Time. Any Company Employee whose employment terminates by reason of a Qualifying Termination (as defined in the Management Retention Plan, whether or not such Company Employee participates in such plan) following the Effective Time during fiscal 2011 shall be paid an annual bonus, as soon as practicable following such Qualifying Termination, equal to the product of (i) such Company Employee’s target annual bonus for fiscal 2011 and (ii) a fraction, the numerator of which is the number of days in 2011 that such individual was a Company Employee, and the denominator of which is 365. Any Company Employee whose employment terminates by reason of a Qualifying Termination after 2011 but prior to the date that annual bonuses are paid with respect to fiscal 2011 shall, as soon as practicable following such Qualifying Termination, be paid such Company Employee’s target annual bonus for fiscal 2011.

(d)    Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement (i) shall be treated as an amendment to any Company Plan; (ii) shall obligate Parent or the Surviving Corporation to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee; (iii) shall prohibit or restrict Parent or the Surviving Corporation from terminating the employment of any employee; (iv) shall prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement; or (v) is intended to or shall confer third party beneficiary rights on any Company Employee with respect to the matters set forth in this Section 5.11.

(e)    If the Closing Date is on a date which is later than the date on which annual Option and Restricted Stock grants would have been made by the Company in the ordinary course of business consistent with past practice, Parent agrees to make equity grants to Company Employees on a basis reasonably comparable to substantially similarly situated employees of Parent and its Subsidiaries on or about the date such grants are next made to such similarly situated employees of Parent and its Subsidiaries in accordance with its regular granting practices.

Section 5.12  Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 5.13   No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14  Takeover Laws. The Company and its Board of Directors shall each (1) use its reasonable best efforts to ensure that no Takeover Provision is or becomes applicable to the Transactions and (2) if any Takeover Provision becomes applicable to the Transactions, use its reasonable best efforts to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Provision on the Transactions.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained; and

(b)    Regulatory Approvals. (1) All waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (2) any required approval of the Merger by the European Commission shall have been obtained pursuant to EC Merger Regulation; and

(c)    No Injunctions or Restraints. No Law, order, decree, judgment, injunction or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2  Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company set forth in (i) (A) the first sentence of Section 3.1, (B) the first and second sentences of Section 3.2(a), (C) the first sentence of Section 3.2(b), (D) the first and second sentences of Section 3.2(c) and (E) Section 3.3(a), (c) and (d) shall be true and correct in all material respects with the same effect as though made on and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) this Agreement other than those set forth in clause (i) above, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective

Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)    Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all agreements, obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)    Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, occurrence, circumstance or effect which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

Section 6.3  Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where such failures to be so true and correct would not have or reasonably be expected not to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 6.4  Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by Section 5.4.

ARTICLE VII

TERMINATION

Section 7.1  Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (with any termination by Parent also being an effective termination by Merger Sub):

(a)    by the mutual written consent of the Company and Parent; or

(b)    by either of the Company or Parent:

(i)    if the Merger shall not have been consummated on or before December 2, 2011 (as it may be extended pursuant to the following proviso, the “Walk-Away Date”); provided, however, that if the Closing has not occurred by such date and on such date the conditions set forth in Section 6.1(b) have not been satisfied or waived and each of the other conditions to consummation of the Merger set forth in Article VI has been satisfied, waived or remains capable of satisfaction, then the Walk-Away Date shall automatically be extended to March 2, 2012; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii)    if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party that has failed to comply with its obligations under Section 5.4 in any material respect with respect to Restraint;

(iii)    if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting; or

(c)    by Parent,

(i)    if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (ii) cannot be cured by the Company by the Walk-Away Date or, if capable of being cured, shall not have been cured within 30 calendar days following receipt of written notice from the Parent stating the Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder;

(ii)    the Board of Directors of the Company: (A) shall have effected a Company Adverse Recommendation Change or (B) the Company fails to include the Company Board Recommendation in the Proxy Statement;

(iii)    if the Board of Directors of the Company shall have failed to reject (and, if requested by Parent, publicly recommend against) any Takeover Proposal within ten (10) Business Days after such Takeover Proposal is publicly announced or otherwise becomes publicly known;

(iv)    if a tender or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have publicly disclosed within ten (10) Business Days after such tender or exchange offer is first commenced a statement that the Company Board recommends rejection of such tender or exchange offer;

(v)    if the Board of Directors of the Company fails to reaffirm publicly the Company Board Recommendation within ten (10) Business Days of Parent’s written request for such reaffirmation (provided, that (A) such reaffirmation may include such additional disclosures as would reasonably be necessary to satisfy the fiduciary duties of the Board of Directors of the Company or comply with applicable Law and (B) Parent shall be entitled to make such a written request for reaffirmation only once for each Takeover Proposal and once for each material amendment to such Takeover Proposal); or

(d)     by the Company,

(i)    if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (ii) cannot be cured by Parent or Merger Sub by the Walk-Away Date or, if capable of being cured, shall not have been cured within 30 calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; provided that, Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder; or

(ii)    in order to enter into a transaction that is a Superior Proposal, if prior to the receipt of the Company Stockholder Approval, (A) the Company complies with the procedures set forth in Section 5.3(d) with respect to a Superior Proposal and (B) prior to or concurrently with such termination, the Company pays the Termination Fee due under Section 7.3(d)(iii).

Section 7.2  Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.9, 7.2 and 7.3, Article VIII and the last sentence of Section 5.6, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates; provided, however, that, subject to Section 7.3 (including the limitations on liability contained therein), no party shall be relieved or released from any liabilities or damages arising out of (i) any willful and material breach of its obligations, under this Agreement or (ii) fraud.

Section 7.3  Termination Fee.

(a)    In the event that this Agreement is terminated:

(1)    (A) by (1) Parent or the Company pursuant to Section 7.1(b)(iii) or Section 7.1(b)(i) (in the case of Section 7.1(b)(i), only if at such time the Company has failed to hold the Company Stockholders Meeting and Parent is not in breach of its obligations under Section 5.4) or (2) Parent pursuant to Section 7.1(c)(i), (B) a bona fide Takeover Proposal (excluding the Takeover Proposal by Valeant that was publicly announced on March 29, 2011, but including any revised Takeover Proposal at a higher price from Valeant after the date hereof) shall have been publicly disclosed after the date hereof and not clearly withdrawn in good faith prior to the Company Stockholders Meeting (in the case of termination pursuant to Section 7.1(b)(iii)), prior to the termination date (in the case of termination pursuant to Section 7.1(b)(i)) or prior to the breach giving rise to the right of termination (in the case of termination pursuant to Section 7.1(c)(i)) and (C) within 12 months of the date this Agreement is terminated, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Takeover Proposal or consummates the transactions contemplated by any Takeover Proposal (provided that for purposes of this clause (C), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then the Company shall pay to Parent the Termination Fee on the date of entry into such agreement or, if earlier, consummation of such Takeover Proposal.

(2)    by Parent pursuant to Section 7.1(c)(ii), Section 7.1(c)(iii), Section 7.1(c)(iv) or Section 7.1(c)(v), then the Company shall pay to Parent the Termination Fee within two (2) Business Days of such termination.

(3)    by the Company pursuant to Section 7.1(d)(ii), then the Company shall pay to Parent the Termination Fee prior to or concurrently with such termination.

(b)    Notwithstanding the foregoing, in no event shall the Company be required to pay the fee referred to in this Section 7.3(a) on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger

Sub with respect to this Agreement and the Transactions in the event any such payment becomes due and payable and is paid, and, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Merger Sub under this Agreement; provided, however, that the Company shall not be relieved or released from any liabilities or damages arising out of its willful and material breach of Section 5.2 or Section 5.3; provided, further, that the aggregate amount of damages determined by a court to be payable by the Company pursuant to the foregoing proviso shall be reduced by the amount of any Termination Fee payable to Parent pursuant this Section 7.3.

(c)    The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement. Any amount that becomes payable pursuant to Section 7.3(a) shall be paid by wire transfer of immediately available funds to an account designated by Parent in writing and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2  Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.3  Waiver. At any time prior to the Effective Time, any party may, subject to applicable Law, (i) waive any inaccuracies in the representations and warranties of any other party hereto, (ii) extend the time for the performance of any of the obligations or acts of any other party hereto or (iii) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, without the prior written consent of any other party to this Agreement, Parent and/or Merger Sub may assign any or all of its rights hereunder to (a) one or more of its affiliates or any future owner of the business (whether by merger, consolidation, sale of stock, sale of assets or otherwise) and (b) any financial institution that extends finances to Parent, Merger Sub or any of their Affiliates, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder. Any purported assignment not permitted under this Section shall be null and void.

Section 8.5  Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 8.6  Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule and Parent Disclosure Schedule, and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8 hereof, is not intended to and shall not confer upon any Person other than the parties hereto and their respective successors or permitted assignees any rights or remedies hereunder.

Section 8.7  Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)    Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware),

(ii) it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)    Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.7 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article VIII. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.8  Specific Enforcement. The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason any of Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. The parties agree that (x) by seeking the remedies provided for in this Section 8.8, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.8 are not available or otherwise are not granted and (y) nothing contained in this Section 8.8 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.8 before exercising any termination right under Article VII (and, if applicable, pursuing damages after such termination) nor shall the commencement of any Action pursuant to this Section 8.8 or anything contained in this Section 8.8 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 8.9  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10   Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Teva Pharmaceutical Industries Ltd.

5 Basel St

Petach Tikva, Israel 49131

Attention: General Counsel

Facsimile: 011-972-3-926-7429

with a copy (which shall not constitute notice) to:

Teva Americas

425 Privet Road

Horsham, PA 19044

Attention:  General Counsel

Facsimile:  215-293-6499

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:  David Fox

                  Jeffrey Symons

Facsimile: (212) 446-6460

If to the Company, to:

41 Moores Road

P.O. Box 4011

Frazer, Pennsylvania 19355

Attention:  General Counsel

Facsimile: (610) 738-6367

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036-6522

Attention: Eileen T. Nugent, Esq.

                  Neil Stronski, Esq.

Facsimile: (212) 735-2000

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.11  Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.12  Definitions.

(a)    As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Material Contract” means any written or oral agreement, contract, subcontract, settlement agreement, sublease, instrument, purchase order, license, sublicense, insurance policy, loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease (each, a “Contract”) which is binding upon the Company or any of its Subsidiaries that:

(i)  would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)  contain covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict or purport to restrict the ability of the Surviving Corporation or

Parent or any of their Affiliates) to compete in any business or with any Person or in any geographic area;

(iii)  involve any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or other derivative Contract, or any other interest rate or foreign currency protection Contract;

(iv)  other than solely among wholly owned Subsidiaries of the Company, relate to Indebtedness for amounts in excess of $100 million; or

(v)  involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated.

“Company Notes” shall mean the notes issued pursuant to (i) the Indenture, dated June 7, 2005, between the Company and U.S. Bank, National Association, as trustee and (ii) the Indenture, dated May 7, 2009 between the Company and U.S. Bank, National Association, as trustee.

“Company Plans” shall mean (i) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA)) that the Company or any of its ERISA Affiliates sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any direct or contingent material liability; and (ii) each other material employee benefit plan, program or arrangement, whether written or unwritten, including without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, retention or change in control plan, program or arrangement, or employment or consulting agreement, for any current or former employee or director of, or other service provider to, the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its ERISA Affiliates presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its ERISA Affiliates could have any direct or contingent material liability.

“Company Product” means all marketed products, and all compounds and product candidates that are being evaluated by the Company or any of its Subsidiaries, whether in clinical trials as to which the Company or any of its Subsidiaries holds the applicable investigational new drug applications or in earlier stages of development.

“Company Stock Plans” shall mean the Company 2000 Equity Compensation Plan for Employees and Key Advisors and the Company 2004 Equity Compensation Plan and other plan or program pursuant to which compensatory equity awards or equity-related awards have been or may be granted.

“EC Merger Regulation” shall mean Council Regulation 139/2004 of the European Community, as amended.

“Encumbrances” shall mean any mortgage, deed of trust, lease, license, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or encumbrance of any kind or nature.

“Environmental Laws” means all Laws and all judicial and administrative orders and determinations relating to public or worker health or safety (as related to exposure to Hazardous Materials), pollution or protection of human health or the environment, including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means the Company, any Subsidiary of the Company or any entity that would be deemed a “single employer” with the Company or any Subsidiary of the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ESPP” shall mean the Cephalon, Inc. 2010 Employee Stock Purchase Plan.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality.

“Hazardous Materials” means any (a) substances defined, listed, classified or regulated as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants”, “wastes”, “radioactive materials”, “petroleum”, “oils”, or words of similar import under any Environmental Law, and (b) any other chemical, material, waste or substance that is regulated or for which liability can be imposed under any Environmental Law.

“Healthcare Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Healthcare Regulatory Authority, including all investigational new drug applications and new drug applications.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to any Person, any (i) any indebtedness for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) indebtedness of any such Person evidenced by any note, bond, debenture or other similar debt security, (iii) any capital lease obligations, (iv) commitment of any such Person by which it assures a financial institution against loss (including contingent reimbursement obligations with respect to banker’s acceptances or letters of credit), (v) liability of any such Person with respect to interest rate or currency exchange swaps, collars, caps and similar hedging obligations and (vi) responsibility or liability of any such Person directly or indirectly as obligor, guarantor, surety or otherwise of any of the foregoing (other than, with respect to the Company and its subsidiaries, any such arrangements solely between Persons comprising the Company and its subsidiaries).

“Intellectual Property” shall mean, in any and all jurisdictions throughout the world, all (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, extensions and counterparts thereof (ii) trademarks, trade names, service marks, logos, corporate names, internet domain names and other indicia of origin, and any applications and registrations, and renewals, for any of the foregoing, together with all goodwill associated with each of the foregoing, (iii) works of authorship (whether or not copyrightable or registered), copyrights (including copyrights (whether or not registered) in computer software, mask works and databases), and all registrations, applications and renewals for any of the foregoing, (iv) computer software (including source code and object code, data, databases and related documentation), (v) trade secrets, proprietary and other confidential information, data, and know-how (including inventions, improvements, methods, processes, research and development, laboratory notebooks, specifications and technical information) and all other intellectual property, and (vi) tangible embodiments of any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” shall mean, in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.12 of the Company Disclosure Schedule.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Liens” shall mean any pledges, liens, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

“Management Retention Plan” shall mean, collectively, the 2011 Management Retention Plan of the Company and form award agreement thereunder delivered to Parent prior to the date hereof.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary.

“Permitted Encumbrances” shall mean easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances that (i) are disclosed in the public records, (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property, and (iii) individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact the Company’s current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company’s present or contemplated business operations at such location.

“Permitted Liens” shall mean (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business for amounts which are not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (c) Liens reflected in the Filed Company SEC Documents, (d) Liens arising under or in connection with applicable building and zoning laws, codes, ordinances, and state and federal regulations which regulate the use or occupancy of such Real Property or the activities conducted thereon and which are imposed by any governmental authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business of the Company or its Subsidiaries thereon and (e) Liens arising in the ordinary course of business that are not material in amount and do not materially interfere with the use (as currently used in the operation of the Company and its Subsidiaries) of the property encumbered thereby or for which adequate reserves exist.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to any Person, the advisors, attorneys, accountants, consultants, financing sources or other representatives (acting in such capacity) retained by such Person or any of its controlled Affiliates, together with directors, officers and employees of such Person and its Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Termination Fee” shall mean an amount equal to $275 million.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“Warrants” refers to the warrants relating to the Company Common Stock as evidenced by the (i) letter agreement between the Company and Deutsche Bank AG, dated June 2, 2005, as amended on June 28, 2005 and as further amended by the Termination and Assignment Agreement dated as of December 19, 2006, among the Company, Deutsche Bank AG, Visium Balanced Fund, LP, Visium Balanced Offshore Fund, Ltd., Visium Long Bias Fund, LP, Visium Long Bias Offshore Fund, Ltd. and Atlas Master Fund, Ltd, and as further amended by the Warrant Exchange Agreement dated as of May 21, 2009 among the Company, Visium Balanced Fund, LP, Visium Balanced Offshore Fund, Ltd., Visium Long Bias Fund, LP, Visium Long Bias Offshore Fund, Ltd. and Atlas Master Fund, Ltd, and (ii) letter agreement between the Company and Deutsche Bank AG, dated May 21, 2009, as amended and restated on May 22, 2009, in each case, including adjustments made in accordance with their terms.

The following terms are defined on the page of this Agreement set forth after such term below:

Affiliate	59
Agreement	1
Antitrust Laws	41
Balance Sheet Date	15
Bankruptcy and Equity Exception	12
Board of Directors	12
Book-Entry Shares	3
Business Day	59
Certificate	3
Certificate of Merger	2
Claim	45
Closing	1
Closing Date	1
Code	6
Company	1
Company Adverse Recommendation Change	38
Company Advisors	28
Company Board Recommendation	35
Company Charter Documents	10
Company Common Stock	3
Company Disclosure Schedule	8
Company Employees	47
Company Intellectual Property	21
Company Material Adverse Effect	8
Company Material Contract	59
Company Notes	60
Company Pension Plan	18
Company Plans	60
Company Preferred Stock	10
Company Product	60
Company SEC Documents	13
Company Securities	11
Company Stock Plans	60
Company Stockholder Approval	13
Company Stockholders Meeting	35
Confidentiality Agreement	45
Contract	59
D&O Insurance	46
DEA	9
DGCL	1
Dissenting Shares	6
Dissenting Stockholders	6

Divestiture Action	42
EC Merger Regulation	61
Effective Time	2
EMEA	13
Encumbrances	61
Environmental Laws	61
ERISA	61
ERISA Affiliate	61
ESPP	61
Exchange Act	13
FDA	9
Filed Company SEC Documents	8
Foreign Antitrust Laws	13
Foreign Benefit Plan	19
GAAP	61
Governmental Authority	61
Hazardous Materials	61
Healthcare Regulatory Authority	13
Healthcare Regulatory Authorizations	61
HSR Act	62
Indebtedness	62
Indemnitee	45
Indemnitees	45
Intellectual Property	62
IP Contracts	22
IRS	62
Knowledge	62
Laws	16
Leased Real Property	62
Leases	62
Liens	63
Management Retention Plan	63
Maximum Premium	47
Merger	1
Merger Consideration	3
Merger Sub	1
New Plans	48
Notice of Superior Proposal	39
Old Plans	48
Option	6
Option Consideration	7
Owned Real Property	63
Parent	1
Parent Disclosure Schedule	28

Parent Material Adverse Effect	29
Paying Agent	3
Permits	16
Permitted Encumbrances	63
Permitted Liens	63
Person	63
Proxy Statement	13
Real Property	63
Release	63
Representatives	64
Restraints	50
Restricted Stock	7
Rights Agreement	10
Sarbanes-Oxley Act	14
SEC	64
Securities Act	10
Significant Subsidiary	10
Subsidiary	64
Subsidiary Charter Documents	10
Subsidiary Securities	11
Superior Proposal	40
Surviving Corporation	1
Takeover Proposal	39
Takeover Provisions	23
Tax Returns	17
Taxes	17
Termination Fee	64
Transactions	64
U.S. Export Control and Import Laws	27
Valeant	9
Walk-Away Date	67
Warrants	64

Section 8.13  Interpretation.

(a)    When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Law. References to a Person are also to its permitted assigns and successors. All references to “dollars” or “$” refer to currency of the United States of America.

(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)    Disclosure of any matter in any Section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be disclosure of such matter with respect to any other sections of the Company Disclosure Schedule or Parent Disclosure Schedule, respectively, to which such matter is specifically cross referenced or to which such matter relates to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to the relevant representation or warranty of such other Section. The inclusion of any item in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(d)    No party hereto nor any other Person will have or be subject to any liability or obligation to any other party hereto or any other Person resulting from the distribution to it of, or its use of, any information, including any information, documents, projections, forecasts of other material made available to it in certain “data rooms” (electronic or otherwise) or management presentations in expectation of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in Article III or Article IV, as applicable, of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, each party hereto acknowledges and agrees that (i) none of the other parties hereto nor any Person on behalf of such other party is making or has made (A) any representation or warranty whatsoever, either express or implied, as to the accuracy or completeness of any of the information provided or made available to it or any of its Representatives, beyond those expressly given by such other party in Article III or Article IV, as applicable, of this Agreement and (B) any representations or warranties with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available to it or any of its Representatives, and (ii) no party has been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, other than those expressly set forth in Article III or Article IV, as applicable, of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CEPHALON, INC.

By:	/s/ J. Kevin Buchi
Name: J. Kevin Buchi
Title: Chief Executive Officer

TEVA PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ Shlomo Yanai
Name: Shlomo Yanai
Title: President and Chief Executive Officer

By:	/s/ Itzhak Krinsky
Name: Itzhak Krinsky, Ph.D.
Title: Corporate Vice President — Business Development

COPPER ACQUISITION CORP.

By:	/s/ William S. Marth
Name: William S. Marth
Title: President

By:	/s/ Austin D. Kim
Name: Austin D. Kim
Title: Secretary

Annex B

Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005

May 1, 2011

Board of Directors

Cephalon, Inc.

41 Moores Road

Frazer, Pennsylvania 19355

Lady and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Cephalon, Inc. (the “Company”) in connection with the Agreement and Plan of Merger, dated as of May 1, 2011 (the “Merger Agreement”), among Teva Pharmaceutical Industries Ltd. (“Parent”), Copper Acquisition Corp., a subsidiary of Parent (“Merger Sub”), and the Company, which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than dissenting shares and shares owned by the Company as treasury stock or by Parent or Merger Sub, will be converted into the right to receive $81.50 in cash (the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock.

In connection with our role as financial advisor to the Board of Directors of the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) to the extent publicly available, compared certain financial and stock market information for the Company with similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) to the extent publicly available, reviewed the financial terms of certain recent business combinations or acquisition transactions which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Board of Directors Cephalon, Inc. May 1, 2011 Page 2

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company, Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company, Parent or the combined company (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby under each of the individual cases included in such forecasts. In rendering our opinion, we express no view as to the reasonableness of such forecasts, the assumptions on which they are based or the probability adjustments reflected in each of the individual cases included in such forecasts. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us, as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any material waiver, modification or amendment of any term, condition or agreement. We also have assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and for the use and benefit of, the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. Following the public disclosure by Valeant Pharmaceuticals International, Inc. of its non- binding proposal to acquire 100% of the outstanding shares of Company Common Stock, we solicited, at the Company’s direction, indications of interest and definitive proposals from third parties with respect to a

Board of Directors Cephalon, Inc. May 1, 2011 Page 3

possible acquisition of the Company. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of Company Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration to be received by the holders of Company Common Stock.

Deutsche Bank will be paid a fee for its services as financial advisor to the Board of Directors of the Company in connection with the Transaction, a portion of which is contingent upon delivery of this opinion, a portion of which is payable whether or not the Transaction is consummated, and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Parent or its affiliates for which they have received compensation, but the DB Group has not provided any such services to Parent or its affiliates in the past two years. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to the Company or its affiliates for which they have received, and in the future may receive, compensation, including acting as financial advisor to the Company in connection with its acquisition of Gemin X Pharmaceuticals, Inc. announced in March 2011, as financial advisor to the Company in connection with its strategic alliance with, and equity investment in, Mesoblast Limited announced in December 2010, as financial advisor to the Company in connection with its acquisition of Mepha AG announced in February 2010, and as book-running managing underwriter with respect to an offering (the “2.50% Convertible Notes Offering”) of the Company’s 2.50% convertible senior subordinated notes due May 1, 2014 (aggregate principal amount $500 million) and an offering of 5,000,000 shares of Company Common Stock in May 2009. In addition, a member of the DB Group is currently a lender under the Company’s $200 million revolving credit facility (aggregate commitment $36 million) and any amounts outstanding thereunder are expected to be repaid prior to, or in connection with, the Transaction. A member of the DB Group is party to convertible note hedge transactions (the “Hedge Transactions”) with, and holds certain warrants issued to it by, the Company in connection with each of the 2.50% Convertible Notes Offering and an offering of the Company’s 2.00% convertible senior subordinated notes due June 1, 2015 (the terms of which are described in Current Reports on Form 8-K filed by the Company with the SEC on May 28, 2009 and June 8, 2005). It is expected that the Hedge Transactions will be exercised, and the warrants will terminate, in each case in accordance with their terms, in connection with the Transaction. In accordance with the engagement letter, dated November 4, 2009, between the Company and Deutsche Bank, members of the DB Group and the Company entered into a letter agreement, dated April 15, 2011, that fixes DB Group’s economics in connection with the exercise of the Hedge Transactions regardless of the price paid for the shares of Company Common Stock in a cash

Board of Directors Cephalon, Inc. May 1, 2011 Page 4

acquisition of the Company. The DB Group may also provide investment and commercial banking services to Parent, the Company and their respective affiliates in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent and the Company (or their respective affiliates) for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

/s/    Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.

Annex C

Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE & INVESTMENT BANKING

May 1, 2011

The Board of Directors

Cephalon, Inc.

41 Moores Road

Frazer, Pennsylvania 19355

Members of the Board of Directors:

We understand that Cephalon, Inc. (“Cephalon”) proposes to enter into an Agreement and Plan of Merger, dated as of May 1, 2011 (the “Agreement”), among Teva Pharmaceutical Industries Ltd. (“Teva”), Cooper Acquisition Corp., a wholly owned subsidiary of Teva (“Merger Sub”), and Cephalon, pursuant to which, among other things, Merger Sub will merge with and into Cephalon (the “Merger”), and each outstanding share of the common stock, par value $.01 per share, of Cephalon (“Cephalon Common Stock”) will be converted into the right to receive $81.50 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Cephalon Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Cephalon;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Cephalon furnished to or discussed with us by the management of Cephalon, including certain financial forecasts relating to Cephalon prepared by the management of Cephalon (such forecasts, “Cephalon Forecasts”);

(3)	discussed the past and current business, operations, financial condition and prospects of Cephalon with members of senior management of Cephalon;

(4)	reviewed the trading history for Cephalon Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(5)	compared certain financial and stock market information of Cephalon with similar information of other companies we deemed relevant;

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

Cephalon, Inc.

(6)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant; and

(7)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Cephalon that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Cephalon Forecasts, we have been advised by Cephalon, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Cephalon as to the future financial performance of Cephalon under each of the individual cases reflected in such forecasts. In rendering our opinion, we express no view as to the reasonableness of the Cephalon Forecasts, the assumptions on which they are based or the probability adjustments reflected in each of the individual cases included in such forecasts. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cephalon or Teva, nor have we made any physical inspection of the properties or assets of the Cephalon or Teva. We have not evaluated the solvency or fair value of Cephalon or Teva under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Cephalon, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Cephalon or the contemplated benefits of the Merger.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of the Cephalon Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Following the public disclosure by Valeant Pharmaceuticals International, Inc. of its non-binding proposal to acquire 100% of the outstanding shares of Company Common Stock, we solicited, at the Company’s direction, indications of interest and definitive proposals from third parties with respect to a possible acquisition of the Company. No opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Cephalon or in which Cephalon might engage or as to the underlying business decision of Cephalon to proceed with or effect the Merger. We are not expressing any opinion as to the prices at which the Cephalon Common Stock will trade at any time, including following announcement of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

Cephalon, Inc.

We have acted as financial advisor to the Board of Directors of Cephalon in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion, a significant portion of which is contingent upon consummation of the Merger and a portion of which is payable whether or not the Transaction is consummated. In addition, Cephalon has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Cephalon, Teva and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Cephalon and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) financial advisor in connection with certain mergers and acquisitions transactions and (ii) arranger, bookrunner and/or lender under certain credit facilities.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Teva and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under certain credit facilities and (ii) having provided or providing certain treasury and trade services.

It is understood that this letter is for the benefit and use of the Board of Directors of Cephalon in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Cephalon Common Stock is fair, from a financial point of view, to such holders.

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

Cephalon, Inc.

Very truly yours,

/s/    Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

Annex D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Delaware Code

TITLE 8 Corporations

CHAPTER 1. GENERAL CORPORATION LAW

Subchapter IX. Merger, Consolidation or Conversion

8 Del. C. § 262. Appraisal rights.

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256,§ 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251 (f) of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

(a)	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(b)	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

(c)	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

(d)	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

CEPHALON, INC.

41 MOORES ROAD

FRAZER, PA 19355

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2, and 3.					For	Against	Abstain

1.	Proposal to adopt the Agreement and Plan of Merger by and among Cephalon, Inc., Teva Pharmaceutical Industries Ltd. and Copper Acquisition Corp. as it may be amended from time to time.				☐	☐	☐

2.	Proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to approve proposal number 1 at the time of the Special Meeting.				☐	☐	☐

3.

Non-binding proposal to approve certain compensation arrangements for Cephalon, Inc.’s named executive officers in connection with the merger contemplated in the Agreement and Plan of Merger by and among Cephalon, Inc., Teva Pharmaceutical Industries Ltd. and Copper Acquisition Corp. as it may be amended from time to time.

					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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CEPHALON, INC. Special Meeting of Shareholders This proxy is solicited by the Board of Directors of Cephalon, Inc.

The undersigned, whose signature appears on the reverse, hereby appoints J. Kevin Buchi and Gerald J. Pappert and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the shares of common stock of CEPHALON, INC. which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held on July 14, 2011 and at any and all adjournments or postponements thereof, on all matters that may properly come before the meeting. Your shares will be voted as directed on this card. If signed and no direction is given for any item, it will be voted in favor of items 1, 2 and 3. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof. To vote by telephone or Internet, please see below. To vote by mail, please sign and date this card on the reverse side, and mail promptly in the enclosed postage-paid envelope.

Special Instructions for 401(K) Participants

If you participate in the Cephalon, Inc. 401(k) Profit Sharing Plan, which we refer to as the 401(k) plan, the trustee of the 401(k) plan will vote shares of common stock equal to the number of shares of Cephalon common stock equivalent to the interest in Cephalon common stock credited to your account as of the record date according to your instructions. A participant’s allocated 401(k) shares of common stock will not be voted by the trustee if no instructions are received from such participant. Participants in the 401(k) plan have received separate instructions from Vanguard Fiduciary Trust Company in connection with this proxy statement that provide information on how to vote the participant’s shares of common stock in the 401(k) plan.

Your vote is important. By returning your voting instructions promptly, you can avoid the inconvenience of receiving follow-up mailings plus help the Company avoid additional expenses.

Continued and to be signed on reverse side